Prospectus Supplement

Interests in

SBERA 401(k) PLAN AS ADOPTED BY

GEORGETOWN SAVINGS BANK

Offering of Up to 121,411 Shares of

GEORGETOWN BANCORP, INC.

Common Stock

In connection with the reorganization of Georgetown Savings Bank into the mutual holding company form of organization and the adoption of a stock issuance plan, Georgetown Bancorp, Inc. is allowing participants in the SBERA 401(k) Plan as adopted by Georgetown Savings Bank (the “Plan”) to invest all or a portion of their accounts in stock units representing an ownership interest in the common stock of Georgetown Bancorp, Inc. (the “Common Stock”). Based upon the value of the Plan assets at June 30, 2004, the trustee of the Plan could purchase up to 121,411 shares of the Common Stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in stock units representing an ownership interest in the Georgetown Bancorp, Inc. Stock Fund at the time of the stock offering.

The Georgetown Bancorp, Inc.’s prospectus, dated November 12, 2004, is attached to this prospectus supplement. It contains detailed information regarding the reorganization and stock offering, Georgetown Bancorp, Inc. common stock and the financial condition, results of operations and business of Georgetown Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 19 of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Georgetown Bancorp, Inc. of interests or shares of Common Stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Georgetown Bancorp, Inc., Georgetown Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock or stock units representing an ownership interest in Common Stock shall under any circumstances imply that there has been no change in the affairs of Georgetown Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is November 12, 2004.

THE OFFERING
Securities Offered

GeorgetownBancorp, Inc. is offering participation interests in the SBERA 401(k) Plan for the benefit of Georgetown Savings Bank (the “Plan”). The participation interests represent indirect ownership of Georgetown Bancorp, Inc.’s common stock through the Plan. Assuming a purchase price of $10 per share, the Plan may acquire up to 121,411 shares of Georgetown Bancorp, Inc. common stock in the offering. Only employees of Georgetown Savings Bank may become participants in the Plan. Your investment stock units representing an ownership interest in the common stock of Georgetown Bancorp, Inc. in the offering through the Georgetown Bancorp, Inc. Stock Fund available under the Plan is subject to the purchase priorities contained in the Georgetown Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (“Plan of Reorganization”).

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Georgetown Savings Bank is contained in the attached prospectus. The address of the principal executive office of Georgetown Savings Bank is 2 East Main Street, Georgetown, Massachusetts 01833.

Election to Purchase Stock Units Representing an Ownership Interest in Common Stock in the Offering: Priorities	In connection with the reorganization and stock offering, you may elect to transfer all or part of your account balances in the Plan to the Georgetown Bancorp, Inc. Stock Fund, to be used to purchase stock units representing an ownership interest in the Common Stock issued in the offering. All Plan participants are eligible to direct a transfer of funds to the Georgetown Bancorp, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the Plan of Reorganization as follows: (1) eligible account holders, (2) tax-qualified employee benefit plans of Georgetown Savings Bank, including the employee stock ownership plan which we intend to adopt, (3) supplemental eligible account holders, (4) other depositors, and (5) directors, officers and employees of Georgetown Savings Bank or Georgetown Bancorp, Inc. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2002. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2004. Other depositors are depositors whose accounts total $50.00 or more on October 31, 2004. If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase stock units representing an ownership interest in shares of Georgetown Bancorp, Inc. common stock in the subscription offering and you may use funds in the Plan account to pay for the stock units representing an ownership interest in shares of Georgetown Bancorp, Inc. common stock which you are eligible to purchase. You may also be able to purchase stock units representing an ownership interest in shares of Georgetown Bancorp, Inc. common stock in the subscription offering even though you are unable to purchase through subscription offering categories (1), (3) or (4) if Georgetown Savings Bank determines to allow the Plan to purchase stock units representing an ownership interest in shares through subscription offering category (2), reserved for its tax-qualified employee plans, including the employee stock ownership plan which will be adopted by Georgetown Savings Bank in connection with the reorganization and stock offering. The trustee of the Georgetown Bancorp, Inc. Stock Fund will purchase stock units representing an ownership interest in Common Stock in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of stock units representing an ownership interest in Common Stock in the offering will be removed from your existing accounts and transferred to a money market account, pending the closing of the offering. At the close of the offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock units representing an ownership interest in stock in the offering will be applied to the purchase of such stock units.

In the event the offering is oversubscribed, i.e., there are more orders for Common Stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase stock units representing an ownership interest in Common Stock in the offering, the amount that cannot be invested in Common Stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of stock units representing an ownership interest in Common Stock in the offering and any interest your account earned, pending investment in stock units representing an ownership interest in Common Stock, will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you fail to direct the investment of your account balances towards the purchase of any stock units representing an ownership interest in shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

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Value of Plan Assets	As of June 30, 2004, the market value of the assets of the Plan was approximately $1,216,600, of which approximately $1,214,114 is eligible to purchase Common Stock in the offering. The Plan administrator informed each participant of the value of his or her account balance under the Plan as of June 30, 2004.

Election to Purchase Stock Units Representing an Ownership Interest in Common Stock in the Stock Offering	In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Georgetown Bancorp, Inc. Stock Fund. The trustee of the Plan will subscribe for Georgetown Bancorp, Inc. common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase stock units representing an ownership interest in shares in the offering through the Plan, you must purchase stock units representing an ownership interest in at least 25 shares in the offering through the Plan. The trustee will pay $10.00 per stock unit representing an ownership interest in a share, which will be the same price paid by all other persons who purchase shares in the stock offering.

Method of Directing Transfer	You will receive a Special Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to the Georgetown Bancorp, Inc. Stock Fund for the purchase of stock units representing an ownership interest in stock in the offering, provided that you purchase stock units representing an ownership interest in at least 25 shares through the Plan. If you wish to use all or part of your account balance in the Plan to purchase Common Stock issued in the stock offering, you should indicate that decision on the Special Election Form. If you do not wish to make an election at this time, you should check the box at the bottom of the Special Election Form and return the form to Wendy Girroir, a representative of the Plan Administrator, at Georgetown Savings Bank, 2 East Main Street, Georgetown, Massachusetts 01833, no later than 12:00 Noon on December 7, 2004.

Time for Directing Transfer	If you wish to purchase stock units representing an ownership interest in Common Stock with your Plan account balances, you must return your Special Election Form to Wendy Girroir, a representative of the Plan Administrator, at Georgetown Savings Bank, 2 East Main Street, Georgetown, Massachusetts 01833, no later than 12:00 Noon on December 7, 2004, if you wish to purchase stock in the offering. You may return your Special Election Form by hand delivery, mail or by faxing it to (978) 352-4449, so long as it is returned by the time specified.

Irrevocability of Transfer Direction	You may not change your special election to transfer amounts to the Georgetown Bancorp, Inc. Stock Fund for the purchase of stock

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units representing an ownership interest in stock in the offering. Your election is irrevocable until after the offering has concluded. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock units representing an ownership interest in stock in the offering among all of the other investment funds on a daily basis.

Direction to Purchase Common Stock	You will be able to purchase stock units representing an ownership interest in stock after the offering through your investment in the Georgetown Bancorp, Inc. Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the Georgetown Bancorp, Inc. Stock Fund. After the offering, to the extent that shares are available, the trustee of the Plan will acquire Common Stock at your election in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Provided, however, that the Plan Administrator will honor the changes in your investment allocation on a monthly basis. Special restrictions may apply to transfers directed to and from the Georgetown Bancorp, Inc. Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Georgetown Bancorp, Inc.

Voting Rights of Common Stock	The Georgetown Bancorp, Inc. Stock Fund is included in the SBERA Trust. The Plan Administrator votes all shares of Georgetown Bancorp, Inc. common stock held by the Georgetown Bancorp, Inc. Stock Fund, including the interest in the Stock Fund credited to your account, except for votes involving a change in control, in which case the participants and beneficiaries will vote using a pass-through arrangement. The Plan Administrator is Thomas Forese, Jr., President of SBERA. The Plan Administrator has a fiduciary obligation to vote the shares of Georgetown Bancorp, Inc. Common Stock held by the Georgetown Bancorp, Inc. Stock Fund, including the interest in the Stock Fund credited to your account, solely in the best interests of the Plan’s participants and beneficiaries.

DESCRIPTION OF THE PLAN

Introduction

Georgetown Savings Bank originally adopted the SBERA 401(k) Plan (the “Plan”) effective as of April 1, 1995, and subsequently amended and restated it, effective January 1, 2002 (the “Plan”). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

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Georgetown Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Georgetown Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o Georgetown Savings Bank, 2 East Main Street Georgetown, Massachusetts 01833. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

Employees who are at least 21 years old and have one year of service with Georgetown Savings Bank are eligible to enter the Plan on the first day of the month coinciding with or next following the date on which the employee meets the age and year of service requirements (a year of service includes the performances of at least 1,000 hours of service). Leased employees are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the “Plan Year”).

As of June 30, 2004, there were approximately 36 employees and former employees eligible to participate in the Plan and 28 employees participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Plan Contributions. You are permitted to defer on a pre-tax basis up to 75% of your compensation (expressed in terms of whole percentages), subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means your compensation subject to income tax withholding at the source, as reported on your Form W-2, with all pre-tax contributions added. In 2004, the annual compensation of each participant taken into account under the Plan is limited to $205,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator at the beginning of the next payroll period.

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Guaranteed Non-Elective Contribution. Georgetown Savings Bank will make a non-elective contribution equal to 3% of the compensation of each eligible employee.

Employer Matching Contributions. Georgetown Savings Bank will make matching contributions to the Plan in an amount equal to 50% of the participant’s elective deferrals up to a maximum of 6% of compensation. Matching contributions will be based on a bi-weekly computation period. Matching contributions will not be made on deferrals withdrawn prior to the end of the matching computation period.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2004, the amount of your before-tax contributions may not exceed $13,000 per calendar year. This amount is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. In addition, if you turn 50 years old in 2004, you will be able to make a “catch-up” contribution of up to $3,000 in addition to the $13,000 limit. The “catch-up” contribution limit is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Georgetown Bancorp, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the 401(k) deferrals you have made, the qualified matching contributions and qualified non-elective contributions and their investment earnings.

Withdrawals and Distributions from the Plan

In-service withdrawals are not permitted under the Plan. However, in the event of financial hardship, participants may withdraw their elective deferrals.

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Withdrawal upon Retirement. You may withdraw from your account upon attainment of early retirement age (age 59 ½) or normal retirement age (age 65). You may also leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 70 ½, except that distributions to a participant (other than a 5% owner) with respect to benefits accrued after the later of the adoption of the Plan or the effective date of the amendment of the Plan must commence no later than the April 1 of the calendar year following the later of the calendar year in which the participant attains age 70 ½ or the calendar year in which the participant retires.

Distributions are made in a lump sum or in installments.

Georgetown Savings Bank permits Plan participants to obtain loans from their accounts.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are held in the Plan trust (the “Trust”) which is administered by the trustee appointed by Georgetown Savings Bank’s Board of Directors.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

1.	Money Market Account
2.	Equity Account
3.	Bond Account
4.	Index 500 Account
5.	International Equity Account
6.	Small Cap Growth Account
7.	Large Cap Growth Account
8.	Mid-Large Cap Value Account
9.	Large Cap Value Account
10.	Small Cap Value Account
11.	LifePath Retirement Account
12.	LifePath 2010 Account
13.	LifePath 2020 Account
14.	LifePath 2030 Account
15.	LifePath 2040 Account

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Georgetown Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Account until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment

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directions at any time. This may be done either by telephone or electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by telephone or electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2004:

AVERAGE COMPOUND RATE OF RETURN

AS OF THE QUARTER ENDED JUNE 30, 2004

Stock Funds	QTR		YTD		1 YEAR		3 YEAR		5 YEAR	10 YEAR
Money Market Account	0.25%		0.50%		0.98%		1.61%		3.21%	4.29%
Equity Account	1.24%		4.06%		22.35%		-0.90%		1.68%	10.71%
Bond Account	-2.47%		0.17%		0.28%		6.60%		7.08%	7.29%
Index 500 Account	1.72%		3.44%		19.08%		-0.68%		-2.20%	11.83%
International Equity Account	0.70%		4.55%		25.94%		1.53%		3.74%	7.32%
Small Cap Growth Account	-1.66%		1.36%		22.52%		-4.25%		3.33%	13.67%
Large Cap Growth Account	4.49	%(1)	9.50	%(1)	25.60	(1)	N/A		N/A	N/A
Mid-Large Cap Value Account	0.38	%(2)	3.47	%(2)	19.18	%(2)	1.86	%(2)	N/A	N/A
Large Cap Value Account	2.81	%(2)	3.96	%(2)	20.35	%(2)	0.98	%(2)	N/A	N/A
Small Cap Value Account	-0.24	%(3)	6.49	%(3)	29.13	%(3)	28.06	%(3)	N/A	N/A
LifePath Retirement Account	-1.55	%(4)	1.31	%(4)	8.00	%(4)	N/A		N/A	N/A
LifePath 2010 Account	-1.16	%(4)	1.84	%(4)	10.80	%(4)	N/A		N/A	N/A
LifePath 2020 Account	-0.52	%(4)	2.43	%(4)	13.90	%(4)	N/A		N/A	N/A
LifePath 2030 Account	-0.09	%(4)	2.93	%(4)	16.00	%(4)	N/A		N/A	N/A
LifePath 2040 Account	0.17	%(4)	3.14	%(4)	18.20	%(4)	N/A		N/A	N/A

Date available to SBERA Participants (1)August 1, 2003, (2)March 1, 2002, (3)August 1, 2002, and (4)July 1, 2003.

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MARKET COMPARISONS

	2ND QTR	YTD	1 YEAR	3 YEAR	5 YEAR	10 YEAR
Standard & Poor’s 500	1.72%	3.44%	19.10%	-0.69%	-2.20%	11.83%
Russell 2000 Growth Index	0.47%	6.76%	33.37%	6.24%	6.63%	10.93%
MSCI EAFE Index	0.21%	4.56%	32.37%	3.87%	0.08%	4.07%
Lehman Brothers Aggregate Bond Index	-2.44%	0.15%	0.32%	6.36%	6.95%	7.38%
Lipper Average Money Market Fund	0.17%	0.33%	0.67%	1.35%	3.05%	4.21%

The following is a description of each of the Plan’s investment funds:

Money Market Account. This account seeks the maximum current income that is consistent with preservation of capital and liquidity. The account intends to maintain a consistent net cash value of $1.00 per share. The objective of the account is to consistently outperform the Lipper Average Money Market Fund Index. All Money Market Account assets are invested in short-term securities issued by the U.S. Government and agencies of the U.S. Government, with maturities of six months or less. Interest is calculated at the end of the month. Interest on withdrawals is calculated to the date of withdrawal. This account offers the lowest risk of all the SBERA investment options.

Equity Account. This account seeks long-term growth of capital and income by investing in common stock of domestic and foreign companies. The account is managed by nine investment advisors, each with a different investment mandate. The Equity Account offers the risk and return characteristics of domestic and international equities and predominately active portfolio management.

Bond Account. This account seeks to provide a real rate of return after inflation with a high degree of stability and low volatility. The bond Account is invested in U.S. Government and other investment grade fixed income debt. The fund aims to match the performance of the Lehman Brothers Aggregate Bond Index, the most widely recognized benchmark for U.S. debt. The fund includes medium-to-high quality bonds with maturities of at least one year including government, corporate, mortgage-backed and asset-backed securities. The fund is broadly diversified across sectors, quality, coupon and time to maturity. The fund’s duration is significantly lower than a long-term bond fund. As a result, the fund is likely to experience lower price volatility because its duration is significantly less than a less diversified, long-term bond fund. In periods of rising interest rates, the fund would be expected to lose less of its value than a long duration fund. However, in periods of declining interest rates, the expected return would be lower. Comprised entirely of fixed-income securities, the fund is exposed to a number of risks including interest rate, income, credit and prepayment risk. The fund has a moderate exposure to changes in interest rates, particularly increases in interest rates. The risk level is moderate to low.

Index 500 Account. This account attempts to provide investment results that parallel the performance of the Standard & Poor’s 500 Composite Stock Price Index. Given the objective, the account is expected to provide investors with long-term growth of capital and income. The Index 500 Account is designed for investors who want a low-cost method of consistently

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paralleling the return of the S&P 500 Index. The account provides investors with broad diversification and significantly less specific risk than a more concentrated portfolio.

International Equity Account. This account seeks to provide long-term capital appreciation by investing in foreign equity securities. The fund invests in securities of foreign corporations that are traded on foreign exchanges or over-the-counter. The fund’s basic approach to portfolio management is one of individual equity selection that seeks to identify undervalued stocks. The fund does not initially make industry or county allocations. As a result, country exposure may be concentrated at times, although prudent portfolio diversification practices are followed, designed to ensure that no sector becomes unduly overweighted. Under normal market conditions the fund invests at least 80% of assets in at least three countries not including the U.S.

Small Cap Growth Account. This account is grounded in the philosophy that superior investment returns are generated over the long term by investing in under-followed companies experiencing a dramatic acceleration in earnings and revenue growth. Dedicated to its investment style, the small cap growth’s objective is to create a portfolio of aggressive small cap growth companies that can generate superior risk-adjusted rates of return over a full market cycle.

Large Cap Growth Account. This account uses a highly disciplined, mathematical investment strategy designed to seek long-term returns in excess of the target benchmark, while reducing the risk of significant under performance. The Large Cap Growth Account uses the S&P BARRA Growth Index as a benchmark.

Mid-Large Cap Value Account. This account seeks superior total return with only a moderate degree of risk by investing primarily in U.S. dollar-denominated equity securities of companies with market capitalizations of at least $2 billion. The account seeks to achieve a total return greater than the S&P 500 over a full market cycle and indices comprised of value-oriented stocks over shorter periods. The account may invest in cash and cash equivalents but the account’s investment in such instruments will generally not exceed 5% of its total assets. The account intends to be virtually fully invested in equity securities at all times. The account will typically hold between 40 and 45 securities.

Large Cap Value Account. This account’s investment philosophy combines detailed fundamental research, bottom-up stock selection and portfolio construction, and disciplined management of portfolio volatility to achieve strong risk-adjusted returns over full market cycles. The account normally invests 90-100% of assets in highly liquid equity securities and up to 10% of assets in cash and cash equivalents. The account will normally hold between 50 and 60 securities and offers risk and return characteristics of domestic equities and active portfolio management.

Small Cap Value Account. This account utilizes a highly disciplined, bottom-up value approach to investing. The process is intended to generate excess returns primarily through stock selection focusing on securities with attractive valuations within the Russell 2000 sectors that exhibit earnings growth. The strategy’s goal is to outperform the Russell 2000 and Russell 2000 Value Indices over a full market cycle. This account’s investment process and valuation discipline is designed to be conservative and less volatile than the market.

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LifePath Accounts. SBERA offers a series of LifePath accounts that are intended for participants who would rather leave their 401(k) account asset allocation decisions to a professional investment manager. Each fund utilizes a predetermined mix of specific asset classes with frequent re-balancing back to the fund’s target allocation. The LifePath series includes five separate funds:

LifePath Retirement Account

LifePath 2010 Account

LifePath 2020 Account

LifePath 2030 Account

LifePath 2040 Account

The LifePath accounts are named for the approximate year in which the participants investing in the account are likely to begin withdrawing their money, i.e., the LifePath Retirement Account is designed for retirees already withdrawing their money, the LifePath 2040 Account is designed for participants planning to begin withdrawals around 2040. Each account has different asset allocations resulting from the different estimated investment horizons for each account. Each account is broadly diversified and monitored daily to ensure that each portfolio at all times will have the characteristics and asset allocation determined by the LifePath model. The portfolios are typically re-balanced 15-25 times a year. The typical re-balance is 2% of total assets, with an annual turnover of approximately 40%-45%. The risk and return characteristics of each account also depend on the expected investment horizon of the participants invested in each account. For instance, the LifePath Retirement Account, designed for individuals with a short investment horizon (participants already withdrawing their money) has the lowest risk factor and lowest expected return of the LifePath series. Conversely, the LifePath 2040 Account had the longest investment horizon resulting in the highest risk factor (invested primarily in equities) and the highest expected return of the LifePath series. As the investment horizon approaches for each LifePath Account, the asset allocation for such account is re-balanced to lower investment risk, with a corresponding reduction in expected return.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of Georgetown Bancorp, Inc.

In connection with the offering, the Plan now offers the Georgetown Bancorp, Inc. Stock Fund as an additional choice to these investments options. The Georgetown Bancorp, Inc. Stock Fund invests primarily in the common stock of Georgetown Bancorp, Inc. In connection with the offering, you may direct the trustee to invest up to 100% of your Plan account in the Georgetown Bancorp, Inc. Stock Fund as a one-time special election. Subsequent to the offering, you may elect to invest all or a portion of your payroll deduction contributions in the Georgetown Bancorp, Inc. Stock Fund. Subsequent to the offering, you may also elect to

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transfer into the Georgetown Bancorp, Inc. Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

The Georgetown Bancorp, Inc. Stock Fund consists primarily of investments in the common stock of Georgetown Bancorp, Inc. After the offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Georgetown Bancorp, Inc. Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of common stock of Georgetown Bancorp, Inc.

As of the date of this prospectus supplement, none of the shares of Georgetown Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for Georgetown Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Georgetown Bancorp, Inc. Stock Fund. Performance of the Georgetown Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Georgetown Bancorp, Inc. and Georgetown Savings Bank and market conditions for Georgetown Bancorp, Inc. common stock generally.

Investments in the Georgetown Bancorp, Inc. Stock Fund involve special risks common to investments in the common stock of Georgetown Bancorp, Inc.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 19 of the attached prospectus.

Administration of the Plan

The Trustee and Custodian. The trustee of the Plan is the Savings Bank Employee Retirement Association. Savings Bank Employee Retirement Association serves as trustee for all the investments funds under the Plan, provided, however, that during the offering period for Georgetown Bancorp, Inc. common stock, the Plan Administrator, Thomas Forese, Jr., President of the Savings Bank Employee Retirement Association, will serve as the trustee of the Georgetown Bancorp, Inc. Stock Fund. Following the offering period, the Savings Bank Employee Retirement Association will also serve as the trustee of the Georgetown Bancorp, Inc. Stock Fund.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan Administrator. The address of the Plan Administrator is 69 Cummings Park, Woburn, MA 01801, telephone number (781) 938-6559. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of

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contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Georgetown Savings Bank to continue the Plan indefinitely. Nevertheless, Georgetown Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Georgetown Savings Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Georgetown Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Georgetown Savings Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

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Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Georgetown Savings Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Georgetown Savings Bank, which is included in the distribution.

Georgetown Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Georgetown Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Georgetown Bancorp, Inc. common stock; that is, the excess of the value of Georgetown Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Georgetown Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Georgetown Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Georgetown Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Georgetown Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Georgetown Bancorp, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Georgetown Savings Bank, the Plan administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Georgetown Bancorp, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to

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purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Georgetown Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Georgetown Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of Georgetown Bancorp, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the Georgetown Bancorp, Inc. Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Georgetown Bancorp, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Georgetown Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Georgetown Bancorp, Inc.’s common stock resulting from non-exempt purchases and sales of Georgetown Bancorp, Inc. common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Georgetown Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December 31, 2003, are attached to this prospectus supplement.

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LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Georgetown Savings Bank in connection with Georgetown Bancorp, Inc.’s offering.

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SBERA 401(k) PLAN FOR THE BENEFIT OF

GEORGETOWN SAVINGS BANK

Statement of Net Assets Available for Benefits as of December 31, 2003

	December 31, 2003
	Beginning of Year	End of Year
Assets	$877,448	$1,124,325
Investments	$877,448	$1,124,325
Liabilities	$0	$0
Net Assets Available for Plan Benefits	$877,448	$1,124,325

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SBERA 401(k) PLAN FOR THE BENEFIT OF

GEORGETOWN SAVINGS BANK

Statement of Changes in Net Assets Available For Plan Benefits

December 31, 2003
Investment Income	$170,348
Investment Expense	$0
Net Investment Income	$170,348
Contributions	$144,606

Total Additions	$314,954

Benefits paid:
Withdrawals	$68,077

Increase in Net Assets	$246,877
Net Assets Available for Plan
Benefits: Beginning of Year	$877,448

End of Year	$1,124,325

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Filed pursuant to Rule 424(b)(3)

File No. 333-119007

Georgetown Bancorp, Inc.

Proposed Holding Company for Georgetown Savings Bank

1,086,750 Shares of Common Stock

Georgetown Bancorp, Inc., a federally-chartered corporation, is offering shares of its common stock for sale in connection with the reorganization of Georgetown Savings Bank into the mutual holding company form of ownership. Georgetown Bancorp, Inc. will be the holding company for Georgetown Savings Bank. After the offering, 55% of Georgetown Bancorp, Inc.’s outstanding common stock will be owned by Georgetown Bancorp, MHC, our federally-chartered mutual holding company parent. There is currently no public market for the common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of Georgetown Bancorp, Inc. will be quoted on the OTC Electronic Bulletin Board.

We are offering 1,086,750 shares of the common stock on a best efforts basis. The shares being offered represent 45% of the shares of common stock of Georgetown Bancorp, Inc. that will be outstanding following the reorganization. We must sell a minimum of 803,250 shares in order to complete the offering, and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 1,249,763 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate at 12:00 noon on December 14, 2004. We may extend the termination date without notice to you, until January 28, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond October 27, 2006.

The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 15,000 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 20,000 shares. For further information concerning the limitations on purchases of common stock, see “The Reorganization and the Stock Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 28, 2005. If the offering is extended beyond January 28, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at Georgetown Savings Bank or, at our discretion, at another federally insured depository institution, and will bear interest at our passbook savings rate, which is currently 0.25% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves risk, including the possible loss of principal.

Please read the “ Risk Factors” beginning on page 19.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	803,250	945,000	1,086,750	1,249,763
Estimated offering expenses excluding underwriting commissions and expenses	$455,000	$455,000	$455,000	$455,000
Underwriting commissions and expenses (1)	$145,000	$145,000	$145,000	$152,208
Net proceeds.	$7,432,500	$8,850,000	$10,267,500	$11,890,422
Net proceeds per share.	$9.25	$9.37	$9.45	$9.51

(1)	See “The Reorganization and the Stock Offering—Plan of Distribution and Marketing Arrangements” at page 123 for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is November 12, 2004

[MAP]

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iii

SUMMARY

The following summary explains selected information regarding the reorganization, the offering of common stock by Georgetown Bancorp, Inc. and the business of Georgetown Savings Bank. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the financial statements and the notes to the financial statements of Georgetown Savings Bank.

The Companies

Georgetown Bancorp, MHC

Upon completion of the reorganization and offering, Georgetown Bancorp, MHC will become the federally-chartered mutual holding company parent of Georgetown Bancorp, Inc. Georgetown Bancorp, MHC is not currently an operating company and has not engaged in any business to date. So long as Georgetown Bancorp, MHC exists, it will own a majority of the voting stock of Georgetown Bancorp, Inc. The executive office of Georgetown Bancorp, MHC, will be located at 2 East Main Street, Georgetown, Massachusetts 01833, and its telephone number will be (978) 352-8600. Georgetown Bancorp, MHC will be subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. will be the mid-tier stock holding company for Georgetown Savings Bank upon completion of the reorganization and stock offering. Georgetown Bancorp, Inc. is not currently an operating company. Georgetown Bancorp, Inc. will be chartered under Federal law and will own 100% of the common stock of Georgetown Savings Bank. The executive office of Georgetown Bancorp, Inc. will be located at 2 East Main Street, Georgetown, Massachusetts 01833, and its telephone number will be (978) 352-8600. Georgetown Bancorp, Inc. will be subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Georgetown Savings Bank

Georgetown Savings Bank is a Massachusetts-chartered savings bank headquartered in Georgetown, Massachusetts. Georgetown Savings Bank was originally founded in 1868. Immediately prior to its completion of the reorganization and stock offering, Georgetown Savings Bank will convert from a Massachusetts-chartered savings bank to a federally-chartered savings bank. Georgetown Savings Bank conducts business from its main office located at 2 East Main Street in Georgetown, Massachusetts, and its branch office located in Rowley, Massachusetts. The telephone number at its main office is (978) 352-8600.

At June 30, 2004, Georgetown Savings Bank had total assets of $124.9 million, total deposits of $87.9 million and total retained earnings of $8.1 million. Our net income for the fiscal year ended June 30, 2004 was $256,000. Our principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate. We also offer home equity loans and lines of credit, multi-family and commercial real estate loans, construction loans and, to a lesser extent, commercial and consumer loans. We also invest in mortgage-backed securities and other investment securities. We offer a variety of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposits are our primary source of funds for our lending and investing activities. We have also used borrowed funds as a source of funds principally obtaining them from the Federal Home Loan Bank of Boston. We emphasize exceptional personal service for our customers. After its conversion to a federal savings bank, Georgetown Savings Bank will be subject to comprehensive regulation and examination by the Office of Thrift Supervision. Georgetown Savings Bank is a member of the Federal Home Loan Bank system.

Business Strategy

Our business strategy is to grow and improve profitability by:

•	Remaining a community-oriented financial institution;

•	Expanding our branch network;

•	Continuing to originate one-to four-family residential real estate loans;

•	Increasing our multi-family and commercial real estate and commercial business lending;

•	Offering new products and services, including additional consumer loan products and insurance and investment products;

•	Maintaining high asset quality; and

•	Developing technological resources to support future growth.

A full description of our products and services begins on page 59 of this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” beginning on page 45 of this prospectus for a discussion of our business strategy.

Our Reorganization into a Mutual Holding Company and the Stock Offering

We do not have stockholders in our current mutual form of ownership. Because Georgetown Savings Bank currently is a Massachusetts mutual savings bank, its Board of Corporators, a group of 49 business and community leaders, currently has the right to elect its Board of Trustees and to vote on certain matters such as the mutual holding company reorganization. At a special meeting on October 27, 2004, the corporators approved our mutual holding company reorganization and stock offering.

The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. As part of the reorganization, Georgetown Savings Bank will become a federal savings bank subsidiary of Georgetown Bancorp, Inc. Georgetown Bancorp, Inc. will be a majority-owned subsidiary of Georgetown Bancorp, MHC. Our depositors will continue to have the same liquidation rights in Georgetown Bancorp, MHC as they have in Georgetown Savings Bank. However, we have elected, with the concurrence of our regulators, for our current corporators to have the right to elect the Board of Directors of Georgetown Bancorp, MHC after the charter conversion and mutual holding company reorganization, just as they had the right to elect the Board of Trustees of Georgetown Savings Bank as a Massachusetts mutual savings bank.

As a federal stock savings bank, we will be subject to the regulation and supervision of the Office of Thrift Supervision. Upon consummation of the reorganization and offering, Georgetown Bancorp, MHC and Georgetown Bancorp, Inc. will be registered with the Office of Thrift Supervision as savings and loan holding companies, and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.

As part of the stock offering, we are offering between 803,250 and 1,086,750 shares of Georgetown Bancorp, Inc. common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 1,249,763 shares without any further notice to you.

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to (1) increase our capital to support future growth and profitability, (2) compete more effectively in the financial services marketplace, and (3) offer our depositors, employees, management and directors an equity ownership interest in Georgetown Bancorp, Inc. and thereby obtain an economic interest in its future success. Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings bank.

The reorganization and the capital raised in the offering are expected to:

•	increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	increase our capital base and allow us to grow and enhance our profitability;

•	support the introduction of new financial products and services;

•	support the expansion of our branch network; and

•	improve our ability to manage capital, including paying cash dividends and repurchasing shares of our common stock.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will help us to attract and retain qualified personnel.

Unlike a standard conversion transaction in which all of the common stock issued by the converting savings institution is sold to the public, in a mutual holding company reorganization, only a minority of the converting institution’s stock is sold to the public. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. Based on these restrictions, our Board of Directors has decided to offer 45% of our outstanding shares of common stock for sale in the offering, and 55% of our shares will be retained by Georgetown Bancorp, MHC.

The following chart shows our corporate structure following the reorganization and offering:

Terms of the Offering

We are offering between 803,250 and 1,086,750 shares of common stock of Georgetown Bancorp, Inc. to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,249,763 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Georgetown Bancorp, Inc. decreases below $17,850,000 or increases above $27,772,500, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Keefe, Bruyette & Woods, Inc., our marketing advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Georgetown Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at Georgetown Savings Bank with aggregate balances of at least $50 on December 31, 2002;

(2)	The tax-qualified employee benefit plans of Georgetown Savings Bank (including our employee stock ownership plan);

(3)	Depositors who had accounts at Georgetown Savings Bank with aggregate balances of at least $50 on September 30, 2004;

(4)	Depositors who had accounts at Georgetown Savings Bank with aggregate balances of at least $50 on October 31, 2004; and

(5)	Directors, officers, employees and corporators of Georgetown Savings Bank or Georgetown Bancorp, Inc.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in Essex County, Massachusetts, will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2002, September 30, 2004 or October 31, 2004, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. We will strive to identify your ownership in all accounts, but we cannot guarantee that we will identify all accounts in which you have an ownership interest. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 803,250 Shares and 1,086,750 Shares and the $10.00 Price Per Share

The decision to offer between 803,250 shares and 1,086,750 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of October 22, 2004, the estimated pro forma market value of the common stock of Georgetown Bancorp, Inc. on a fully-converted basis was between $17,850,000 and $24,150,000, with a midpoint of $21,000,000. The term “fully converted” means that RP Financial LC. assumed that 100% of our common stock had been sold to the public, as opposed to the 45% that will be sold in the offering.

In preparing its appraisal, RP Financial, LC. considered the information contained in this prospectus, including Georgetown Savings Bank’s consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Georgetown Bancorp, Inc. and Georgetown Savings Bank, and the economic and demographic conditions in Georgetown Savings Bank’s existing marketing areas;

•	certain historical, financial and other information relating to Georgetown Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Georgetown Savings Bank with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the aggregate size of the common stock offering;

•	the impact of the stock offering on Georgetown Bancorp, Inc.’s consolidated net worth and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In reviewing the appraisal prepared by RP Financial, LC., the Board of Directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable.

The Board of Directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of Georgetown Bancorp, Inc. common stock should be offered for sale in the offering, and 55% should be held by Georgetown Bancorp, MHC. Based on the estimated valuation range and the purchase price, the number of shares of Georgetown Bancorp, Inc. common stock that will be outstanding upon completion of the stock offering will range from 1,785,000 to 2,415,000 (subject to adjustment to 2,777,250), and the number of shares of Georgetown Bancorp, Inc. common stock that will be sold in the stock offering will range from 803,250 shares to 1,086,750 shares (subject to adjustment to 1,249,763), with a midpoint of 945,000 shares. The number of shares that Georgetown Bancorp, MHC will own after the offering will range from 981,750 to 1,328,250 (subject to adjustment to 1,527,487). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of Georgetown Savings Bank or market conditions generally, or if permitted, to fill the order of the employee stock ownership plan.

The appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $17,850,000 or above $27,772,500, then Georgetown Bancorp, Inc., after consulting with the Office of Thrift Supervision, may: terminate the plan of reorganization and return all funds promptly; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of Thrift Supervision. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order. In any event, the reorganization and stock offering must be completed by no later than October 27, 2006.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the pro forma book value and the ratio of the offering price to the issuer’s pro forma net income. According to RP Financial, LC., while appraisers (as well as investors) use both ratios to evaluate an issuer’s stock, the price-to-book-value ratio has historically been the most frequently used method due to the volatility of earnings in the thrift industry in the early- to mid-1990s and, more recently, due to decreasing interest rates. RP Financial, LC. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to Georgetown Bancorp, Inc.’s pro forma book value and earnings per share for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At and For the Twelve Months Ended September 30, 2004
	803,250 Shares Sold at $10.00 Per Share		945,000 Shares Sold at $10.00 Per Share		1,086,750 Shares Sold at $10.00 Per Share		1,249,763 Shares Sold at $10.00 Per Share
Pro forma price to book value ratio	121.56%		131.86%		140.66%		149.39%
Pro forma price to earnings ratio	59.62	x	69.10	x	78.31	x	88.60	x

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a premium of 106.0% on a price-to-earnings basis and a discount of 38.4% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 59.62 times and 78.31 times our earnings. This is a higher multiple than the peer group companies which, as of October 22, 2004, traded on average at 38.01 times earnings and at a median of 41.27 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 121.56% and 140.66%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of October 22, 2004 averaged 228.51%. As of October 22, 2004, the median trading price of peer group companies was 211.50% of the book value of these companies. Consequently, a share of our common stock is more expensive than the peer group, based on an earnings per share basis, but less expensive than the peer group, based upon a book value per share basis.

	Non-Fully Converted Pro Forma Price to Earnings Multiple	Non-Fully Converted Pro Forma Price to Book Value Ratio
Georgetown Bancorp, Inc.
Maximum	78.31x	140.66%
Minimum	59.62x	121.56%

Valuation of peer group companies as of October 22, 2004
Averages	38.01x	228.51%
Medians	41.27x	211.50%

The following table presents a summary of selected pricing ratios for the peer group companies and for us, with the ratios adjusted to this hypothetical case of being fully converted. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 98.0% on a price-to-earnings basis and a discount of 18.2% on a price-to-book basis. At the minimum and maximum of the valuation range, a share of common stock is priced at 52.56 times and 66.70 times our earnings. This is a higher multiple than the peer group companies which, as of October 22, 2004, traded on average at 33.69 times earnings and a median of 33.59 times earnings, respectively. At the minimum and maximum of the valuation range, the common stock is valued at 76.46% and 83.76%, respectively, of our pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of October 22, 2004 averaged 102.44%. As of October 22, 2004, the median trading price of peer group companies was 102.15% of the book value of these companies. Consequently, a share of our common stock is more expensive than the peer group based on an earnings per share basis, but less expensive than the peer group based upon a book value per share basis. RP Financial, LC.’s calculations of the fully-converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of October 22, 2004. RP Financial, LC.’s calculation of the fully-converted pricing multiples for Georgetown Bancorp, Inc. assumes the pro forma impact of selling 100% of the shares to be issued to the public at $10.00 per share.

	Fully Converted Equivalent Pro Forma Price to Earnings Multiple	Fully Converted Equivalent Pro Forma Price to Book Value Ratio
Georgetown Bancorp, Inc.
Maximum	66.70x	83.76%
Minimum	52.56x	76.46%
Valuation of peer group companies as of October 22, 2004
Averages	33.69x	102.44%
Medians	33.59x	102.15%

The pro forma fully-converted calculations for the peer group companies include the following assumptions:

•	8.0% of the shares sold would be purchased by an employee stock ownership plan, with the expense to be amortized over 10 years;

•	4.0% of the shares issued would be purchased by a restricted stock plan, with the expense to be amortized over five years; and

•	offering expenses would equal 2% of the offering amount.

The independent appraisal does not indicate market value. Do not assume or expect that Georgetown Bancorp, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information Provided by Independent Appraiser

In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of the initial public offering (IPO) by thrift institutions. The appraisal report prepared by RP Financial, LC. included examples of this after-market stock price performance for mutual holding company offerings completed during the three months ended October 22, 2004.

The following table presents stock price performance information for all mutual holding company IPOs completed between March 4, 2004 and October 22, 2004. This information was not included in the appraisal report.

“First-Step” Mutual Holding Company Offerings with Completed Closing Dates between

March 4, 2004 and October 22, 2004

	Price Performance from Initial Trading Date
Transaction	1 day	1 week	1 month	Through October 22, 2004
PSB Holdings, Inc. (MHC)	5.0%	6.0%	5.5%	5.5%
Atlantic Coast Federal Corp. (MHC)	17.5%	23.1%	29.0%	29.0%
Naugatuck Valley Financial Corp. (MHC)	8.0%	8.1%	6.0%	6.0%
SI Financial Group, Inc.(MHC)	12.0%	10.6%	9.9%	9.9%
First Federal Financial Services (MHC)	15.0%	22.5%	35.0%	35.0%
Monadnock Community (MHC)	3.8%	0.0%	(3.8)%	0.0%
Wawel Savings Bank (MHC)	29.5%	25.0%	12.5%	17.0%
Osage Federal Financial, Inc. (MHC)	20.0%	22.5%	9.5%	20.0%
K-Fed Bancorp (MHC)	34.9%	29.3%	15.9%	45.0%
Citizens Community Bancorp (MHC)	23.7%	27.5%	18.0%	18.0%
Clifton Savings Bancorp, Inc. (MHC)	22.5%	40.9%	32.9%	13.1%

Average	17.4%	19.6%	15.5%	18.0%
Median	17.5%	22.5%	12.5%	17.0%

The following table presents stock price performance information for all mutual holding company IPOs completed between January 1, 2002 and October 22, 2004. The information shown in the following table was not included in the appraisal report.

“First-Step” Mutual Holding Company Offerings with Completed Closing Dates between

January 1, 2002 and October 22, 2004

	Price Performance from Initial Trading Date
Transaction	1 day	1 week	1 month	Through October 22, 2004
PSB Holdings, Inc. (MHC)	5.0%	6.0%	5.5%	5.5%
Atlantic Coast Federal Corp. (MHC)	17.5%	23.1%	29.0%	29.0%
Naugatuck Valley Financial Corp. (MHC)	8.0%	8.1%	6.0%	6.0%
SI Financial Group, Inc. (MHC)	12.0%	10.6%	9.9%	9.9%
First Federal Financial Services (MHC)	15.0%	22.5%	35.0%	35.0%
Monadnock Community (MHC)	3.8%	0.0%	(3.8)%	0.0%
Wawel Savings Bank (MHC)	29.5%	25.0%	12.5%	17.0%
Osage Federal Financial, Inc. (MHC)	20.0%	22.5%	9.5%	20.0%
K-Fed Bancorp (MHC)	34.9%	29.3%	15.9%	45.0%
Citizens Community Bancorp (MHC)	23.7%	27.5%	18.0%	18.0%
Clifton Savings Bancorp, Inc. (MHC)	22.5%	40.9%	32.9%	13.1%
Cheviot Financial Corp. (MHC)	33.2%	33.5%	34.2%	13.5%
Flatbush Federal Bancorp, Inc. (MHC)	63.8%	56.3%	63.8%	37.5%
ASB Holding Company (MHC)	62.0%	69.0%	67.5%	50.0%
Synergy Financial Group, Inc. (MHC)	29.3%	27.0%	27.0%	(1)
Minden Bancorp, Inc. (MHC)	19.5%	19.5%	18.5%	93.5%
New England Bancshares, Inc. (MHC)	23.0%	23.5%	23.5%	(2)
Partners Trust Financial Group (MHC)	42.5%	48.5%	49.8%	(1)

Average	25.8%	27.4%	25.3%	26.2%
Median	22.8%	24.3%	21.0%	18.0%

(1)	The company has completed a second-step conversion and, therefore, the data is not applicable.
(2)	The company has completed an acquisition of a mutual thrift and, therefore, the data is not applicable.

The tables above present only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. They are also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

Under certain market and other conditions, many investors consider an investment in a thrift IPO to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 77,700 shares of common stock in the offering, or 8.22% of the shares to be sold at the midpoint of the offering range.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 19.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Reorganization and Offering

We intend to establish an employee stock ownership plan, and we may implement a stock-based incentive plan that will provide for grants of stock options and restricted stock. The Board of Directors of Georgetown Savings Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our Board of Directors will, at the completion of the reorganization and offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. The employee stock ownership plan may purchase up to 10% of the shares sold in the offering; however, it is expected that our employee stock ownership plan will purchase 8% of the shares sold in the offering.

In addition to shares purchased by the employee stock ownership plan, we may grant options and awards under the stock-based incentive plan. The number of options granted or shares awarded under the plan may not exceed 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering, including shares issued to Georgetown Bancorp, MHC. The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC.

The stock-based benefit plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the outstanding votes of Georgetown Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by Georgetown Bancorp, MHC), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based benefit plan by our stockholders by a majority of voting shares (excluding shares voted by Georgetown Bancorp, MHC). Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted awards authorized under the plan;

•	the options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Georgetown Savings Bank or Georgetown Bancorp, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

The employee stock ownership plan and the stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board (“FASB”) has proposed that beginning in 2005 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB’s final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income” and “Management—Stock Benefit Plans.”

The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering at the maximum of the offering range and assuming that we initially implement a stock-based incentive plan granting options to purchase 10.89% of the shares sold in the offering and awarding shares of common stock equal to 4.36% of the shares sold in the offering. In the table below, it is assumed that, at the maximum of the offering range, a total of 1,086,750 shares will be sold to the public, and a total of 2,415,000 shares will be issued and outstanding to the public and the MHC. This table assumes that the Bank’s tangible regulatory capital is 10% or more following the proposed stock issuance.

Number of Shares	Plan	% of Outstanding Shares	Individuals Eligible to Receive Awards	% of Shares Sold	Value of Benefits Based on Maximum of Offering Range
86,940	Employee stock ownership plan	3.60%	All employees	8.00%	$869,400
47,334	Stock awards	1.96%	Directors, officers and employees	4.36%	$473,340
118,335	Stock options	4.90%	Directors, officers and employees	10.89%	(1)

252,609		10.46%		23.25%	$(1)

(1)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.

The value of the restricted shares of common stock will be based on the price of Georgetown Bancorp, Inc.’s common stock at the time those shares are granted, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	34,986 Shares Awarded at Minimum of Range	41,160 Shares Awarded at Midpoint of Range	47,334 Shares Awarded at Maximum of Range	54,434 Shares Awarded at Maximum of Range, As Adjusted
$8.00	$279,888	$329,280	$378,672	$435,473
$10.00	349,860	411,600	473,340	544,341
$12.00	419,832	493,920	568,008	653,209
$14.00	489,804	576,240	662,676	762,078

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $150,000 (15,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $200,000 (20,000 shares):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

•	other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Reorganization and the Stock Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the minority shares issued in the offering without regard to these purchase limitations.

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Georgetown Savings Bank.

If you wish to use your Georgetown Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Georgetown Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Georgetown Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

You can subscribe for shares of common stock in the offering by delivering to Georgetown Savings Bank a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Payments received by Georgetown Savings Bank will be placed in a segregated savings account or, at our discretion, another insured depository institution. We will pay interest at Georgetown Savings Bank’s passbook rate, currently 0.25% per annum, from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Georgetown Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Georgetown Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Reorganization and the Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares” on page 127.

You May Not Sell or Transfer Your Subscription Rights

If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Massachusetts time, on December 14, 2004, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office.

Termination of the Offering

The subscription offering will terminate at 12:00 noon, Massachusetts time, on December 14, 2004. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until January 28, 2005, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond January 28, 2005, we will be required to resolicit subscriptions before proceeding with the offering. In such event, if you choose not to subscribe for the common stock, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond October 27, 2006, which is two years after the special meeting of corporators of Georgetown Savings Bank which was held on October 27, 2004 to vote on the Plan of Reorganization. The corporators approved the Plan of Reorganization at the meeting.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 803,250 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (i) increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers) and/or (ii) seek regulatory approval to extend the offering beyond the January 28, 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Our Policy Regarding Dividends

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our Board of Directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements,

•	our financial condition and results of operations,

•	tax considerations,

•	statutory and regulatory limitations, and

•	general economic conditions.

Market for the Common Stock

We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Electronic Bulletin Board. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering

Assuming we sell 1,086,750 shares of common stock in the offering, and we have net proceeds of $10.3 million, we intend to distribute the net proceeds as follows:

•	$5.8 million (56.7% of the net proceeds) will be contributed to Georgetown Savings Bank;

•	$869,400 (8.5% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of 8% of the shares of common stock sold in the offering; and

•	$3.6 million (34.8% of the net proceeds) will be retained by us.

We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Georgetown Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally, through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Georgetown Savings Bank nor Georgetown Bancorp, Inc. is considering any specific acquisition transaction at this time.

Tax Consequences of the Reorganization and Offering

The reorganization and offering will result in no taxable gain or loss to Georgetown Bancorp, MHC, Georgetown Bancorp, Inc. or Georgetown Savings Bank, or to depositors who have a priority right to subscribe for shares of common stock in the offering, or to our employees, officers, directors or corporators, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. and Wolf & Company, P.C. have opined as to federal and Massachusetts law, respectively, that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors who receive nontransferable subscription rights. We discuss these matters in greater detail at page 110 of this prospectus.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond January 28, 2005.

Funds that you use to purchase shares of our common stock in the offering will be held in an interest-bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision approved the reorganization on November 12, 2004; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond January 28, 2005.

Restrictions on the Acquisition of Georgetown Bancorp, Inc. and Georgetown Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Georgetown Savings Bank, restrict the ability of any person, firm or entity to acquire Georgetown Bancorp, Inc., Georgetown Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Georgetown Bancorp, Inc. or Georgetown Savings Bank. Because a majority of the shares of outstanding common stock of Georgetown Bancorp, Inc. must be owned by Georgetown Bancorp, MHC, any acquisition of Georgetown Bancorp, Inc. must be approved by Georgetown Bancorp, MHC, and Georgetown Bancorp, MHC would not be required to pursue or approve a sale of Georgetown Bancorp, Inc. even if such sale were favored by a majority of Georgetown Bancorp, Inc.’s public stockholders.

Possible Conversion of Georgetown Bancorp, MHC to Stock Form

In the future, Georgetown Bancorp, MHC may convert from the mutual to capital stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors of Georgetown Savings Bank would have subscription rights to purchase common stock of Georgetown Bancorp, Inc. or its successor, and the public stockholders of Georgetown Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Georgetown Bancorp, MHC. Georgetown Bancorp, Inc.’s public stockholders, therefore, would own approximately the same percentage of the resulting stock holding company as they owned prior to the second-step conversion.

The Board of Directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Georgetown Bancorp, Inc. common stock (excluding shares held by Georgetown Bancorp, MHC) and the approval of a majority of the votes held by depositors of Georgetown Savings Bank, with depositors entitled to cast one vote per $100 on deposit at Georgetown Savings Bank (up to a maximum of 1,000 votes). It is expected that any second-step conversion transaction also would require the approval of a majority of the voting corporators of Georgetown Bancorp, MHC.

Proposed Stock Purchases by Management

Georgetown Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase approximately 77,700 shares of common stock in the offering, which represents 8.22% of the shares sold to the public and 3.70% of the total shares to be outstanding after the offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (978) 352-4862, Monday through Friday between 8:30 a.m. and 4:00 p.m., Massachusetts time. The Stock Information Center is located at our main office at 2 East Main Street, Georgetown, Massachusetts 01833.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the common stock.

Future Changes in Interest Rates Could Reduce Our Profits

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers speed up prepayments of mortgage loans, and mortgage-backed securities and callable investment securities are called requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk” on page 52.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

At June 30, 2004, our “rate shock” analysis prepared by a third-party consultant indicates that our net portfolio value would decrease by $5.0 million if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management of Market Risk” on page 52.

Because We Intend to Increase Our Multi-Family and Commercial Real Estate and Commercial Loan Originations, Our Lending Risk Will Increase and Downturns in the Real Estate Market or Local Economy Could Adversely Affect Our Earnings.

Multi-family and commercial real estate and commercial loans generally have more risk than one-to four-family residential mortgage loans. Because the repayment of multi-family and commercial real estate and commercial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the real estate market or the local economy. Multi-family and commercial real estate and commercial loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our multi-family and commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers’ Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Particularly, in recent years, the prices of real estate have significantly increased in our market area. Because we originate a significant number of mortgage loans secured by residential real estate, decreases in real estate values could adversely affect the value of property used as collateral for such loans. At June 30, 2004, loans secured by real estate, including home equity loans and lines of credit, represented 98.5% of our total loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of June 2004, the unemployment rate in Essex County, Massachusetts was 6.5%, which was higher than the national average of 5.6% and the Massachusetts average of 5.3%.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.88% of total loans and 113.18% of non-performing loans at June 30, 2004, slightly lower than our peer group of financial institutions. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

Georgetown Bancorp, Inc. has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will trade in the over the counter market with quotations available through the OTC Electronic Bulletin Board. Because of the small size of the offering, it is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.

We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

Reliance on Senior Executive Officers.

Not unlike many small institutions, Georgetown Savings Bank relies substantially on its President and Chief Executive Officer, Robert E. Balletto, and its Senior Vice President, Treasurer and Chief Financial Officer, Joseph W. Kennedy. In the event Mr. Balletto or Mr. Kennedy reduces his involvement in Georgetown Savings Bank’s operations, which is not currently contemplated, Georgetown Savings Bank’s operations could be adversely affected.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings and cooperative institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Recently, the largest regional financial institution in our market area agreed to be acquired by a substantially larger money-center bank, which we expect will increase competition in our market area. Most of our competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see “Business of Georgetown Savings Bank—Competition.”

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the fiscal year ended June 30, 2004, our return on average equity was 3.09%, compared to a return on average equity of 8.90% for all publicly traded savings institutions. Following the offering, we expect our consolidated equity to increase from $8.1 million to between $14.5 million at the minimum and $18.4 million at the adjusted maximum of the offering range. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and any stock-based incentive plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock.

We Are Dependent on the Viability of the Regional Economy.

Substantially all of our loans are to individuals and businesses located in Essex County, Massachusetts and, to a much lesser extent, southern Rockingham County, New Hampshire. Consequently, any decline in the regional economy could have an adverse impact on our earnings.

Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We anticipate that our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with funds borrowed from Georgetown Funding Corporation, which will be established in connection with the transaction as a wholly-owned subsidiary of Georgetown Bancorp, Inc. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $642,600 at the minimum of the offering range and $999,810 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering. Under Office of Thrift Supervision regulations, we are authorized to grant awards under one or more stock-based incentive plans, in an amount up to 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC. The number of options granted or shares awarded under any initial stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of the total shares issued in the reorganization, including shares issued to Georgetown Bancorp, MHC. However, if we grant additional awards in excess of these amounts (which grants currently would require Office of Thrift Supervision approval) such grants would increase our costs further. The stock-based incentive plan cannot be implemented until at least six months after the offering and, unless a waiver is obtained form the Office of Thrift Supervision, it will be subject to certain Office of Thrift Supervision regulations, including limitations on vesting and allocation of awards. In the event that a portion of the shares used to

(i) fund the stock awards or (ii) satisfy the exercise of options from the plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders’ equity per share.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

We intend to adopt a stock-based incentive plan following the reorganization and offering. This stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Georgetown Bancorp, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards under the plan in an amount equal to 4.90% and 1.96%, respectively, of the shares issued in the reorganization, including shares issued to Georgetown Bancorp, MHC.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Hurt Our Profits.

Georgetown Savings Bank intends to receive sufficient net proceeds from the offering to attain a 10% regulatory tangible and core capital ratio and the remainder of the net proceeds of the offering will be retained by Georgetown Bancorp, Inc. Georgetown Bancorp, Inc. will use a portion of the net proceeds to capitalize Georgetown Funding Corporation for the finance and purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. Georgetown Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we intend to establish three new branch offices within the next five years which will negatively impact our earnings as such branches are established. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Persons Who Purchase Stock in the Offering Will Own a Minority of Georgetown Bancorp, Inc.’s Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

Public stockholders will own a minority of the outstanding shares of Georgetown Bancorp, Inc.’s common stock. As a result, stockholders other than Georgetown Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Georgetown Bancorp, MHC, will own a majority of Georgetown Bancorp, Inc.’s common stock after the offering and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Georgetown Bancorp, Inc. and Georgetown Savings Bank also manage Georgetown Bancorp, MHC. Further, these same directors and officers are expected to purchase an aggregate of 8.22% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public stockholders who own a minority of the outstanding shares. The only matters as to which stockholders other than Georgetown Bancorp, MHC will be able to exercise voting control include any proposal to implement a stock-based incentive plan after the completion of the offering or for a second-step stock conversion. In addition, Georgetown Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and our Mutual Holding Company Structure.

Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of Georgetown Bancorp, Inc. and Georgetown Savings Bank” on page 131 for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

Mutual Holding Company Structure May Impede Takeovers. Georgetown Bancorp, MHC, as the majority stockholder of Georgetown Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Georgetown Bancorp, Inc. Accordingly, Georgetown Bancorp, MHC may prevent the sale of control or merger of Georgetown Bancorp, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Georgetown Bancorp, Inc.

The Corporate Governance Provisions in our Charter and Bylaws May Prevent or Impede the Holders of a Minority of our Common Stock from Obtaining Representation on our Board of Directors.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our Board of Directors. For example, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that Georgetown Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit Acquisition of Georgetown Bancorp, Inc., which May Lower our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority stockholders has resulted in some takeover speculation for mutual holding companies, which is reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and the mutual interests of the mutual holding company and as raising issues concerning the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the fiscal years presented is derived in part from the consolidated financial statements of Georgetown Savings Bank. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At June 30,
	2004	2003
	(In thousands)
Selected Financial Condition Data:

Total assets	$124,858	$114,612
Cash and cash equivalents	3,708	7,826
Loans receivable, net	98,357	88,029
Investment securities	13,981	10,668
Deposits	87,936	83,325
Borrowings(1)	28,260	22,712
Total retained earnings	8,069	7,942

	Fiscal Years Ended June 30,
	2004	2003
	(In thousands)
Selected Operating Data:

Interest and dividend income	$5,686	$5,923
Interest expense	2,093	2,350

Net interest income	3,593	3,573
Provision for loan losses	60	48

Net interest income after provision for loan losses	3,533	3,525
Non-interest income	401	557
Non-interest expense	3,543	2,774

Income before income taxes	391	1,308
Provision for income taxes	135	493

Net income	$256	$815

(1)	Includes securities sold under agreements to repurchase. See “Business of Georgetown Savings Bank—Sources of Funds—Borrowings.”

	At or For the Fiscal Years Ended June 30,
	2004	2003
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.21%	0.78%
Return on equity (ratio of net income to average equity)	3.09%	10.50%
Interest rate spread (1)	3.06%	3.39%
Net interest margin (2)	3.24%	3.64%
Efficiency ratio (3)	88.73%	67.18%
Operating expense to average total assets	2.97%	2.64%
Average interest-earning assets to average interest-bearing liabilities	109.49%	110.54%

Asset Quality Ratios:
Non-performing assets to total assets	0.62%	—%
Non-performing loans to total loans	0.78%	—%
Allowance for loan losses to non-performing loans	113.18%	—%
Allowance for loan losses to total loans	0.88%	0.92%

Capital Ratios:
Retained earnings to total assets at end of period	6.46%	6.93%
Total capital to risk-weighted assets	12.50%	12.60%
Tier 1 capital to risk-weighted assets	11.20%	11.50%
Tier 1 capital to average assets	6.70%	7.20%

Other Data:
Number of full service offices	2	2

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Georgetown Savings Bank for the periods and at the dates indicated. The information at June 30, 2004 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto of Georgetown Savings Bank beginning at page F-1 of this prospectus. The information at September 30, 2004 and 2003 and for the three months then ended is unaudited and has been derived in part from unaudited consolidated financial statements of Georgetown Savings Bank that, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. The selected operating data presented below for the three months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2005.

	At September 30,	At June 30
	2004	2004
	(In thousands)
Selected Financial Condition Data:

Total assets	$143,453	$124,858
Cash and cash equivalents	3,475	3,708
Loans receivable, net	104,614	98,357
Investment securities	25,498	13,981
Deposits	95,477	87,936
Borrowings(1)	38,931	28,260
Total retained earnings	8,294	8,069

	Three Months Ended September 30,
	2004	2003
	(In thousands)
Selected Operating Data:

Interest and dividend income	$1,632	$1,401
Interest expense	602	535

Net interest income	1,030	866
Provision for loan losses	18	12

Net interest income after provision for loan losses	1,012	854
Non-interest income	98	116
Non-interest expense	916	821

Income before income taxes	194	149
Provision for income taxes	67	49

Net income	$127	$100

(1)	Includes securities sold under agreements to repurchase. See “Business of Georgetown Savings Bank—Sources of Funds—Borrowings.”

	At or For the Three Months Ended September 30,
	2004	2003
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.09%	0.09%
Return on equity (ratio of net income to average equity)	1.53%	1.23%
Interest rate spread (1)	3.01%	3.05%
Net interest margin (2)	3.19%	3.24%
Efficiency ratio (3)	81.21%	83.60%
Operating expense to average total assets	2.65%	2.85%
Average interest-earning assets to average interest-bearing liabilities	109.57%	109.55%

Asset Quality Ratios:
Non-performing assets to total assets	0.73%	0.01%
Non-performing loans to total loans	0.99%	0.02%
Allowance for loan losses to non-performing loans	85.55%	4870.59%
Allowance for loan losses to total loans	0.85%	0.90%

Capital Ratios:
Retained earnings to total assets at end of period	5.78%	6.87%
Total capital to risk-weighted assets	11.60%	13.10%
Tier 1 capital to risk-weighted assets	10.40%	12.00%
Tier 1 capital to average assets	6.10%	6.90%

Other Data:
Number of full service offices	2	2

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2004 and June 30, 2004

Our total assets increased by $18.6 million, or 14.9%, to $143.5 million at September 30, 2004, from $124.9 million at June 30, 2004. The increase in total assets resulted primarily from increases in loans receivable and investment securities held to maturity. The increase in loans receivable of $6.3 million, or 6.4%, to $104.6 million at September 30, 2004, reflected continued demand for one- to four-family mortgage loans in the continued low interest rate environment, as well as moderating refinancing activity. The increase in investment securities held to maturity of $10.4 million, or 282.4%, to $14.1 million at September 30, 2004, reflected the results of a leverage transaction undertaken during the period. This transaction was funded by three equal advances from the Federal Home Loan Bank of Boston aggregating $10.5 million at a rate of approximately 1.42%, and increased balances of certificates of deposit that resulted from a special rate (at 3.75%) that we offered on three-year certificates of deposit during the period.

Total deposits increased by $7.6 million, or 8.6%, to $95.5 million at September 30, 2004, from $87.9 million at June 30, 2004. The increase in deposits resulted from a $4.3 million, or 12.4%, increase in certificate-of-deposit accounts and a $1.8 million, or 17.0%, increase in demand deposit accounts. Our advances from the Federal Home Loan Bank increased $10.6 million, or 38.8%, to $38.0 million at September 30, 2004 from $27.4 million at June 30, 2004, reflecting the increases used to fund loan growth and the leverage transaction.

Retained earnings increased $225,000, or 2.8%, to $8.3 million at September 30, 2004, from $8.1 million at June 30, 2004, reflecting net income of $127,000, and a decrease in accumulated other comprehensive loss to $4,000 at September 30, 2004, from $102,000 at June 30, 2004, reflecting $98,000 in net unrealized gains on securities available for sale for the three months ended September 30, 2004.

Comparison of Operating Results for the Three Months Ended September 30, 2004 and 2003

General. Net income increased $27,000, or 27.0%, to $127,000 for the three months ended September 30,2004, from $100,000 for the three months ended September 30, 2003. The increase in net income reflected an increase in net interest income, which more than offset increased non-interest expense and decreased non-interest income.

Interest Income. Interest income increased by $231,000, or 16.5%, to $1.6 million for the three months ended September 30, 2004, from $1.4 million for the three months ended September 30, 2003. The increase resulted from an increase of $122,000, or 9.7%, in interest income on loans receivable and an increase of $113,000, or 84.3%, in interest and dividend income on securities. The increase in interest income reflected the $22.3 million, or 20.8%, increase in the average balance of interest-earning assets to $129.3 million from $107.0 million. Partially offsetting the increase in interest income attributable to higher average balances of interest-earning assets was the 19 basis point decrease in the average yield on interest-earning assets to 5.05% for the three months ended September 30, 2004 from 5.24% for the three months ended September 30, 2003.

Interest income on loans receivable increased $122,000, or 9.7%, to $1.4 million for the three months ended September 30, 2004, from $1.3 million for the three months ended September 30, 2003. The increase was due to the increase in the average balance of loans receivable of $13.5 million, or 15.1%, to $103.0 million for the three months ended September 30, 2004 from $89.4 million for the three months ended September 30, 2003, partially offset by the decrease in the average yield to 5.36% from 5.63%.

Interest and dividend income on investment securities increased $113,000, or 84.3%, to $247,000 for the three months ended September 30, 2004 from $134,000 for the three months ended September 30, 2003. The increase was due in part to the increase in the average balance of investment securities of $10.4 million, or 72.9%, to $24.7 million for the three months ended September 30, 2004 from $14.3 million for the three months ended September 30, 2003. Also contributing to the increase in interest and dividend income on investments securities was the 23 basis point increase in the average yield on investment securities to 4.02% for the three months ended September 30, 2004, from 3.79% for the three months ended September 30, 2003.

Interest Expense. Interest expense increased $67,000, or 12.5%, to $602,000 for the three months ended September 30, 2004, from $535,000 for the three months ended September 30, 2003. The increase in interest expense was due to the $20.3 million, or 20.8%, increase in the average balance of interest-bearing liabilities to $118.0 million for the three months ended September 30, 2004, from $97.7 million in the same period ended 2003, partially offset by a 15 basis point decrease in the average cost to 2.04% for the three months ended September 30, 2004, from 2.19% for the same period in 2003.

Interest expense on Federal Home Loan Bank advances increased $57,000, or 26.3%, due to a $17.4 million increase in the average balance of advances during the three months ended September 30, 2004, to $38.2 million, from $20.8 million during the same period in 2003, partially offset by a 130 basis point decrease in the average cost of the advances to 2.87% for the three months ended September 30, 2004, from 4.17% for the same period in 2003. Additionally, interest expense on certificates of deposit increased $8,000, or 3.3%, to $253,000 for the three months ended September 30, 2004, from $245,000 for the same period in 2003. The increase was due to the $2.0 million increase in the average balance of the certificates of deposit for the three months ended September 30, 2004, to $35.2 million from $33.2 million for the same period in 2003, partially offset by a 7 basis point decrease in the average cost to 2.88% for the three months ended September 30, 2004, from 2.95% in the same period of 2003.

Net Interest Income. Net interest income increased $164,000, or 18.9%, to $1.0 million during the three months ended September 30, 2004, from $900,000 for the same period in 2003. The increase in our net interest income was a result of the $2.0 million, or 21.1%, increase in our net interest-earning assets to $11.3 million for the three months ended September 30, 2004, from $9.3 million during the same period in 2003, partially offset by the decrease in our net interest margin to 3.19% during the three months ended September 30, 2004, from 3.24% for the same period ended 2003.

Provision for Loan Losses. We made a provision of $18,000 for the three months ended September 30, 2004, as compared to a $12,000 provision for the three months ended September 30, 2003. The increase in the provision was primarily due to a 97 basis point increase in our non-performing loans to total loans at September 30, 2004, as compared to September 30, 2003. The allowance for loan losses was $894,000, or 0.85% of loans outstanding at September 30, 2004, as compared to $828,000, or 0.90% of loans outstanding at September 30, 2003. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Comparison of Operating Results for the Years Ended June 30, 2004 and 2003 – Provision for Loan Losses” at page 48.

Non-interest Income. Non-interest income decreased by $18,000, or 15.5%, to $98,000 for the three months ended September 30, 2004, from $116,000 for the three month ended September 30, 2003. Customer service fees decreased $12,000 for the three months ended September 30, 2004, due to a reduction in fees collected relating to investment services and penalties on deposit accounts. Loan fees decreased $5,000 for the three months ended

September 30, 2004, due to a decrease in pre-payment penalties and delinquency charges. Additionally, results for the three months ended September 30, 2004 included a $2,000 loss on the sale of a security, while the three months ended September 30, 2003, did not have such activity.

Non-interest Expense. Non-interest expense increased $95,000, or 11.6%, to $916,000 for the three months ended September 30, 2004, from $821,000 for the three months ended September 30, 2003. Compensation and employee benefits increased $68,000, or 16.0%, reflecting annual salary increases and higher benefit costs. Occupancy expenses increased $14,000, or 10.4%, due to increased depreciation costs and maintenance costs associated with our new main office. Advertising expenses increased $6,000, or 26.3%, due to the use of new advertising mediums and promotions during the period. Our non-interest expense associated with data processing services was little changed for the three months ended September 30, 2004, as compared to the same period in 2003. Other general and administrative expenses increased $8,000, or 6.5%, to $130,000 for the three months ended September 30, 2004, from $122,000 from the three months ended September 30, 2003.

Income Tax Expense. The provision for income taxes increased to $67,000 for the three months ended September 30, 2004, from $49,000 for the three months ended September 30, 2003, due primarily to the increased level of income before taxes of $194,000 for the three months ended September 30, 2004, compared to $149,000 for the same period in 2003. The effective tax rates for the three months ended September 30, 2004 and 2003 were 34.7% and 33.0%, respectively.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors” beginning on page 19.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $7.4 million and $10.3 million, or $11.9 million if the offering is increased by 15%.

Georgetown Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in Thousands)
Offering proceeds	$8,033		$9,450		$10,868		$12,498
Less: offering expenses	600		600		600		607

Net offering proceeds	7,433	100.0%	8,850	100.0%	10,268	100.0%	11,891	100.0%
Less:
Proceeds contributed to Georgetown Savings Bank	5,468	73.6%	5,643	63.8%	5,818	56.7%	6,020	50.6%
Proceeds used for loan to employee stock ownership plan	643	8.7%	756	8.5%	869	8.5%	1,000	8.4%

Proceeds retained by Georgetown Bancorp, Inc.	$1,322	17.7%	$2,451	27.7%	$3,581	34.8%	$4,871	41.0%

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Georgetown Savings Bank’s deposits. In all instances, Georgetown Savings Bank will receive at least 50% of the net proceeds of the offering.

We are undertaking the reorganization and offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers.

Georgetown Bancorp, Inc. may use the proceeds it retains from the offering:

•	to contribute funds to Georgetown Funding Corporation for the finance and purchase of common stock in the offering by Georgetown Savings Bank’s employee stock ownership plan;

•	to invest in securities;

•	to repurchase its shares of common stock;

•	to pay dividends to our stockholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except when extraordinary circumstances exist and with prior regulatory approval. The loans that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Georgetown Savings Bank may use the proceeds it receives from the offering:

•	to fund new loans;

•	to support new products and services;

•	to invest in securities;

•	to expand its retail banking franchise, by establishing new branches or by acquiring other financial institutions, or other financial services companies; although no acquisitions are specifically being considered at this time, our current business plan calls for the establishment of three new branch offices in the next five years; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our Board of Directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The amount of any dividend payments will depend upon a number of factors, including capital requirements, Georgetown Bancorp, Inc.’s and Georgetown Savings Bank’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. Georgetown Savings Bank will file consolidated tax returns. Accordingly, it is anticipated that any cash distributions made by Georgetown Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, Georgetown Bancorp, Inc. is authorized to issue preferred stock. If Georgetown Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on Georgetown Bancorp, Inc. common stock, see “Description of Capital Stock of Georgetown Bancorp, Inc.—Common Stock—Distributions” on page 135. Dividends from Georgetown Bancorp, Inc. will depend, in large part, upon receipt of dividends from Georgetown Savings Bank, because Georgetown Bancorp, Inc. initially will have no source of income other than dividends from Georgetown Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and dividends received from Georgetown Funding Corporation with regard to interest payments received by it in connection with its loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions” on page 85.

Any payment of dividends by Georgetown Savings Bank to Georgetown Bancorp, Inc. which would be deemed to be drawn out of Georgetown Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Georgetown Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Georgetown Savings Bank does not intend to make any distribution to Georgetown Bancorp, Inc. that would create such a federal tax liability. See “Federal and State Taxation” on page 81.

Additionally, pursuant to Office of Thrift Supervision regulations, during the five-year period following the stock offering, Georgetown Bancorp, Inc. will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If Georgetown Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Georgetown Bancorp, MHC, unless Georgetown Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Georgetown Bancorp, MHC will waive dividends paid by Georgetown Bancorp, Inc. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Georgetown Bancorp, MHC in the event Georgetown Bancorp, MHC converts to stock form. See “Supervision and Regulation – Holding Company Regulation” on page 92.

MARKET FOR THE COMMON STOCK

Georgetown Bancorp, Inc. is a newly formed company and has never issued capital stock. Georgetown Savings Bank, as a mutual institution, has never issued capital stock. Georgetown Bancorp, Inc. anticipates that its common stock will be traded on the OTC Electronic Bulletin Board. Keefe, Bruyette & Woods, Inc. has indicated its intention to register with the National Association of Securities Dealers, Inc. to be able to trade our common stock. This may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Keefe, Bruyette & Woods, Inc. will not be subject to any obligation with respect to these efforts.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At June 30, 2004, Georgetown Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of June 30, 2004, with the regulatory capital standards of the Federal Deposit Insurance Corporation, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, and Georgetown Savings Bank received estimated net proceeds in an amount such that the Bank will have a 10% regulatory tangible and core capital ratio upon completion of the conversion. Accordingly, proceeds received by Georgetown Savings Bank have been assumed to equal $5.5 million, $5.6 million, $5.8 million and $6.0 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

	Pro Forma at June 30, 2004, Based upon the Sale of
	Historical at June 30, 2004		803,250 Shares at Minimum of Offering Range		945,000 Shares at Midpoint of Offering Range		1,086,750 Shares at Maximum of Offering Range		1,249,763 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in Thousands)
GAAP capital	$8,069	6.46%	$12,544	9.70%	$12,544	9.70%	$12,544	9.70%	$12,544	9.70%

Tangible capital:
Tangible capital (4)(7)	$8,167	6.70%	$12,642	10.00%	$12,642	10.00%	$12,642	10.00%	$12,642	10.00%
Requirement	1,829	1.50	1,896	1.50	1,896	1.50	1,896	1.50	1,896	1.50

Excess	$6,338	5.20%	$10,746	8.50%	$10,746	8.50%	$10,746	8.50%	$10,746	8.50%

Core capital:
Core capital (3)(4)(7)	$8,167	6.70%	$12,642	10.00%	$12,642	10.00%	$12,642	10.00%	$12,642	10.00%
Requirement (5)	4,878	4.00	5,057	4.00	5,057	4.00	5,057	4.00	5,057	4.00

Excess	$3,289	2.70%	$7,585	6.00%	$7,585	6.00%	$7,585	6.00%	$7,585	6.00%

Tier I Risk based	$8,167	11.24%	$12,642	17.19%	$12,642	17.19%	$12,642	17.19%	$12,642	17.19%
Requirement	2,906	4.00	2,942	4.00	2,942	4.00	2,942	4.00	2,942	4.00

Excess	$5,261	7.24%	$9,700	13.19%	$9,700	13.19%	$9,700	13.19%	$9,700	13.19%

Risk-based capital:
Risk-based capital (4)(6)(7)	$9,043	12.45%	$13,518	18.38%	$13,518	18.38%	$13,518	18.38%	$13,518	18.38%
Requirement	5,812	8.00	5,884	8.00	5,884	8.00	5,884	8.00	5,884	8.00

Excess	$3,231	4.45%	$7,634	10.38%	$7,634	10.38%	$7,634	10.38%	$7,634	10.38%

Reconciliation of capital infused into Georgetown Savings Bank:
Net proceeds			$5,468		$5,643		$5,818		$6,020
Less:
Common stock acquired by employee stock ownership plan			(643)		(756)		(869)		(1,000)
Common stock acquired by stock-based incentive plan			(350)		(412)		(473)		(544)

Pro forma increase in GAAP and regulatory capital			$4,475		$4,475		$4,475		$4,475

(footnotes on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2)	Based on adjusted total assets of $121.9 million for the purposes of the tangible and core capital requirements, and risk-weighted assets of $72.7 million for the purposes of the risk-based capital requirement.
(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that Georgetown Bancorp, Inc. funds the stock-based incentive plan with purchases in the open market of 1.96% of the shares of common stock issued in the reorganization (including shares issued to Georgetown Bancorp, MHC) at a price equal to the price for which the shares of common stock are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares of common stock sold in the offering with funds borrowed from Georgetown Funding Corporation. See “Management” on page 104 for a discussion of the stock-based incentive plan and employee stock ownership plan.
(5)	The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See “Supervision and Regulation—Federal Banking Regulation — Standards for Safety and Soundness— and Capital Requirements” on pages 88 and 84, respectively.
(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.
(7)	Pro forma capital levels assume receipt by Georgetown Savings Bank of the net proceeds from the sale of common stock in the offering in an amount such that the Bank’s regulatory tangible and core capital ratio shall equal 10.00%.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Georgetown Savings Bank at June 30, 2004, and the pro forma consolidated capitalization of Georgetown Bancorp, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of Georgetown Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
	Georgetown Savings Bank Historical Capitalization	803,250 Shares at Minimum of Offering Range	945,000 Shares at Midpoint of Offering Range	1,086,750 Shares at Maximum of Offering Range	1,249,763 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars In Thousands)
Deposits (2)	$87,936	$87,936	$87,936	$87,936	$87,936
Borrowings(3)	28,260	28,260	28,260	28,260	28,260

Total Deposits and Borrowings	$116,196	$116,196	$116,196	$116,196	$116,196

Stockholders’ equity:
Preferred Stock, $0.10 par value per share, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.10 par value per share: 10,000,000 shares authorized; shares to be issued as reflected	—	18	21	24	28
Additional paid-in capital (4)	—	7,415	8,829	10,243	11,863
Retained earnings (5)	8,069	8,019	8,019	8,019	8,019
Accumulated other comprehensive income	—	—	—	—	—
Less:
Common Stock acquired by employee stock ownership plan (6)	—	(643)	(756)	(869)	(1,000)
Common Stock acquired by stock-based incentive plan (7)	—	(350)	(412)	(473)	(544)

Total stockholders’ equity (8)	$8,069	$14,459	$15,701	$16,944	$18,365

Pro forma shares outstanding:
Total shares outstanding		1,785,000	2,100,000	2,415,000	2,777,250
Shares issued to Georgetown Bancorp, MHC		981,750	1,155,000	1,328,250	1,527,487
Shares offered for sale		803,250	945,000	1,086,750	1,249,763
Total stockholders’ equity as a percentage of pro forma total assets	5.62%	9.65%	10.39%	11.12%	11.94%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	Includes securities sold under agreements to repurchase. See “Business of Georgetown Savings Bank—Sources of Funds—Borrowings.”
(4)	The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock-based incentive plan that Georgetown Bancorp, Inc. expects to adopt. The plan of reorganization permits Georgetown Bancorp, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC.
(5)	Pro forma retained earnings reflect a $50,000 initial capitalization of Georgetown Bancorp, MHC.
(6)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Georgetown Funding Corporation. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Georgetown Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”
(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization (including shares issued to Georgetown Bancorp, MHC) are purchased with funds provided by Georgetown Bancorp, Inc. by the stock-based incentive plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the stock-based incentive plan is reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Georgetown Bancorp, Inc. to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC. The stock-based incentive plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.
(8)	Total stockholders’ equity equals GAAP capital.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $7.4 million and $10.3 million, or $11.9 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Georgetown Funding Corporation. The loan will be repaid in substantially equal principal payments over a period of 15 years;

•	expenses of the offering, other than fees to be paid to Keefe, Bruyette & Woods, Inc., are estimated to be $500,000;

•	77,700 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

•	Keefe, Bruyette & Woods, Inc. will receive fees equal to the greater of $100,000 or 1.0% of the aggregate purchase price of the shares sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

We calculated the pro forma consolidated net income and stockholders’ equity of Georgetown Bancorp, Inc. for the fiscal year ended June 30, 2004 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.09% for the fiscal year ended June 30, 2004, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 35.0% for the period. This results in an annualized after-tax yield of 1.36% for the fiscal year ended June 30, 2004.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma table gives effect to the implementation of a stock-based incentive plan. Subject to the receipt of stockholder approvals, we have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Georgetown Bancorp, MHC. In preparing the table below, we assumed that stockholder approval has been obtained and that the stock-based incentive plan purchases in the open market a number of shares equal to 1.96% of the shares issued in the reorganization, including shares issued to Georgetown Bancorp, MHC at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC. However, any awards in excess of 1.96% of the shares issued in the reorganization currently would require prior approval of the Office of Thrift Supervision.

As discussed under “How We Intend to Use the Proceeds from the Offering,” Georgetown Bancorp, Inc. intends to retain between 17.7% and 41.0% of the net proceeds from the offering, at the minimum and maximum, as adjusted of the offering range (a portion of which will be used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Georgetown Savings Bank. Georgetown Bancorp, Inc. will use a portion of the proceeds it retains to capitalize Georgetown Funding Corporation for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	shares of common stock to be reserved for issuance under the stock option plan;

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Georgetown Bancorp, Inc.’s results of operations after the reorganization and offering; or

•	changes in the market price of the common stock after the reorganization and offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Georgetown Savings Bank, computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

At or For the Fiscal Year Ended June 30, 2004 Based Upon the Sale at $10.00 Per Share of
803,250 Shares Minimum of Estimated Offering Range	945,000 Shares Midpoint of Estimated Offering Range	1,086,750 Shares Maximum of Estimated Offering Range	1,249,763 Shares 15% Above Maximum of Estimated Offering Range(1)
(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds	$8,033	$9,450	$10,868	$12,498
Expenses	600	600	600	607

Estimated net proceeds	7,433	8,850	10,268	11,891
Common stock acquired by employee stock ownership plan (2)	(643)	(756)	(869)	(1,000)
Common stock acquired by stock-based incentive plan (3)	(350)	(412)	(473)	(544)

Estimated net proceeds after adjustment for stock benefit plans	$6,440	$7,682	$8,925	$10,346

For the fiscal year ended June 30, 2004
Net income:
Historical	$256	$256	$256	$256
Pro forma adjustments:
Income on adjusted net proceeds	87	104	121	140
Employee stock ownership plan (2)	(28)	(33)	(38)	(43)
Stock-based incentive plan (3)	(45)	(54)	(62)	(71)

Pro forma net income	$270	$273	$277	$282

Net Income per share:
Historical	$0.15	$0.13	$0.11	$0.10
Pro forma adjustments:
Income on net proceeds	0.05	0.05	0.05	0.05
Employee stock ownership plan (2)	(0.02)	(0.02)	(0.02)	(0.02)
Stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (2) (3) (4)	$0.15	$0.13	$0.11	$0.10

Offering price to pro forma net income per share	66.67	x	76.92	x	90.91	x	100.00	x

Shares considered outstanding in calculating pro forma net income per share	1,725,024	2,029,440	2,333,856	2,683,934

At June 30, 2004
Stockholders’ equity:
Historical	$8,069	$8,069	$8,069	$8,069
Estimated net proceeds	7,433	8,850	10,268	11,891
Less: Capitalization of MHC	(50)	(50)	(50)	(50)
Common stock acquired by employee stock ownership plan (2)	(643)	(756)	(869)	(1,000)
Common stock acquired by stock-based incentive plan (3)	(350)	(412)	(473)	(544)

Pro forma stockholders’ equity (5)	$14,459	$15,701	$16,944	$18,365

Stockholders’ equity per share (6):
Historical	$4.52	$3.84	$3.34	$2.91
Estimated net proceeds	4.16	4.21	4.25	4.28
Less: Capitalization of MHC	(0.03)	(0.02)	(0.02)	(0.02)
Common stock acquired by employee stock ownership plan (2)	(0.36)	(0.36)	(0.36)	(0.36)
Common stock acquired by stock-based incentive plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share (3) (4) (5)	$8.09	$7.47	$7.01	$6.61

Offering price as percentage of pro forma stockholders’ equity per share	123.61%	133.87%	142.65%	151.29%
Shares considered outstanding in calculating offering price as a percentage of pro forma stockholders’ equity per share	1,785,000	2,100,000	2,415,000	2,777,250
Minority ownership	45.00%	45.00%	45.00%	45.00%

(Footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 8% of the shares sold in the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Georgetown Funding Corporation. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Georgetown Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Georgetown Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Georgetown Savings Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 4,284, 5,040, 5,796 and 6,665 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively (based upon a 15-year loan term), were committed to be released during the fiscal year ended June 30, 2004, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3)	Gives effect to the stock-based incentive plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization, including shares issued to Georgetown Bancorp, MHC, either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Georgetown Bancorp, Inc., if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Georgetown Bancorp, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the fiscal year ended June 30, 2004. There can be no assurance that the actual purchase price of the shares granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Georgetown Bancorp, Inc., there will be a dilutive effect of approximately 1.92% (at the maximum of the offering range) on the ownership interest of stockholders.
(4)	No effect has been given to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Georgetown Bancorp, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock-based incentive plan is approved by stockholders, a number of shares up to 4.90% of the shares issued in the reorganization, including shares issued to Georgetown Bancorp, MHC, may be reserved for future issuance upon the exercise of options to be granted under the stock-based incentive plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 4.67% at the maximum of the offering range.
(5)	The retained earnings of Georgetown Savings Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects Georgetown Savings Bank’s financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Georgetown Savings Bank provided in this prospectus.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of savings accounts, NOW accounts, money market accounts, time deposits and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of fees and service charges, income from bank-owned life insurance and miscellaneous other income. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal and external loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change.

The analysis has three components: specific, general, and an unallocated component. The specific component relates to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-

dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in a customer’s unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component available for other factors that is not allocated to a specific loan category.

Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service. Our principal business activity has been the origination of one- to four-family residential mortgage loans and we will continue to emphasize this type of lending. We intend to increase our origination of loans secured by commercial real estate, including multi-family properties, and commercial business loans. In addition, we intend to expand our branch network in our primary market area which consists of Essex County, Massachusetts and, to a lesser extent, Southern Rockingham County, New Hampshire. Lastly, we intend to offer new products and services to our existing customers and an expanded base of customers. There can be no assurances that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

•	Remaining a Community-Oriented Financial Institution. We were established in Georgetown, Massachusetts in 1868 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing exceptional personal service (“EPS”) to our customers. In furtherance of this objective, Georgetown Savings Bank has begun a formal EPS training initiative for its employees. The training process emphasizes exceptional personal service for bank customers and includes product, sales and customer service training.

•	Expanding our Branch Network. We currently operate from two full-service banking offices. We will continue to evaluate new branch expansion opportunities to expand our presence in our primary market area, and our current business plan calls for the establishment of three new branch offices in the next five years. In addition, our anticipated conversion to a federal savings bank charter will make it easier for us to branch across state lines into New Hampshire.

•	Continuing to Originate One- to Four-Family Residential Real Estate Loans. Historically, we have emphasized one- to four-family residential lending within our market area. As of June 30, 2004, $79.9 million, or 80.6%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the fiscal year ended June 30, 2004, we originated $26.2 million of one- to four-family residential mortgage loans. Our employees generally originate our one- to four-family loans though are supplemented by third party commissioned loan originators. We retain in our portfolio substantially all loans that we originate. We may expand our in-house origination function by adding commissioned loan originators.

•	Increasing our Multi-Family and Commercial Real Estate and Commercial Business Lending. While our core focus will continue to be the origination of one- to four-family mortgage loans, we also intend to diversify our lending activities by increasing our origination of multi-family and commercial real estate and commercial loans and we currently are in the process of hiring a seasoned loan officer with commercial lending experience to support this initiative. We originated $753,000 and $3.1 million of multi-family and commercial real estate and commercial loans during the fiscal years ended June 30, 2004 and 2003, respectively. The additional capital raised in the offering will increase our commercial lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve commercial borrowers with larger lending needs and to originate larger commercial loans than we have in the past. Originating more multi-family and commercial real estate and commercial loans exposes us to increased risks, as discussed in the Risk Factors section of this prospectus.

•	Offering New Products and Services to Our Current and an Expanded Base of Customers. We will continue to offer products and services that meet the needs of our existing customers. In addition, we will seek to expand our customer base and offer new products and services to the new base of customers as well as our existing customers. Some products and services which we intend to develop include additional consumer products such as insurance and investment services, credit cards, student loans and business on-line banking for our commercial customers.

•	Maintaining High Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. We will continue to emphasize high asset quality as we expand the scope of our lending practices. Our non-performing assets at June 30, 2004 were $774,000, or 0.62% of total assets.

•	Developing Technological Resources to Support Future Growth. We recognize the importance of new technology to support the delivery of the products and services we offer and intend to emphasize the development of these resources to help manage the larger asset and deposit base that we expect to result from the offering. In furtherance of this commitment, we will be updating and modernizing our data processing system which we expect to complete in Spring 2005.

Comparison of Financial Condition at June 30, 2004 and 2003

Our total assets increased by $10.3 million, or 8.9%, to $124.9 million at June 30, 2004, from $114.6 million at June 30, 2003. The increase in total assets resulted from increases in loans receivable and securities available for sale, partially offset by decreases in short-term investments. The increase in loans receivable of $10.3 million, or 11.7%, to $98.4 million at June 30, 2004, reflected continued strong demand for one- to four-family mortgage loans in the continued low interest rate environment, as well as moderating refinancing activity. To partially fund this growth in loans, short-term investments decreased $3.9 million, or 72.7%, to $1.5 million at June 30, 2004.

Total deposits increased $4.6 million, or 5.5%, to $87.9 million at June 30, 2004, from $83.3 million at June 30, 2003. The increase in deposits resulted primarily from a $2.0 million, or 13.8%, increase in money market accounts, a $1.2 million or 5.9% increase in savings accounts and a $1.4 million or 7.9% increase in term certificates less than $100,000. Our advances from the Federal Home Loan Bank increased $5.3 million, or 24.0%, to $27.4 million at June 30, 2004, from $22.1 million at June 30, 2003, as increases were used to fund growth in loans.

Retained earnings increased $127,000, or 1.6%, to $8.1 million at June 30, 2004, from $8.0 million at June 30, 2003, reflecting net income of $256,000, partially offset by a decrease in accumulated other comprehensive income to a loss of $102,000 at June 30, 2004, from $27,000 at June 30, 2003, reflecting $129,000 in net unrealized losses on securities available for sale for the year ended June 30, 2004.

Comparison of Operating Results for the Years Ended June 30, 2004 and 2003

General. Net income decreased $559,000, or 68.6%, to $256,000 for the fiscal year ended June 30, 2004, from $815,000 for the fiscal year ended June 30, 2003. The decrease in net income reflected an increase in non-interest expense and a decrease in non-interest income.

Interest Income. Interest income decreased by $237,000, or 4.0%, to $5.7 million for the fiscal year ended June 30, 2004, from $5.9 million for the fiscal year ended June 30, 2003. The decrease in interest income resulted primarily from a decrease of $160,000, or 23.6%, in interest and dividend income from securities. The decrease in interest income reflected a 91 basis point decrease in the average yield on interest-earning assets to 5.13% for the fiscal year ended June 30, 2004, from 6.04% for the fiscal year ended June 30, 2003, reflecting a decrease in market interest rates. Partially offsetting the decrease in the average yield was a $12.6 million, or 12.9% increase in the average balance of interest-earning assets to $110.7 million from $98.1 million.

Interest income from loans receivable decreased $31,000, or 0.6%, to $5.2 million for the fiscal year ended June 30, 2004, from $5.2 million for the fiscal year ended June 30, 2003. The decrease was due to a decrease in the average yield to 5.50% from 6.43%, partially offset by an increase in the average balance of loans receivable during 2004 to $93.6 million from $80.6 million. The increase in the average balance of loans receivable reflected an increase in our loan originations due to the continued low market interest rate environment and moderate housing growth in our market area, which resulted in higher demand for one- to four-family mortgage loans, our principal loan product. These originations more than offset loan repayments in 2004. Interest income from investment securities decreased $160,000, or 23.6%, to $517,000 for the fiscal year ended June 30, 2004, from $677,000 for the fiscal year ended June 30, 2003. The decrease resulted from a decrease in the average yield to 3.39% from 5.16% due to the lower market interest rate environment, which was partially offset by a $2.2 million or 16.2% increase in the average balance of investment securities to $15.3 million at June 30, 2004, from $13.1 million at June 30, 2003.

Interest Expense. Interest expense decreased $257,000, or 10.9%, to $2.1 million for 2004, from $2.4 million for 2003. The decrease in interest expense resulted from a decrease in the average cost of deposits to 1.61% from 2.10%, reflecting lower market interest rates during 2004, which was partially offset by a $12.3 million, or 14.0%, increase in the average balance of interest-bearing liabilities to $101.1 million for the fiscal year ended June 30, 2004, from $88.8 million for the fiscal year ended June 30, 2003. Interest expense on savings deposits decreased $99,000, or 49.7%, due to a 57 basis point reduction in the average rate paid on such deposits to .44% for the fiscal year ended June 30, 2004, from 1.01% for the fiscal year ended June 30, 2003. This was partially offset by an increase in the average balance of savings deposits to $22.9 million from $19.8 million. Similarly, interest expense on FHLB advances decreased $17,000, or 2.0%, reflecting a 126 basis point decrease in the average rate, which more than offset a $5.7 million or 32.5% increase in the average balance of such advances. Additionally, interest expense on certificates of deposit decreased $67,000, or 6.5%, reflecting a 38 basis point decrease in the average rate, which was partially offset by a $1.9 million, or 5.9% increase in the average balance of such deposits.

Net Interest Income. Net interest income increased $20,000, or 0.6%, to $3.6 million for the fiscal year ended June 30, 2004, from $3.6 million for the fiscal year ended June 30, 2003. The increase was the result of the increase of interest-earning assets offset by the decline of our net interest rate spread. The decline in our net interest rate spread reflected the more rapid re-pricing of our interest-bearing assets in a declining interest rate environment, as compared to our interest-earning liabilities. Our net interest margin decreased to 3.24% during 2004, from 3.64% during 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur. After an evaluation of these factors, management made a provision of $60,000 for the fiscal year ended June 30, 2004, as compared to a $48,000 provision for the fiscal year ended June 30, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $876,000, or 0.88% of loans outstanding at June 30, 2004, as compared with $815,000, or 0.92% of loans outstanding at June 30, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Historically, our loan portfolio has primarily consisted of one-to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate and commercial business loans. In addition, our current business plan calls for moderate increases in these loans. As management evaluates the allowance for loan losses, the composition of the loan portfolio and increased risk (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) associated with multi-family, commercial real estate and commercial loans may result in larger additions to the allowance for loan losses in future periods.

While loan quality has been stable in recent years, with loan charge-offs of $1,000 for the fiscal year ended June 30, 2004 and $4,000 for the fiscal year ended June 30, 2003, the balance of loans and risks in the loan portfolio has increased. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income decreased $156,000, or 28.0%, to $401,000 for the fiscal year ended June 30, 2004, compared to $557,000 for the fiscal year ended June 30, 2003. The reduction of income was primarily due to a decline in loan fees due, in part, to moderating refinancing activity in 2004. Additionally, results for the fiscal year ended June 30, 2004 include no gain on sales of loans, compared to $26,000 for the fiscal year ended June 30, 2003.

Non-interest Expense. Non-interest expense increased $769,000, or 27.7%, to $3.5 million for the fiscal year ended June 30, 2004, compared to $2.8 million for the fiscal year ended June 30, 2003. Compensation and employee benefits increased $327,000, or 21.1%, reflecting annual salary increases and higher benefit costs as well as an increase in several executive and staff positions in anticipation of becoming a public company. Occupancy expense increased $277,000, or 84.5%, due to additional depreciation and operating expense associated with the placing in service of our new main office. Advertising expense increased $63,000 or 72.4%, due to new advertising mediums used by us. Professional fees increased $36,000 or 30.8%, due to increases in audit and legal fees. Our non-interest expense associated with data processing services were little changed in 2004, as compared to 2003. Our other general and administrative expense increased $65,000, or 15.8%, to $476,000 for the fiscal year ended June 30, 2004, from $411,000 for the prior year.

Income Tax Expense. The provision for income taxes decreased to $135,000 for the fiscal year ended June 30, 2004, from $493,000 for the prior year period, due primarily to our lower level of income before taxes of $391,000 in 2004, compared with $1.3 million in 2003. The effective tax rates for the fiscal years ended June 30, 2004 and 2003 were 34.5% and 37.7%, respectively. The lower effective rate in 2004 was primarily due to a higher level of tax benefit from bank-owned life insurance in 2004, compared to 2003.

Average Balance Sheet

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At June 30, 2004		Fiscal Years Ended June 30,
			2004			2003
	Outstanding Balance	Weighted Average Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$99,166	5.49%	$93,571	$5,148	5.50%	$80,595	$5,179	6.43%
Investment securities (1)	15,530	3.33	15,261	517	3.39	13,139	677	5.15
Interest-earning deposits	1,475	0.88	1,904	21	1.10	4,370	67	1.53

Total interest-earning assets	116,171	5.14	110,736	5,686	5.13	98,104	5,923	6.04
Non-interest-earning assets	8,687		8,538	–		6,892	–

Total assets	$124,858		$119,274	$5,686		$104,996	$5,923

Interest-bearing liabilities:
Savings deposits	21,866	0.30	$22,897	100	0.44	$19,750	199	1.01
NOW accounts	5,077	0.05	5,633	3	0.05	5,726	12	0.21
Money market accounts	16,075	1.30	14,852	167	1.12	13,279	230	1.73
Certificates of deposit	34,507	2.85	33,650	971	2.89	31,774	1,038	3.27

Total interest-bearing deposits	77,525	1.63	77,032	1,241	1.61	70,529	1,479	2.10
FHLB advances	27,352	3.29	23,432	845	3.61	17,683	862	4.87
Repurchase agreements	908	1.00	677	7	1.03	539	9	1.67

Total interest-bearing liabilities	$105,785	2.05	101,141	2,093	2.07	88,751	2,350	2.65

Non-interest-bearing liabilities:
Demand Deposits	10,411		8,917			7,461
Other non-interest-bearing liabilities	593		929			1,019
Total liabilities	116,789		110,987			97,231
Retained earnings	8,069		8,287			7,765

Total liabilities and surplus	$124,858		$119,274			$104,996

Net interest income				$3,593			$3,573

Net interest rate spread (2)		3.09%			3.06%			3.39%
Net interest-earning assets (3)	$10,386		$9,595			$9,353

Net interest margin (4)					3.24%			3.64%
Average of interest-earning assets to interest-bearing liabilities		109.82%			109.49%			110.54%

(1)	Consists entirely of taxable investment securities.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Fiscal Years Ended June 30, 2004 vs. 2003
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans	$836	$(867)	$(31)
Investment securities (1)	109	(269)	(160)
Interest-earning deposits	(38)	(8)	(46)

Total interest-earning assets	907	(1,144)	(237)

Interest-bearing liabilities:
Savings deposits	32	(131)	(99)
NOW accounts	—	(9)	(9)
Money market accounts	27	(90)	(63)
Certificates of deposit	61	(128)	(67)

Total deposits	120	(358)	(238)

FHLB advances	279	(296)	(17)
Repurchase agreements	2	(4)	(2)

Total interest-bearing liabilities	401	(658)	(257)

Change in net interest income	$506	$(486)	$20

(1)	Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Committee meets at least on a quarterly basis to review our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have implemented the following strategies to manage our interest rate risk: (i) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multifamily and non-residential mortgage loans, and short-term consumer loans; (ii) offering shorter-term fixed rate mortgage loans; (iii) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston; and (iv) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to increases in market interest rates. However, investments in shorter-term assets generally bear lower yields than longer-term investments.

Net Portfolio Value. In past years, many savings associations have measured interest rate sensitivity by computing the “gap” between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not prepare a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Going forward as a federal savings bank, the Office of Thrift Supervision will provide us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below, which was prepared for us by a third-party consultant, sets forth, as of June 30, 2004, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
	(Dollars in thousands)
+300	$5,209	$(7,524)	(59.09)%	4.59%	(555bp	)
+200	$7,751	$(4,982)	(39.13)%	6.60%	(354bp	)
+100	$10,310	$(2,423)	(19.03)%	8.49%	(165bp	)
0	$12,733	$—	—	10.14%	—
-100	$14,175	$1,442	11.33%	11.00%	86bp

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at June 30, 2004, in the event of a 100 basis point decrease in interest rates, we would experience an 11.33% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 39.13% decrease in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $3.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $10.3 million at June 30, 2004. In addition, at June 30, 2004, we had the ability to borrow a total of approximately $58.1 million from the Federal Home Loan Bank of Boston. On that date, we had $27.4 million in advances outstanding.

At June 30, 2004, we had $6.4 million in loan commitments outstanding. In addition to commitments to originate loans, we had $12.2 million in unadvanced funds to borrowers. Certificates of deposit due within one year of June 30, 2004 totaled $16.3 million, or 18.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston.

Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2004, we originated $38.4 million of loans and purchased $12.5 million of securities. In fiscal 2003, we originated $50.2 million of loans and purchased $6.6 million of securities.

Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $4.6 million and $6.0 million for the fiscal years ended June 30, 2004 and 2003, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. In addition, after our conversion to a federally-chartered savings bank, we will no longer have excess deposit insurance coverage which is currently being provided to us, as a Massachusetts savings bank, through the Depositors Insurance Fund. We do not anticipate any material run-off of deposits due to the loss of this excess deposit insurance coverage.

FHLB advances reflected net increases of $5.3 million and $5.5 million during the fiscal years ended June 30, 2004 and 2003, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

Georgetown Savings Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2004, Georgetown Savings Bank exceeded all of the Federal Deposit Insurance Corporation regulatory capital requirements. Georgetown Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the consolidated financial statements. At June 30, 2004, Georgetown Savings Bank exceeded all of the regulatory capital requirements applicable under the regulations of Massachusetts Division of Banks, its current primary regulator.

The capital from the reorganization will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the reorganization, resulting in increased net interest-earning assets and net income. However, due to the increase in equity resulting from the capital raised in the offering, return on equity will be adversely impacted following the reorganization.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

In December 2003, the FASB issued a revision to Interpretation 46, “Consolidation of Variable Interest Entities,” which established standards for identifying a variable interest entity (“VIE”) and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on our financial position or results of operations.

On June 30, 2004, the FASB published an Exposure Draft, “Share-Based Payment,” an Amendment of FASB Statements No. 123 and 95 (the “Exposure Draft”). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant-date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

The proposed changes in accounting would replace existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation”, and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”, would remain unchanged.

The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after June 15, 2005, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting.

The FASB has solicited comments on the Exposure Draft and is expected to issue the final statement in the fourth quarter of 2004.

In March 2004, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the Securities and Exchange Commission determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. We not anticipate this standard will have a material effect on our financial condition or results of operations.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Georgetown Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF GEORGETOWN BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Georgetown Savings Bank. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to capitalize Georgetown Funding Corporation for the purpose of making a loan to fund the purchase of our shares of common stock by the Georgetown Savings Bank employee stock ownership plan. We will contribute the remaining net proceeds to Georgetown Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Georgetown Bancorp, Inc., as the holding company of Georgetown Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Georgetown Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Georgetown Savings Bank. Initially, Georgetown Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Georgetown Savings Bank. At the present time, we intend to employ only persons who are officers of Georgetown Savings Bank to serve as officers of Georgetown Bancorp, Inc. We will, however, use the support staff of Georgetown Savings Bank from time to time. These persons will not be separately compensated by Georgetown Bancorp, Inc. Georgetown Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF GEORGETOWN SAVINGS BANK

General

Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office in Georgetown, Massachusetts and our branch office in Rowley, Massachusetts and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans and, to a lesser extent, home equity loans and lines of credit, multi-family and commercial real estate loans, construction loans, commercial loans, consumer loans, and investment securities. Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Market Area

We primarily serve communities located in Essex County, Massachusetts and, to a lesser extent, southern Rockingham County, New Hampshire. Our primary lending and deposit gathering areas are concentrated in the towns of Georgetown and Rowley, Massachusetts and communities contiguous to Georgetown and Rowley. At June 30, 2004, 89.0% of our total loan portfolio consisted of loans secured by real estate located in Essex County, Massachusetts.

Essex County is located in the northeastern portion of Massachusetts, a largely suburban area adjacent to the city of Boston. Georgetown is located 30 miles north of Boston near Interstate 95, the major north-south highway that runs along the East Coast of the United States. Consistent with suburban areas located near large metropolitan areas in general, the economy in Georgetown Savings Bank’s market area is based on a mixture of service, manufacturing, wholesale/retail trade, and state and local government. The market area also serves as a bedroom community for individuals employed in nearby Boston. Maintaining operations near a large metropolitan area serves as a benefit to Georgetown Savings Bank in periods of economic growth, while at the same time fosters significant competition for financial services. Future growth opportunities for Georgetown Savings Bank depend in part on national economic growth factors, the future economic growth in Essex County and the intensity of the competitive environment for financial services.

During the past several years, the population and number of households in Essex County has increased moderately. According to published statistics, Essex County’s 2002 population was approximately 730,000 and consisted of approximately 279,000 households. The population has increased approximately 9.0% from 1990 and is projected to grow to approximately 749,000 by 2007. In 2002, median household income for Essex County was approximately $62,433, compared to $60,306 for the Commonwealth of Massachusetts. As of June 2004, the unemployment rate in Essex County was 6.5%, compared to an unemployment rate of 5.3% for the Commonwealth of Massachusetts and 5.6% nationally.

Competition

We face intense competition within our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2004, our market share of deposits represented 41.7% and 38.1% of deposits in Georgetown and Rowley, Massachusetts, respectively.

Our competition for loans and deposits comes principally from commercial banks, savings and cooperative institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

Our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. We have historically retained all loans that we originate, although we will occasionally enter into loan participations. One- to four-family residential real estate mortgage loans represented $79.9 million, or 80.6% of our total loan portfolio at June 30, 2004. We also offer home equity loans and lines of credit, multi-family and commercial real estate loans, construction loans and, to a lesser extent, commercial and consumer loans. At June 30, 2004, home equity loans and lines of credit totaled $5.5 million, or 5.6% of our loan portfolio, multi-family and commercial real estate loans totaled $8.1 million, or 8.2% of our loan portfolio, construction mortgage loans totaled $4.1 million, or 4.1% of our loan portfolio, and commercial loans totaled $1.1 million, or 1.1% of our loan portfolio. We also originate consumer loans that are not secured by real estate, including automobile loans, deposit account loans and unsecured personal loans. At June 30, 2004, such loans totaled $450,000, or 0.5% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

	At June 30,
	2004		2003
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
One-to four-family	$79,923	80.60%	$71,482	80.52%
Multi-family and commercial real estate	8,134	8.20	8,170	9.20
Construction	4,062	4.10	2,709	3.05
Home equity loans and lines of credit	5,538	5.58	5,073	5.71
Commercial	1,059	1.07	932	1.05
Consumer	450	0.45	417	0.47

Total loans	99,166	100.00%	88,783	100.00%

Other items:
Deferred loan origination costs	259		244
Deferred loan origination fees	(192)		(183)
Allowance for loan losses	(876)		(815)

Total loans, net	$98,357		$88,029

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2004. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One-to Four-Family		Multi-family and Commercial Real Estate		Construction		Home Equity Loans and Lines of Credit		Commercial		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending June 30,
2005	$6	7.52%	$—	—%	$261	8.07%	$11	9.14%	$649	6.22%	$260	6.62%	$1,187	6.75%
2006	87	7.94	22	6.75	—	—	7	7.38	17	8.65	50	11.69	183	8.86
2007	208	6.34	43	10.25	—	—	16	7.25	31	5.75	107	10.84	405	7.94
2008 to 2009	453	6.31	65	7.75	35	7.50	31	6.50	307	8.12	33	6.96	924	7.09
2010 to 2014	11,067	5.11	1,552	7.30	—	—	120	5.87	55	9.25	—	—	12,794	5.40
2015 to 2019	26,571	5.20	1,471	7.36	391	5.38	412	4.49	—	—	—	—	28,845	5.30
2019 and beyond	41,531	5.48	4,981	7.43	3,375	5.09	4,941	4.26	—	—	—	—	54,828	5.52

Total	$79,923	5.34%	$8,134	7.41%	$4,062	5.33%	$5,538	4.33%	$1,059	6.96%	$450	8.21%	$99,166	5.49%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at June 30, 2004 that are contractually due after June 30, 2005.

	Due After June 30, 2005
	Fixed	Adjustable	Total
	(In thousands)
One-to four-family	$61,485	$18,432	$79,917
Multi-family and commercial real estate	3,931	4,203	8,134
Construction	2,203	1,598	3,801
Home equity loans and lines of credit	160	5,367	5,527
Commercial	410	—	410
Consumer	140	50	190

Total loans	$68,329	$29,650	$97,979

One-to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans substantially all of which are secured by properties located in our primary market area. At June 30, 2004, $79.9 million, or 80.6% of our loan portfolio, consisted of one- to four-family residential mortgage loans. We generally retain for our portfolio all loans that we originate. One-to four-family mortgage loan originations are generally obtained from our in-house loan representatives, from existing or past customers, through advertising, and through referrals from local real estate brokers, third party commissioned loan originators and attorneys and are underwritten pursuant to Georgetown Savings Bank’s policies and standards. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We will not make loans with a loan-to-value ratio in excess of 95%. Fixed rate mortgage loans generally are originated for terms of 10, 15, 20, 25 and 30 years. Generally, all fixed rate residential mortgage loans are underwritten according to Fannie Mae policies and procedures.

We also offer adjustable-rate mortgage loans for one- to four-family properties, with an interest rate based on the one-year Constant Maturity Treasury Bill Index, which adjusts annually from the outset of the loan or which adjusts annually after a three-or five-year initial fixed rate period. We originated $11.1 million of adjustable rate one- to four-family residential loans during the fiscal year ended June 30, 2004, as compared to total originations of $26.2 million one-to four-family residential loans during the same period. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6%, regardless of the initial rate. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate mortgage loans may be limited during periods of rapidly rising interest rates. At June 30, 2004, $18.4 million, or 23.1% of our one- to four-family residential loans, had adjustable rates of interest.

In an effort to provide financing for first-time homebuyers, we offer our own first-time homebuyer loan program. This program offers one-to four-family residential mortgage loans to qualified individuals. These loans are offered with terms and adjustable and fixed rates of interest similar to our other one-to four-family mortgage loan products, except that adjustable rate loans provide for a maximum rate adjustment of 1% per adjustment. With this program, borrowers do not pay any loan origination fees. Such loans must be secured by an owner-occupied residence. These loans are originated using similar underwriting guidelines as our other one-to four-family mortgage loans. Such loans are originated in amounts of up to 95% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is required for loans with loan-to-value ratios of over 80%.

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance for the benefit of Georgetown Savings Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans. Our loan policy provides that we will not originate loans secured by real estate which contain underground fuel storage tanks. At June 30, 2004, our largest residential mortgage loan had a principal balance of $785,000 and was secured by a residence located in Swampscott, Massachusetts. This loan was performing in accordance with its repayment terms.

Home Equity Loans and Home Equity Lines of Credit. We also offer home equity loans and home equity of lines of credit, both of which are secured by one- to four-family residences. At June 30, 2004, home equity loans and equity lines of credit totaled $5.5 million, or 5.6% of total loans. Additionally, at June 30, 2004, the unadvanced amounts of home equity lines of credit totaled $9.4 million. The underwriting standards utilized for home equity loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio for home equity loans and equity lines of credit is generally limited to 80%. Home equity loans are offered with fixed rates of interest and with terms of up to 15 years. Our home equity lines of credit have adjustable rates of interest which are equal to the prime rate, as reported in The Wall Street Journal.

Multi-Family and Commercial Real Estate Loans. We originate multi-family and commercial real estate loans, including commercial lines of credit, that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities primarily located in our primary market area. At June 30, 2004, multi-family and commercial real estate mortgage loans totaled $8.1 million, which amounted to 8.2% of total loans. Our real estate underwriting policies provide that such loans may be made in amounts of up to 80% of the appraised value of the property, provided such loan complies with our loans-to-one borrower limit for these types of loans. Upon completion of the charter conversion to a federal thrift, our loans-to-one borrower limit will be 15% of our capital which, at June 30, 2004 was $1.2 million. Our multi-family and commercial real estate loans may be made with terms of up to 25 years and are offered with interest rates that are fixed or adjust periodically and are indexed to the prime rate as reported in The Wall Street Journal. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise and credit history, and the profitability of the underlying business and the value of the underlying property. In addition, with respect to real estate rental properties, we will also consider the term of the lease and the quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2 times. Environmental surveys are generally required for commercial real estate loans. Generally, multi-family and commercial real estate loans made to corporations, partnerships and other business entities require the principals to execute the loan agreements in their individual capacity as well as signing on behalf of such business entity.

A commercial borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual principals of our commercial borrowers. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable. The largest multi-family and commercial real estate loan in our portfolio at June 30, 2004 was an $848,000 loan located in our primary market area and secured by commercial real estate. This loan was performing according to its terms at June 30, 2004.

Loans secured by commercial real estate, including multi-family properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate, including multi-family properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Construction Loans. We also originate construction loans for the development of one-to four-family residential properties located in our primary market area. Residential construction loans are generally offered to experienced local developers operating in our primary market area and to individuals for the construction of their personal residences. At June 30, 2004, residential construction loans amounted to $3.7 million, or 3.7% of total loans. At June 30, 2004, the unadvanced portion of these construction loans totaled $1.8 million.

Our residential construction loans generally provide for the payment of interest only during the construction phase, which is usually 12 months. In the case of construction loans to individuals for the construction of their primary residences, our policies require that the loan convert to a permanent mortgage loan at the end of the construction phase. Residential construction loans can be made with a maximum loan-to-value ratio of 90%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. At June 30, 2004, the largest outstanding residential construction loan commitment was for $800,000, $391,000 of which was outstanding. This loan was performing according to its terms at June 30, 2004. Residential construction loans are generally made on the same terms as our one-to four-family mortgage loans.

Before making a commitment to fund a residential construction loan, we require an appraisal on the property by an independent licensed appraiser. We also review and inspect each property before disbursement of funds during the terms of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

We also make construction loans for commercial development projects. The projects include multi-family, apartment and small retail and office buildings. These loans generally have an interest-only phase during construction then convert to permanent financing. Disbursement of funds are at our sole discretion and are based on the progress of construction.

The maximum loan-to-value ratio limit applicable to these loans is generally 80%. At June 30, 2004, commercial construction loans totaled $382,000, or 0.4% of total loans.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

Commercial Loans. At June 30, 2004, we had $1.1 million in commercial loans, which amounted to 1.1% of total loans. We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses. Commercial lending products include term loans and revolving lines of credit. The maximum amount of a commercial business loan is limited by our loans-to-one-borrower limit. Upon completion of the charter conversion, our loans-to-one borrower limit will be 15% of our capital which, at June 30, 2004, was $1.2 million. Such loans are generally used for longer-term working capital purposes such as purchasing equipment or furniture. Commercial loans are made with either adjustable or fixed rates of interest. Variable rates are based on the prime rate, as published in The Wall Street Journal, plus a margin. Fixed rate commercial loans are set either at a margin above the Federal Home Loan Bank comparable advance rate or the prime rate swap curve.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and we also require the business principals to execute such loans in their individual capacities. Depending on the amount of the loan and the collateral used to secure the loan, commercial loans are made in amounts of up to 90% of the value of the collateral securing the loan. We generally do not make unsecured commercial loans.

Commercial loans generally have greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We seek to minimize these risks through our underwriting standards. At June 30, 2004, our largest commercial loan was a $150,000 loan to an antiques wholesaler and secured by business assets and residential real estate located in our primary market area. This loan was performing according to its terms at June 30, 2004.

Consumer Loans. We offer a limited range of consumer loans, principally to Georgetown Savings Bank customers residing in our primary market area with acceptable credit ratings. Our consumer loans generally consist of loans on new and used automobiles, loans secured by deposit accounts and unsecured personal loans. Consumer loans totaled $450,000, or 0.5% of our total loan portfolio at June 30, 2004.

Origination, Participation and Servicing of Loans. Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future levels of market interest rates. From time to time, we will participate in loans, sometimes as the “lead lender.” Whether we are the lead lender or not, we underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At June 30, 2004, we had $2.7 million in loan participation interests.

We generally retain in our portfolio and service all loans that we originate. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans.

During the fiscal year ended June 30, 2004, we originated $26.2 million of fixed rate and adjustable rate one-to four-family loans, all of which loans were retained by us.

The following table shows our loan originations, sales and repayment activities for the fiscal years indicated.

	Fiscal Years Ended June 30,
	2004	2003
	(In thousands)
Total loans at beginning of year	$88,783	$78,141
Loans originated:
One-to four-family	26,216	42,768
Multi-family and commercial real estate	438	2,921
Construction	5,974	287
Home equity loans and lines of credit	5,103	3,929
Commercial	315	158
Consumer	325	139

Total loans originated	38,371	50,202

Deduct:
Principal repayments	(27,988)	(38,490)
Loan sales	—	(1,070)

Net loan activity	10,383	10,642

Total loans at end of year	$99,166	$88,783

Loan Approval Procedures and Authority. Georgetown Savings Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by Georgetown Savings Bank’s Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of borrowers.

Georgetown Savings Bank’s policies and loan approval limits are established by the Board of Directors. The Board of Directors has designated certain individuals of Georgetown Savings Bank (ranging from senior management to senior loan underwriter) (the “Designated Individuals”) to consider and approve loans within their designated authority. Loans in amounts above the authorized limits of the Designated Individuals and loans outside of the designated authority of the Designated Individuals require the approval of Georgetown Savings Bank’s Executive Committee. The Executive Committee consists of five non-employee directors of Georgetown Savings Bank. All loans which are approved by the Designated Individuals are still reviewed and ratified by the Executive Committee. In addition, the full Board of Directors of Georgetown Savings Bank ratifies all loans originated by Georgetown Savings Bank.

With regard to the lending authority of the Designated Individuals, Georgetown Savings Bank’s President and Chief Executive Officer and Chief Lending Officer each possess individual authority to approve all one-to four-family mortgage loans, residential real estate construction loans, and home equity loans and home equity lines of credit in amounts up to $700,000. These two Designated Individuals may also individually approve multi-family and commercial real estate and commercial loans in amounts up to $250,000 and consumer loans in amounts up to $35,000.

Georgetown Savings Bank’s Loan Department Manager and senior loan underwriter possess joint authority to approve one-to four-family mortgage loans which meet the eligibility requirements for sale to Fannie Mae on the secondary mortgage market and home equity loans and home equity lines of credit in amounts up to $200,000. The Loan Department Manager possesses individual authority to approve consumer loans in amounts up to $35,000.

We require appraisals of all real property securing loans, except for home equity loans and equity lines of credit, in which case we may use the tax assessed value of the property securing such loan. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the Board of Directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

Non-performing and Problem Assets

Georgetown Savings Bank commences collection efforts when a loan becomes seven days past due with system generated reminder notices. Subsequent late charge and delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard Georgetown Savings Bank’s collateral. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. All loans 30 days past due are reported to the Board of Directors. Upon direction of the Board of Directors, if no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

Loans are placed on non-accrual status when they are more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

Non-performing Loans. At June 30, 2004, $774,000 or 0.78% of our total loans were non-performing loans. These loans consisted of four loans all to the same borrower. All four loans are secured and, in some instances, cross-collateralized by a personal residence, commercial real estate, a passbook and/or a lien on non-real estate commercial property. At June 30, 2004, we had established a specific allowance for these loans that totaled $85,000.

Potential problem loans are loans that are currently performing and are not included in non-accrual loans below, but about which we have serious doubts as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in non-accrual or past due loans, so they are considered by management in assessing the adequacy of the allowance for loan losses. At June 30, 2004, no loans had been identified as potential problem loans that caused management to have serious doubts regarding the ability of such borrowers to comply with the present loan repayment terms.

Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. Delinquent loans that are 90 days or more past due are generally considered non-performing assets. During the periods presented, we did not have any troubled debt restructurings.

	At June 30,
	2004	2003
	(Dollars in thousands)
Non-accrual loans:
One-to four-family	$235	$—
Multi-family and commercial real estate	435	—
Construction	37	—
Home equity loans and lines of credit	—	—
Commercial	67	—

Consumer	—	—

Total non-accrual loans	$774	$—

Loans greater than 90 days delinquent and still accruing:
One-to four-family	$—	$—
Multi-family and commercial real estate	—	—
Construction	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—

Consumer	—	—

Total loans 90 days and still accruing	$—	$—

Total non-performing loans	$774	$—

Real estate owned:
One-to four-family	$—	$—
Multi-family and commercial real estate	—	—
Construction	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—

Consumer	—	—

Total real estate owned	$—	$—

Total non-performing assets	$774	$—

Ratios:
Non-performing loans to total loans	0.78%	—%
Non-performing assets to total assets	0.62%	—%

For the fiscal year ended June 30, 2004, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $67,000. Interest income recognized on such loans for the fiscal year ended June 30, 2004 was $12,000.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2004
One-to four-family	1	$126	1	$235	2	$361
Multi-family and commercial real estate	—	—	1	435	1	435
Construction	—	—	1	37	1	37
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial	—	—	1	67	1	67
Consumer	—	—	—	—	—	—

Total	1	$126	4	$774	5	$900

At June 30, 2003
One-to four-family	—	$—	—	$—	—	$—
Multi-family and commercial real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial	1	17	—	—	1	17
Consumer	1	7	—	—	1	7

Total	2	$24	—	$—	2	$24

Classified Assets. Office of Thrift Supervision regulations provide that loans and other assets of lesser quality should be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

We are required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as “loss,” we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

On the basis of management’s review of our assets, at June 30, 2004, we had classified $774,000 of our assets as substandard, which consisted of four non-accruing loans all to the same borrower. At June 30, 2004, none of our assets were classified as special mention, doubtful or loss.

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. Once a loan becomes delinquent or is otherwise identified as a problem, we may establish a specific loan loss allowance based on a review of among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management’s judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of June 30, 2004 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

In addition, as an integral part of their examination process, the Office of Thrift Supervision will and Federal Deposit Insurance Corporation does periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the fiscal years indicated.

	At or For the Fiscal Years Ended June 30,
	2004(1)	2003(1)
	(Dollars in thousands)
Balance at beginning of year	$815	$770

Charge-offs:
One-to four-family	—	—
Multi-family and commercial real estate	—	—
Construction	—	—
Home equity loans and lines of credit	—	—
Commercial	—	—
Consumer	1	4

Total charge-offs	1	4

Recoveries:
One-to four-family	—	—
Multi-family commercial real estate	—	—
Construction	—	—
Home equity loans and lines of credit	—	—
Commercial	1	—
Consumer	1	1

Total recoveries	2	1

Net (charge-offs) recoveries	1	(3)
Provision for loan losses	60	48

Balance at end of year	$876	$815

Ratios:
Net charge-offs to average loans outstanding (annualized)	—%	—%
Allowance for loan losses to non-performing loans at end of year	113.18	—
Allowance for loan losses to total loans at end of year	0.88	0.92

(1)	Total loans, including net deferred loan costs, for the periods ended June 30, 2004 and 2003 were $99.2 million, and $88.8 million, respectively.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories

	At June 30,
	2004			2003
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
			(Dollars in thousands)
One-to four-family	$425	$79,923	80.60%	$358	$71,482	80.52%
Multi-family and commercial real estate	202	8,134	8.20	224	8,170	9.20
Construction	85	4,062	4.10	54	2,709	3.05
Home equity loans and lines of credit	83	5,538	5.58	76	5,073	5.71
Commercial	26	1,059	1.07	19	932	1.05
Consumer	7	450	0.45	6	417	0.47
Unallocated	48	—	—	78	—	—

Total	$876	$99,166	100.00%	$815	$88,783	100.00%

Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and a loss allowance is established by using loss experience data and management’s judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis.

This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Investments

Georgetown Savings Bank’s Board of Directors is responsible for adopting Georgetown Savings Bank’s Investment Policy. The Investment Policy is reviewed annually by management and any changes to the policy are recommended to and subject to the approval of our Board of Directors. Authority to make investments under the approved Investment Policy guidelines is delegated to appropriate officers. While general investment strategies are developed and authorized by the Board of Directors, the execution of specific actions rests with our President and Chief Executive Officer or our Chief Financial Officer who may act individually or jointly. Our President and Chief Executive Officer and Chief Financial Officer are both responsible for ensuring that the guidelines and requirements included in the Investment Policy are followed and that all securities are considered prudent for investment. Both of these individuals are authorized to execute investment transactions (purchases and sales) up to $2 million per transaction without the prior approval of the Executive Committee and within the scope of the established Investment Policy. Each transaction in excess of $2 million must receive prior approval of the Executive Committee. All investment transactions are reviewed and ratified or approved (as the case may be) at regularly scheduled meetings of the Executive Committee. The Executive Committee is comprised of our Chairman and four other non-employee directors.

Federally chartered thrifts have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various federal agencies, mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, and Fannie Mae and Freddie Mac equity securities. As a Massachusetts chartered savings bank, we are authorized to invest in a broader array of assets, including certain investments that would be deemed impermissible for federally chartered thrifts. At June 30, 2004, except for an aggregate of $199,000 in mutual fund investments, Georgetown Savings Bank did not possess in its investment portfolio any investments that would be deemed impermissible for federally chartered thrift institutions. With regard to the $199,000 in mutual fund investments, it is expected that the Office of Thrift Supervision will permit Georgetown Savings Bank to divest this investment from its portfolio over a period of time. Georgetown Bancorp, Inc., as a federally-chartered mid-tier stock holding company, may invest in equity securities subject to certain limitations.

Our investment portfolio at June 30, 2004, at amortized cost, consisted of $3.8 million in United States Government and agency securities, $200,000 of corporate debt instruments, $1.6 million in Federal Home Loan Bank of Boston stock and $199,000 consisting of our mutual fund investment in the Bank Investment Fund One. We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies or government sponsored enterprises. At June 30, 2004, our mortgage-backed securities portfolio totaled $10.0 million, or 8.0% of total assets, and consisted of $10.0 million in fixed-rate securities guaranteed by Fannie Mae or Freddie Mac. Securities can be classified as held-to-maturity or available-for-sale at the date of purchase.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At June 30,
	2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
U.S. Government and federal agency obligations	$3,002	$2,955	$4,503	$4,533
Other bonds and notes obligations	—	—	405	414
Mortgage-backed securities	7,257	7,149	1,327	1,347

Total debt securities	10,259	10,104	6,235	6,294
Bank Investment Fund One	199	195	209	199

Total securities available for sale	$10,458	$10,299	$6,444	$6,493

Securities held to maturity:
U.S. Government and federal agency obligations	$750	$752	$950	$978
Other bonds and notes obligations	200	201	198	211
Mortgage-backed securities	2,732	2,776	3,027	3,175

Total securities held to maturity	$3,682	$3,729	$4,175	$4,364

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agency obligations	$—	—%	$3,002	2.30%	$—	—%	$—	—%	$3,002	$2,955	2.30%
Mortgage-backed securities	—	—	—	—	5,542	3.81	1,715	1.11	7,257	7,149	3.17

Total debt securities	—	—%	3,002	2.30%	5,542	3.81%	1,715	1.11%	10,259	10,104	2.91%
Bank Investment Fund One	199	1.51	—	—	—	—	—	—	199	195	1.51

Total securities available for sale	$199	1.51%	$3,002	2.30%	$5,542	3.81	$1,715	1.11%	$10,458	$10,299	2.89%

Securities held to maturity:
U.S. Government and federal agency obligations	$—	—%	$750	2.67	$—	—	$—	—	$750	$752	2.67
Other bonds and notes obligations	200	7.00	—	—	—	—	—	—	200	201	7.00
Mortgage-backed securities	—	—	136	6.67	1,577	4.31	1,019	6.77	2,732	2,776	5.34

Total securities held to maturity	$200	7.00%	$886	3.35%	$1,577	4.31%	$1,019	6.77%	$3,682	$3,729	4.92%

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily FHLB advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not accepted brokered deposits in the past, although we have the authority to do so.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2004, $34.5 million, or 39.2% of our deposit accounts were certificates of deposit, of which $16.3 million have maturities of one year or less.

The following table sets forth the distribution of total deposits by account type, at the dates indicated.

	At June 30,
	2004			2003
	Actual Balance	Percent	Weighted Average Rate	Actual Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Demand deposits	$10,411	11.84%	—%	$9,256	11.11%	—%
NOW deposits	5,077	5.77	0.05	6,591	7.91	0.25
Money market deposits	16,075	18.28	1.30	14,125	16.95	1.41
Regular and other savings	21,866	24.87	0.30	20,638	24.77	0.84

Total transaction accounts	53,429	60.76		50,610	60.74
Certificates of deposit	34,507	39.24	2.85	32,715	39.26	2.90

Total deposits	$87,936	100.00%	1.43%	$83,325	100.00%	1.60%

The following table sets forth the deposit activities for the fiscal years indicated.

	Fiscal Years Ended June 30,
	2004	2003
	(In thousands)
Beginning balance	$83,325	$77,356
Net deposits (withdrawals) before interest credited	3,370	4,490
Interest credited	1,241	1,479

Net increase (decrease) in deposits	4,611	5,969
Ending balance	$87,936	$83,325

As of June 30, 2004, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $15.5 million. The following table indicates the amount of those certificates of deposit as of June 30, 2004, by time remaining until maturity.

At June 30, 2004
(In thousands)
Three months or less	$7,742
Over three months through six months	670
Over six months through one year	556
Over one year to three years	5,264
Over three years	1,307

Total	$15,539

The following table presents, by rate category, our certificate of deposit accounts as of the dates indicated.

	At June 30,
	2004	2003
	(In thousands)
Interest Rate
Less than 2%	$9,866	$9,327
2.00%-2.99%	9,775	12,559
3.00%-3.99%	9,275	4,482
4.00%-4.99%	2,048	2,618
5.00%-5.99%	2,796	3,029
6.00%-6.99%	747	700

Total	$34,507	$32,715

The following table sets forth the amount and maturities of time deposits at June 30, 2004.

	June 30, 2005	June 30, 2006	June 30, 2007	June 30, 2008	After June 30, 2009	Total
	(In thousands)
Interest Rate
Less than 2%	$7,774	$1,715	$143	$234	$—	$9,866
2.00% - 2.99%	6,456	1,502	1,197	571	49	9,775
3.00% - 3.99%	709	2,031	4,012	520	2,003	9,275
4.00% - 4.99%	777	306	665	300	—	2,048
5.00% - 5.99%	127	234	2,435	—	—	2,796
6.00% - 6.99%	442	—	—	—	305	747

Total	$16,285	$5,788	$8,452	$1,625	$2,357	$34,507

Borrowings. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Boston. As of June 30, 2004, we had Federal Home Loan Bank advances in the amount of $27.4 million, which represented 23.4% of total liabilities with a weighted average maturity of 3.29 years. As a member of the Federal Home Loan Bank of Boston, Georgetown Savings Bank can currently borrow up to approximately $58.1 million from the Federal Home Loan Bank.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Fiscal Years Ended June 30,
	Long-Term Borrowings		Short-Term Borrowings(1)
	2004	2003	2004	2003
	(Dollars in thousands)
Balance at end of year	$21,012	$18,054	$6,340	$4,000
Average balance during year	18,700	17,337	4,732	346
Maximum outstanding at any month end	21,012	18,054	6,340	4,000
Weighted average interest rate at end of year	3.87%	4.33%	1.36%	1.26%
Average interest rate during year	4.21%	4.95%	1.23%	1.16%

(1)	Represents short-term borrowings of less than one year.

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability on our consolidated balance sheets. The following summarized our repurchase agreements at and for the periods shown:

	At or For the Fiscal Years Ended June 30,
	2004	2003
	(Dollars in thousands)
Balance at end of year	$908	$658
Average balance during year	677	539
Maximum outstanding at any month end	908	658
Weighted average interest rate at end of year	1.00%	1.39%
Average interest rate during year	1.01%	1.67%

Properties

The following table provides certain information with respect to our two banking offices as of June 30, 2004:

Location	Owned or Leased		Year Acquired or Leased		Square Footage	Net Book Value of Real Property
						(In thousands)
Main Office:
2 East Main Street Georgetown, MA 01833	Own		2003	(1)	14,400	$3,424

Branch Office:
303 Haverhill Street Rowley, MA 01969	Leased	(2)	1999		3,500	$593

Other Property (3):
8 Prospect Street Georgetown, MA 01833	Own		1997		1,000	$106

(1)	In 2003, Georgetown Savings Bank constructed a new main office upon this property which it has owned since 1985.
(2)	Georgetown Savings Bank owns the building but leases the land. The lease has a term of 40 years with an option to renew for an additional 10 years.
(3)	This property was acquired in foreclosure and is available for use for banking purposes.

The net book value of our premises, land and equipment was approximately $5.1 million at June 30, 2004.

Subsidiary Activities

Georgetown Securities Corporation is a wholly-owned subsidiary of Georgetown Savings Bank established in 1995 as a Massachusetts security corporation for the purpose of buying, selling and holding investment securities on its own behalf. The income earned on Georgetown Securities Corporation’s investment securities is subject to a significantly lower rate of state tax than that assessed on income earned on investment securities maintained at Georgetown Savings Bank. At June 30, 2004, Georgetown Securities Corporation had total assets of $13.6 million, virtually all of which were in investment securities.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At June 30, 2004, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Georgetown Savings Bank will enter into an agreement with Georgetown Bancorp, Inc. and Georgetown Bancorp, MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Georgetown Savings Bank and Georgetown Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2004, we had 29 full-time employees and six part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. Georgetown Bancorp, Inc. and Georgetown Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Georgetown Savings Bank’s federal tax returns are not currently under audit, and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Georgetown Bancorp, Inc. or Georgetown Savings Bank.

Method of Accounting. For federal income tax purposes, Georgetown Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its federal and state income tax returns.

Bad Debt Reserves. Georgetown Savings Bank is permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions can, within specified formula limits, be deducted in arriving at our taxable income. Pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), savings institutions were required to recapture any excess reserves over those established as of October 31, 1988 (base year reserve). Georgetown Savings Bank recaptured approximately $29,000 of reserves over the six-year period ended June 30, 2002.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to November 1, 1988 were subject to recapture into taxable income should Georgetown Savings Bank fail to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules.

At June 30, 2004, our total federal pre-1988 base year reserve was approximately $723,000. However, under current law, pre-1988 base year reserves remain subject to recapture should Georgetown Savings Bank make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the “Code”) imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Georgetown Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2004, Georgetown Savings Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Georgetown Bancorp, Inc. may exclude from its income 100% of dividends received from Georgetown Savings Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

For Massachusetts income tax purposes, a consolidated tax return cannot be filed. Instead, Georgetown Bancorp, Inc., Georgetown Savings Bank, and each of its subsidiaries file separate annual income tax returns. Georgetown Savings Bank’s state tax returns, as well as those of its subsidiaries, are not currently under audit, and have not been audited during the past five years.

Georgetown Savings Bank files Massachusetts Financial Institution income tax returns and is subject to an annual Massachusetts tax at a rate of 10.5% of its net income. Massachusetts net income is defined as gross income from all sources without any exclusions, less the following deductions: all deductions (but not credits) which are allowable under the Code except for those deductions under the Code relating to (1) dividends received, (2) losses sustained in other taxable years, and (3) income or franchise taxes imposed by any state in the United States or a political subdivision.

Georgetown Bancorp, Inc. will be required to file a Massachusetts income tax return and is generally subject to a state income tax rate that is the same rate as the tax rate for financial institutions in Massachusetts. However, if Georgetown Bancorp, Inc. meets certain requirements, it may be eligible to be taxed as a Massachusetts Security Corporation. Bank holding companies that are so classified are subject to a state tax rate of 0.33% of their gross income. Georgetown Savings Bank has received an opinion from Wolf & Company, P.C. that the ownership of 100% of the stock of Georgetown Funding Corporation by Georgetown Bancorp, Inc. will not prevent Georgetown Bancorp, Inc. from qualifying as a security corporation, provided that Georgetown Bancorp, Inc.: (a) applies for, and receives, security corporation classification by the Massachusetts Department of Revenue; and (b) does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

Georgetown Savings Bank’s subsidiary, Georgetown Securities Corporation, is taxed as a Massachusetts securities corporation, and is subject to a state tax rate of 1.32% of its gross income.

SUPERVISION AND REGULATION

General

Upon completion of the reorganization and offering, Georgetown Savings Bank will be examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Georgetown Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System. Georgetown Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Georgetown Savings Bank and prepare reports for the consideration of its Board of Directors on any operating deficiencies. Georgetown Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Georgetown Savings Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on Georgetown Bancorp, Inc. and Georgetown Savings Bank and their operations.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Georgetown Savings Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. Georgetown Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Georgetown Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 46% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. Georgetown Savings Bank does not typically engage in asset sales.

At June 30, 2004, Georgetown Savings Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2004, Georgetown Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Georgetown Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Georgetown Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Georgetown Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At June 30, 2004, Georgetown Savings Bank satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the association’s net income for that year to date plus the association’s retained net income for the preceding two years;

•	the association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Georgetown Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including Georgetown Savings Bank, became subject to FDIC regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require Georgetown Savings Bank to disclose its privacy policy, including identifying with whom it shares “non-public personnel information” to customers at the time of establishing the customer relationship and annually thereafter.

The regulations also require Georgetown Savings Bank to provide its customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, Georgetown Savings Bank is required to provide its customers with the ability to “opt-out” of having Georgetown Savings Bank share their non-public personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on Georgetown Savings Bank. The Gramm-Leach-Bliley Act also provides for the ability of each state to enact legislation that is more protective of consumers’ personal information. We cannot predict whether Massachusetts may enact such legislation or what impact, if any, it would have if enacted.

On February 1, 2001, the FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. Georgetown Savings Bank has implemented these guidelines and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Georgetown Savings Bank. Georgetown Bancorp, Inc. is an affiliate of Georgetown Savings Bank. In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

Georgetown Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Georgetown Savings Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Georgetown Savings Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The

Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for an association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings association will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2004, Georgetown Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in Georgetown Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Georgetown Savings Bank’s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Georgetown Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Boston, Georgetown Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2004, Georgetown Savings Bank was in compliance with this requirement.

Federal Reserve System

The Federal Reserve Board regulations require savings associations to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2004, Georgetown Savings Bank was in compliance with these reserve requirements.

Internet Banking

Technological developments are significantly altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks’ efficiency and competitiveness consistent with safe and sound banking practices. We cannot assure you that the bank regulatory agencies will adopt new regulations that will not materially affect any of our internet operations or restrict any such further operations.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including savings banks, like Georgetown Savings Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the “Act”), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the Board of Directors or the board itself.

Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company’s registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

We anticipate that we will incur additional expense in complying with the provisions of the Act and the regulations that have been promulgated to implement the Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Holding Company Regulation

General. Upon completion of the reorganization, Georgetown Bancorp, MHC and Georgetown Bancorp, Inc. will be non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Georgetown Bancorp, MHC and Georgetown Bancorp, Inc. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Georgetown Bancorp, Inc. and Georgetown Bancorp, Inc. MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Georgetown Bancorp, Inc. and Georgetown Bancorp, MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Georgetown Bancorp, Inc. may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; (x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including Georgetown Bancorp, Inc. and Georgetown Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Georgetown Bancorp, MHC. Office of Thrift Supervision regulations require Georgetown Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Georgetown Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company’s Board of Directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Georgetown Bancorp, MHC will waive any dividends paid by Georgetown Bancorp, Inc. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Georgetown Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Georgetown Bancorp, MHC converts to stock form.

Conversion of Georgetown Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Georgetown Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new stock holding company would be formed as the successor to Georgetown Bancorp, Inc. (the “New Holding Company”), Georgetown Bancorp, MHC’s corporate existence would end, and certain depositors of Georgetown Savings Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Georgetown Bancorp, MHC (“Minority Stockholders”) would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Georgetown Bancorp, Inc. immediately prior to the Conversion Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Georgetown Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Georgetown Bancorp, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

Any Conversion Transaction would require the approval a majority of the outstanding shares of Georgetown Bancorp, Inc. common stock held by Minority Stockholders and approval of a majority of the votes held by depositors of Georgetown Savings Bank, with depositors entitled to cast one vote per $100 on deposit at Georgetown Savings Bank (up to a maximum of 1,000 votes). It is expected that any second-step conversion transaction also would require the approval of a majority of the voting corporators of Georgetown Bancorp, MHC.

Federal Securities Laws

Georgetown Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Georgetown Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Georgetown Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Georgetown Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Georgetown Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Georgetown Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Georgetown Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Georgetown Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Georgetown Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

MANAGEMENT

Shared Management Structure

The directors of Georgetown Bancorp, Inc. will be those same persons who are the directors of Georgetown Savings Bank. In addition, each executive officer of Georgetown Savings Bank will also be an executive officer of Georgetown Bancorp, Inc.

We expect that Georgetown Bancorp, Inc. and Georgetown Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Georgetown Savings Bank. These individuals may receive additional compensation for their services to Georgetown Bancorp, Inc. Following the reorganization and stock offering, Georgetown Bancorp, Inc. will evaluate the payment of separate Board fees to its directors in light of their additional responsibilities given our status as a public company.

Directors of Georgetown Bancorp, Inc.

The Board of Directors of Georgetown Bancorp, Inc. will initially consist of sixteen members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Robert E. Balletto, James E. Brackbill, Jr., MD, David H. Condon, Stephen L. Flynn, Thomas L. Hamelin and Arthur J. Rauseo. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Roy C. Carlson, Anthony S. Conte, Jr., Kenneth D. Monaco, Merton E. Roberts, Jr. and Robert P. Rudolph. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Hobart B. Esty, T. Louis Hamelin, Calvin H. Pingree, Richard F. Spencer and Edward G. Williams.

Executive Officers of Georgetown Bancorp, Inc.

The following individuals will be the executive officers of Georgetown Bancorp, Inc. and will hold the offices set forth below opposite their names.

Name	Age(1)	Position
Robert E. Balletto	48	President and Chief Executive Officer
Joseph W. Kennedy	44	Senior Vice President, Treasurer and Chief Financial Officer

(1)	As of June 30, 2004.

The executive officers of Georgetown Bancorp, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Georgetown Savings Bank

Composition of our Board. Georgetown Savings Bank has 16 directors. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting. Directors of Georgetown Savings Bank will be elected by Georgetown Bancorp, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2004, and the years when they began serving as directors (or trustees) of Georgetown Savings Bank and when their current term expires:

Directors	Age	Position	Director Since	Term Expires
Edward G. Williams	80	Director and Chairman of the Board	1965	2007
Roy C. Carlson	77	Director and Vice Chairman of the Board	1985	2006
Robert E. Balletto	48	Director, President and Chief Executive Officer	2004	2005
James E. Brackbill, Jr., M.D.	71	Director	1990	2005
David H. Condon	59	Director	1992	2005
Anthony S. Conte, Jr.	38	Director	2000	2006
Hobart B. Esty	80	Director	1968	2007
Stephen L. Flynn	48	Director	2001	2005
T. Louis Hamelin	80	Director	1971	2007
Thomas L. Hamelin	48	Director	2000	2005
Kenneth D. Monaco	49	Director	2002	2006
Calvin H. Pingree	66	Director	1984	2007
Arthur J. Rauseo	78	Director	1991	2005
Merton E. Roberts, Jr.	79	Director	1989	2006
Robert P. Rudolph	73	Director	1973	2006
Richard F. Spencer	60	Director	1999	2007

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Robert E. Balletto has been employed with Georgetown Savings Bank since 1982 and has served as Chief Executive Officer since 1988. In July 2004, Mr. Balletto was elected to the Board of Directors of Georgetown Savings Bank and was also appointed President.

James E. Brackbill, Jr., M.D. is retired. Mr. Brackbill was formerly a surgeon practicing in Haverhill, Massachusetts.

Roy C. Carlson is retired. Mr. Carlson was formerly a registered professional engineer for Western Electric (MA), located in North Andover, Massachusetts.

David H. Condon retired from Raytheon Company in December 2003, where he served as a budget and cost accounting manager.

Anthony S. Conte, Jr. is a funeral director for Conte Funeral Homes, Inc., located in Georgetown, Massachusetts.

Hobart B. Esty is President and Treasurer of Ralph A. Esty & Sons, Inc., a wholesale/retail lumber and building supply company, located in Groveland, Massachusetts.

Stephen L. Flynn is the President and owner of Nunan Florist and Greenhouse, Inc., located in Georgetown, Massachusetts.

T. Louis Hamelin is retired. Mr. Hamelin was formerly a salesman in the printing supplies business. Mr. Hamelin is the father of Director Thomas L. Hamelin.

Thomas L. Hamelin is a mechanical engineer for Tokyo Electron MA, Inc., a semi-conductor manufacturing firm, located in Beverly, Massachusetts. Mr. Hamelin is the son of Director T. Louis Hamelin.

Kenneth D. Monaco is manager of Ralph A. Esty & Sons, Inc., a wholesale/retail lumber and building supply company, located in Groveland, Massachusetts.

Calvin H. Pingree is the President and owner of N. Pingree Insurance Agency, Inc., located in Haverhill, Massachusetts.

Arthur J. Rauseo is the owner and operator of Georgetown Shoe & Clothing, located in Georgetown, Massachusetts.

Merton E. Roberts, Jr. is retired. Mr. Roberts was formerly a funeral director in Georgetown, Massachusetts.

Robert P. Rudolph is a partner with the law firm of Rudolph & Arsenault, located in Georgetown, Massachusetts.

Richard F. Spencer retired as Chief of Police for the town of Georgetown, Massachusetts in July 2002.

Edward G. Williams is retired. Mr. Williams was the previous owner and operator of Williams Oil Service, located in Georgetown, Massachusetts. Mr. Williams has been Chairman of the Board of Georgetown Savings Bank since January 2002, and served as President from January 2002 to July 2004.

Executive Officer Who Is Not Also a Director:

Joseph W. Kennedy began employment with Georgetown Savings Bank in 1999 as Vice President and Chief Financial Officer. Mr. Kennedy has served as Senior Vice President and Chief Financial Officer since January 2004 and Treasurer since April 2003.

Meetings of the Boards of Directors

As a Massachusetts chartered savings bank, our Board of Trustees met quarterly, and held special meetings as necessary. During the fiscal year ended June 30, 2004, the Board of Trustees of Georgetown Savings Bank held four regular meetings and six special meetings. Going forward, as a federally chartered savings bank, our Board of Directors will meet monthly and may hold special meetings as necessary.

Georgetown Bancorp, Inc. was not incorporated during fiscal year 2004 and, therefore, no board or committee meetings were held during fiscal year 2004. Following the offering, the Board of Directors of Georgetown Bancorp, Inc. is expected to meet quarterly, or more often as may be necessary.

Committees of the Board of Directors of Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. does not currently maintain any board committees, although we intend to establish standing Audit, Nominating and Compensation Committees following the offering.

The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the appointment of an accounting firm to perform Georgetown Bancorp, Inc.’s annual audit, and will act as a liaison between the auditors and the Board of Directors. The Audit Committee will be comprised of directors who are “independent” under the current Nasdaq listing standards. As a non-SEC registered company, we have not been required to designate an “audit committee financial expert” pursuant to the Sarbanes-Oxley Act of 2002 or the Securities and Exchange Commission Regulations.

The Chairman of the Board has the authority to appoint the Nominating Committee which meets at least annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of directors who are independent under the current Nasdaq listing standards.

The Compensation Committee will establish Georgetown Bancorp, Inc.’s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of directors who are independent under the current Nasdaq listing standards.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Georgetown Bancorp, Inc. will adopt several policies to govern the activities of both Georgetown Bancorp, Inc. and Georgetown Savings Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to cover such matters as the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Director Fees. Each of the individuals who will serve as a director of Georgetown Bancorp, Inc. currently serves as a director of Georgetown Savings Bank and earns director fees in that capacity. Each director of Georgetown Savings Bank is paid a fee of $275 per meeting attended. Each director serving on a Board committee is paid a fee of $175 per meeting attended, except for the Audit Committee for which the fee is $275 per meeting attended and the Executive Committee for which members are paid a $16,800 annual retainer. The Chairman of the Board and the Vice Chairman of the Board are paid annual retainers of $3,500 and $2,000, respectively. The Clerk of the Board is paid a fee of $375 per meeting attended.

Executive Officer Compensation

Summary Compensation Table. The following table sets forth for the fiscal year ended June 30, 2004, certain information as to the total remuneration paid by Georgetown Savings Bank to its Chief Executive Officer and each executive officer who received salary and bonus for fiscal 2004 of $100,000 or more. No other executive officer of Georgetown Savings Bank received salary and bonus for fiscal 2004 of at least $100,000.

	Fiscal Year	Annual Compensation(1)				All Other Compensation (3)
Name and Principal Position		Salary($)	Bonus($)	Other Annual Compensation ($)(2)	LTIP Payouts
Robert E. Balletto, President and Chief Executive Officer	2004	$134,692	$15,600	—	—	$8,268
Joseph W. Kennedy, Senior Vice President, Treasurer and Chief Financial Officer	2004	$90,815	$10,560	—	—	$6,082

(1)	Summary compensation information is excluded for the fiscal years ended June 30, 2003 and 2002, as Georgetown Savings Bank was not a public company during those periods.
(2)	Georgetown Savings Bank provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for fiscal 2004 did not, in the case of the named executive officers, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for them in the Summary Compensation Table.
(3)	Represents contributions made under Georgetown Savings Bank’s 401(k) Plan.

Benefit Plans

401(k) Plan. Georgetown Savings Bank maintains the Savings Bank Employee Retirement Association 401(k) Plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate. Under the 401(k) Plan, participants are permitted to make salary reduction contributions up to the lesser of 75% of compensation or $13,000 (as indexed annually). For these purposes, “compensation” includes wages reported on federal income tax form W-2, with all pre-tax contributions added, but does not include compensation in excess of the tax law limits. Georgetown Savings Bank will make matching contributions equal to 50% of the participants’ elective deferrals up to 6% of their compensation. All employee contributions and earnings thereon are fully and immediately vested. A participant may withdraw salary reduction contributions in the event the participant suffers a financial hardship. The 401(k) Plan permits loans to participants. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options. Participants are entitled to benefit payments upon termination of employment due to normal retirement, early retirement at or after age 59 1/2, disability or death. Benefits will be distributed in the form of lump sum or installment payments. In connection with the reorganization and offering, Georgetown Savings Bank intends to establish an employer stock fund in the 401(k) Plan so that participants can acquire an interest in the common stock of Georgetown Bancorp, Inc. in the offering and following the offering through their accounts in the 401(k) Plan.

Incentive Compensation Plan. Georgetown Savings Bank maintains an incentive compensation plan to provide incentives and awards to employees in order to support Georgetown Savings Bank’s organizational objectives and financial goals. Full-time and part- time employees on or before September 30th of the current plan year are eligible to participate in the incentive compensation plan. Eligible participants who have been employed by Georgetown Savings Bank for less than one year may receive a prorated incentive award. The award is calculated based on a formula set forth in the plan that divides actual income into budgeted income. No incentive awards will be granted for a plan year if actual income is below 75% of budgeted income. If a base award is earned, an individual’s percentage of the overall award will additionally be determined by multiplying the base award percentage by the percentage of certain defined benchmarks that were achieved, as well as by a percentage based on the category attributable to such individual’s status. Distribution of the incentive award is made within thirty days of the end of the plan year. Employees whose performance level does not meet expectations may not be eligible for an incentive payout.

Employment Agreements. Georgetown Savings Bank intends to enter into employment agreements with Messrs. Balletto and Kennedy, which will become effective upon completion of the mutual holding company reorganization of Georgetown Savings Bank. Each of these agreements has a term of thirty-six months. Subject to approval by the board of directors, the agreements renew for an additional year beginning on the first anniversary date of the agreement, and on each anniversary date thereafter, so that the remaining term is thirty-six months. On an annual basis, the board of directors of Georgetown Savings Bank will conduct a performance review of the executive for purposes of determining whether to renew the agreement. However, if timely written notice of nonrenewal is provided to the executive, the employment under the agreement ceases at the end of thirty-six months following such anniversary date. Under the agreements, the base salaries for Messrs. Balletto and Kennedy are $140,000 and $94,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in other benefits as provided to other full time employees of Georgetown Savings Bank. In addition, the agreements provide for reasonable vacation and sick leave, reimbursement of certain club membership fees and travel and entertainment expenses, incurred in connection with the performance of the duties under the respective agreements and subject to the approval of the Board of Directors of Georgetown Savings Bank. The agreements provide for termination by Georgetown Savings Bank for cause at any time, in which event the executive will have no right to receive compensation or other benefits for any period after termination. In the event the executive’s employment is terminated for reasons other than for cause, for retirement or for disability, the executive would be entitled to a payment equal to the greater of: the payments due for the remaining term of the employment agreement, or three times the highest annual rate of base salary, as well as the continuation of life, medical and dental insurance coverage for three years but which will terminate in the event of their reemployment. The executive may resign from employment and receive the benefits described above as a result of (i) a substantial adverse and material change in executive’s function, duties or responsibilities, (ii) a substantial and material reduction to base salary and benefits, from those being provided as of the effective date of the employment agreement (except for any reduction that is part of an employee-wide reduction in benefits), (iii) a relocation where the executive is required to perform services at a location more than 25 miles from Georgetown Savings Bank’s principal executive offices as determined at the date of the agreement, (iv) a failure to elect or reelect or to appoint or reappoint the executive to the position he holds under the employment agreement unless consented to by the executive, (v) a liquidation or dissolution of Georgetown Savings Bank, or (vi) a material breach of the employment agreement by Georgetown Savings Bank. In the event that their employment was terminated for a reason entitling them to severance payments, Messrs. Balletto and Kennedy would receive an aggregate severance payment of approximately $420,000, and $282,000, respectively, pursuant to their employment agreements based upon current levels of compensation, subject to reduction if re-employed. The cash severance payment will be paid in a lump sum, or in the sole discretion of the board of directors will be paid annually over the remaining term of the agreement. In the event that the payments are made over the remaining term of the agreement and the executive is reemployed in a substantially similar position, further payments and insurance coverage will cease upon such reemployment.

Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is completely unable to perform his normal duties, he will be entitled to 75% of his base salary and all existing or comparable insurance benefits until the earlier of: (i) the executive’s return to full-time employment with Georgetown Savings Bank; (ii) the executive’s employment by another employer; (iii) the executive’s attainment of age 65; (iv) the executive’s death, or (v) 24 months following the executive’s termination due to disability, provided that such payments will be reduced proportionally by any disability benefit paid to the executive under any plan sponsored by Georgetown Savings Bank or from another source. Upon retirement at age 65 or in accordance with any retirement policy of Georgetown Savings Bank, the executive is entitled to benefits under such retirement policy and other plans to which he is a party but shall not be entitled to any benefit payments specifically as a result of the employment agreement.

Executive Supplemental Retirement Agreement. Georgetown Savings Bank has adopted an Executive Supplemental Retirement Agreement for certain executives, including Messrs. Balletto and Kennedy. The Executive Supplemental Retirement Agreement is a non-tax-qualified, deferred compensation plan evidenced by separate agreements for each executive. Although the Executive Supplemental Retirement Agreement is unfunded for tax purposes, Georgetown Savings Bank has purchased life insurance and disability insurance policies on each executive that are actuarially designed to offset the annual expenses associated with the plan and will, if the actuarial assumptions are accurate, offset all of the costs associated with the plan during the life of the executive, providing complete recovery of all plan costs upon the executive’s death. Each executive will receive a retirement benefit under the Executive Supplemental Retirement Agreement if he remains employed with Georgetown Savings Bank until he attains age 65. The normal retirement benefit is a lump sum amount that is the actuarial equivalent of an annual lifetime benefit of 70% of the average of the three consecutive calendar years in which the executive’s compensation, including any bonus, was the highest, reduced by the sum of the following: (i) one-half of executive’s annualized social security retirement benefit; (ii) the annual annuity purchased with an amount consisting of all employer contributions to all defined contribution plan on behalf of the executive and all employer contributions that would have been made on behalf of the executive if the executive had contributed the maximum allowable amounts, calculated assuming an 8% annual return; (iii) distributions to the executive from the SBERA defined benefit plan that was terminated effective July 31, 2001; and (iv) the annual annuity purchased with an amount consisting of the policy cash value in excess of Georgetown Savings Bank’s equity interest in the Split-Dollar Life Insurance Plan purchased for and held by the executive, calculated assuming an 8% annual return although a lower annual return will reduce the targeted benefit.

In the event executive’s employment is terminated for reasons other than for cause (as defined under the Executive Supplemental Retirement Agreement), death, or disability, and occurs after completing the vesting period (seven years of service), but prior to age 65, the executive will receive the value to which he is entitled under the Split-Dollar Life Insurance Policy as the executive’s interests are defined in the Split-Dollar Plan Agreement to which the executive is a party. If executive is terminated for cause, the executive will forfeit the right to any and all benefits to which he otherwise would have been entitled under the Executive Supplemental Retirement Agreement. In the event executive dies, Georgetown Savings Bank, as the primary beneficiary of the Split Dollar Life Insurance Policy, will receive a death benefit payment as provided under the Split-Dollar Plan Agreement between Georgetown Savings Bank and the executive. In the event the executive’s employment is terminated prior to retirement due to disability, the executive will receive 60% of the executive’s salary and bonus at the time of the disability until the earlier of the executive (i) no longer being disabled, or (ii) attaining age 65. The disability payments will be funded through disability insurance policies purchased by Georgetown Savings Bank on each executive. In addition, an individual disability policy purchased on each executive by Georgetown Savings Bank will provide for continued funding of the Split Dollar Life Insurance Policy during the period of disability.

As of June 30, 2004, Messrs. Balletto and Kennedy did not have Split Dollar Life Insurance Policy cash value in excess of Georgetown Bank’s equity interest.

Split Dollar Death Benefits. In January 2002, in conjunction with the adoption of the Executive Supplemental Retirement Agreement, Georgetown Savings Bank also adopted collateral assignment Split Dollar Plan Agreements with the two executives covered by the Executive Supplemental Retirement Plan. Under these Split Dollar Plan Agreements, the executive owns the life insurance policy on his life and Georgetown Savings Bank pays the premiums with an assignment by the executive to Georgetown Savings Bank of the policy proceeds payable at death sufficient to repay all of the premium payments that Georgetown Savings Bank has made on behalf of the executive. At June 30, 2004, the aggregate premiums paid by Georgetown Savings Bank for the policies of Mr. Balletto and Mr. Kennedy were $236,000 and $127,000, respectively, and the premiums paid for the year ended June 30, 2004 were $79,000 and $42,000, respectively. Upon the termination of the executive for any reason other than for cause (as defined under the Executive Supplemental Retirement Agreement) the executive is entitled to the excess, if any, of the cash value of the policy over the collaterally assigned interest (the amounts of the premiums paid on the policy and on the retirement completer policy) of Georgetown Savings Bank. Upon the death of the executive, Georgetown Savings Bank will recover from the death benefit under the policy an amount sufficient to cover its collaterally assigned interest. Any residual death benefits amounts shall be paid to the non-primary beneficiary(ies) designated by the executive.

If the executive, for whatever reason, ceases employment with Georgetown Savings Bank, he has the right to continue the policy in force by paying the premiums himself or through a subsequent employer subject to the condition that the policy cash value not be reduced below an amount sufficient to repay Georgetown Savings Bank’s collaterally assigned interest. Georgetown Savings Bank does not have the unilateral right to terminate its participation in the Split Dollar Plan Agreement. As of June 30 2004, there was no excess cash value of the policy over Georgetown Savings Bank’s equity interest.

In July 2002, the Sarbanes Oxley Act was passed. Section 402 of the Sarbanes Oxley Act prohibits a direct or indirect extension of credit from a publicly traded company or its subsidiary to any of its directors or executive officers. The Sarbanes Oxley Act provides that an extension of credit maintained on the date of enactment of the Sarbanes Oxley Act will be “grandfathered” and will not be subject to Section 402, so long as there is no material modification to any term of any such extension of credit. The ongoing payment of premiums by Georgetown Savings Bank, which are repaid to Georgetown Savings Bank from the proceeds of the policy on the death of, or attainment of age 65 by the executive as otherwise set forth in the policy, may be considered a loan for purposes of the Sarbanes Oxley Act. However, the Split Dollar Plan Agreements do not permit Georgetown Savings Bank to unilaterally discontinue the payment of premiums on the policies. On the basis of these facts, Georgetown Bancorp, Inc. believes that to the extent that the split dollar arrangements may be considered loans, the arrangements are grandfathered under the Sarbanes Oxley Act and are not prohibited.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. The Board of Directors of Georgetown Savings Bank intends to adopt the employee stock ownership plan, and the Board of Directors of Georgetown Bancorp, Inc. will, at the completion of the reorganization and offering, ratify the loan to the employee stock ownership plan. Employees who are at least 21 years old with at least one year of employment with Georgetown Savings Bank are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from Georgetown Funding Corporation and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Georgetown Savings Bank discretionary contributions to the employee stock ownership plan over a period of up to 15 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of three years of credited service, and will be fully vested upon completion of seven years of credited service, with credit given to participants for years of credited service with Georgetown Savings Bank mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Georgetown Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Stock-Based Incentive Plan. Following the reorganization, we intend to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock awards. The number of options granted or shares awarded under the plan may not exceed 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering, including shares issued to Georgetown Bancorp, MHC. The number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Georgetown Bancorp, MHC.

The stock-based benefit plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based incentive plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the outstanding votes of Georgetown Bancorp, Inc. eligible to be cast (excluding votes eligible to be cast by Georgetown Bancorp, MHC), unless we obtain a waiver from the Office of Thrift Supervision which would allow the approval of the stock-based benefit plan by our stockholders by a majority of voting shares (excluding shares voted by Georgetown Bancorp, MHC). Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based incentive plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted awards authorized under the plan;

•	the options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Georgetown Savings Bank or Georgetown Bancorp, Inc.

In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

Georgetown Bancorp, Inc. may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

Transactions with Certain Related Persons

In the ordinary course of business, Georgetown Savings Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the Board of Directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

Georgetown Savings Bank utilizes the services of the law firm of Rudolph & Arsenault and, from time to time, purchases the retail products of Nunan’s Florist. Robert P. Rudolph is a director of Georgetown Savings Bank and a partner of Rudolph & Arsenault. The law firm is used for a variety of legal services in the ordinary course of Georgetown Savings Bank’s business. Stephen L. Flynn is a director of Georgetown Savings Bank and owner of Nunan’s Florist. Payments by Georgetown Savings Bank to Mr. Rudolph’s law firm totaled $31,000 and $9,000 for the fiscal years ended June 30, 2004 and 2003, respectively. For the fiscal year ended June 30, 2005, payments by Georgetown Savings Bank to Mr. Rudolph’s law firm are estimated to be $90,000. Payments by Georgetown Savings Bank to Mr. Flynn’s business totaled $10,000 and $1,000 for the fiscal years ended June 30, 2004 and 2003, respectively.

Participation By Directors and Executive Officers in the Offering

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Georgetown Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization and offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $ 777,000 of common stock, equal to 8.22% of the number of shares of common stock to be sold in the offering, at the midpoint of the estimated valuation range.

Name	Aggregate Purchase Price (1)	Number of Shares	Percent at Midpoint
Robert E. Balletto	$200,000	20,000	2.11%
James E. Brackbill, Jr., M.D.	20,000	2,000.21
Roy C. Carlson	5,000	500.05
David H. Condon	25,000	2,500.27
Anthony S. Conte, Jr.	200,000	20,000	2.11
Hobart B. Esty	500	50.01
Stephen L. Flynn	10,000	1,000.11
T. Louis Hamelin	2,000	200.02
Thomas L. Hamelin	100,000	10,000	1.06
Joseph W. Kennedy	90,000	9,000.95
Kenneth D. Monaco	2,000	200.02
Calvin H. Pingree	100,000	10,000	1.06
Arthur J. Rauseo	5,000	500.05
Merton E. Roberts, Jr.	10,000	1,000.11
Robert P. Rudolph	500	50.01
Richard F. Spencer	2,000	200.02
Edward G. Williams	5,000	500.05

All directors and executive officers as a group	$777,000	77,700	8.22%

(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Plan or Reorganization.

THE REORGANIZATION AND THE STOCK OFFERING

The Board of Directors of Georgetown Savings Bank, the corporators of Georgetown Savings Bank and the Office of Thrift Supervision have approved the plan subject to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision. Regulatory approval does not constitute a recommendation or endorsement of the plan by regulatory authorities.

General

On June 15, 2004, the Board of Directors unanimously adopted the plan, pursuant to which we will reorganize from a federally chartered mutual savings bank into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision, subject to certain conditions. The reorganization will be completed as follows, or in any other manner approved by the regulatory authorities that is consistent with the purposes of the plan and applicable laws and regulations:

(i)	Georgetown Savings Bank will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Georgetown Bancorp, Inc. as a wholly-owned subsidiary;

(iv)	Georgetown Savings Bank will exchange its charter for a federal stock savings bank charter to become a stock savings bank (the “Stock Bank”), and Interim One will exchange its charter for a federal mutual holding company charter to become Georgetown Bancorp, MHC;

(v)	simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

(vi)	all of the stock constructively issued by the Stock Bank will be transferred to Georgetown Bancorp, MHC in exchange for liquidation rights and other interests in Georgetown Bancorp, MHC; and

(vii)	Georgetown Bancorp, MHC will contribute the Stock Bank’s stock to Georgetown Bancorp, Inc., and the Stock Bank will become a wholly owned subsidiary of Georgetown Bancorp, Inc.

Concurrently with the reorganization, Georgetown Bancorp, Inc. will offer for sale up to 45% of its common stock representing up to 45% of the pro forma market value of Georgetown Bancorp, Inc. and Georgetown Savings Bank.

The following is a brief summary of all material aspects of the plan of reorganization and stock offering. Prospective purchasers should also carefully review the terms of the plan of reorganization. A copy of the plan of reorganization is available from Georgetown Savings Bank upon request and is available for inspection at the offices of Georgetown Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information” on page 136.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Georgetown Savings Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Georgetown Savings Bank and Georgetown Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Georgetown Bancorp, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock bank and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, which may include: (i) the inability of stockholders other than Georgetown Bancorp, MHC to obtain majority ownership of Georgetown Bancorp, Inc. and Georgetown Savings Bank, which may result in the perpetuation of our management and Board of Directors; and (ii) that new form of corporate ownership, and new regulatory policies relating to the mutual holding company structure may be adopted from time to time may have an adverse impact on stockholders other than the mutual holding company. A majority of our voting stock will be owned by Georgetown

Bancorp, MHC, which will be controlled by its Board of Directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Georgetown Bancorp, MHC will be able to elect all the members of Georgetown Bancorp, Inc.’s Board of Directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Georgetown Bancorp, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Georgetown Bancorp, MHC could prevent the sale of control of Georgetown Bancorp, Inc., or defeat a candidate for the Board of Directors of Georgetown Bancorp, Inc. or other proposals put forth by stockholders.

The reorganization does not preclude the conversion of Georgetown Bancorp, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Georgetown Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary—Possible Conversion of Georgetown Bancorp, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Georgetown Savings Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Georgetown Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Georgetown Bancorp, MHC so long as they continue to hold deposit accounts with Georgetown Savings Bank. In addition, all persons who become depositors of Georgetown Savings Bank subsequent to the reorganization will have such liquidation rights with respect to Georgetown Bancorp, MHC.

Deposit Accounts and Loans. Under the plan, each depositor of Georgetown Savings Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Georgetown Savings Bank will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Georgetown Savings Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights of Depositors. Voting rights and control of Georgetown Savings Bank, as a Massachusetts mutual savings bank, are currently vested in the Board of Corporators, a group of 49 community and business leaders. We have elected, with the concurrence of our regulators, for our current corporators to have the right to elect the Board of Directors of Georgetown Bancorp, MHC after the charter conversion and mutual holding company reorganization, just as they had the right to elect the Board of Trustees of Georgetown Savings Bank as a Massachusetts mutual savings bank. We believe the continuing counsel of our corporators and their continued role in electing the Board of Directors of Georgetown Bancorp, MHC will be valuable to the affiliated group in the future. Our depositors will continue to have the same liquidation rights in Georgetown Bancorp, MHC as they have in Georgetown Savings Bank.

After the reorganization and offering, direction of Georgetown Savings Bank will be under the control of the Board of Directors of Georgetown Savings Bank. Georgetown Bancorp, Inc., as the holder of all of the outstanding common stock of Georgetown Savings Bank, will have exclusive voting rights with respect to any matters concerning Georgetown Savings Bank requiring stockholder approval, including the election of directors of Georgetown Savings Bank.

Following the completion of the reorganization and offering, voting rights in Georgetown Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Georgetown Bancorp, Inc. stockholders. Although Georgetown Bancorp, Inc. will have the power to issue shares of capital stock to persons other than Georgetown Bancorp, MHC, as long as Georgetown Bancorp, MHC is in existence, Georgetown Bancorp, MHC will be required to own a majority of the voting stock of Georgetown Bancorp, Inc., and consequently will be able to control the outcome of matters put to a vote of stockholders. Georgetown Bancorp, Inc. may issue any amount of non-voting stock to persons other than Georgetown Bancorp, MHC, and Georgetown Bancorp, Inc. must own 100% of the voting stock of Georgetown Savings Bank.

Tax Effects of the Reorganization

We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.’s opinion provides as follows:

1.	The conversion of Georgetown Savings Bank’s charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”), and no gain or loss will be recognized by Georgetown Savings Bank in either its mutual form (“Mutual Bank”) or stock form (as the “Stock Bank”) as a result.

2	No gain or loss will be recognized by Georgetown Savings Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank common stock and the assumption by Stock Bank of the liabilities of Mutual Bank.

3.	No gain or loss will be recognized by Stock Bank upon the receipt of Georgetown Savings Bank’s assets in exchange for shares of Stock Bank common stock.

4.	Stock Bank’s holding period in the assets received from Georgetown Savings Bank will include the period during which such assets were held by Mutual Bank.

5.	The Stock Bank’s basis in the assets of Georgetown Savings Bank will be the same as the basis of such assets in the hands of Georgetown Savings Bank immediately prior to the reorganization.

6.	Depositors will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their liquidation and other interests.

7.	The Stock Bank will succeed to and take into account Georgetown Savings Bank’s earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

8.	For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank’s tax year will not end merely as a result of the conversion of Georgetown Savings Bank to stock form and Stock Bank will not be required to obtain a new employee identification number.

9.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other depositors of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Georgetown Bancorp, MHC, in exchange for their deposit accounts in Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Georgetown Bancorp, Inc. Gain realized, if any, by the eligible account holders and supplemental eligible account holders on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.	The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other depositors of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Georgetown Bancorp, MHC to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

12.	The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other depositors for liquidation and other interests in Georgetown Bancorp, MHC will constitute a tax-free exchange of property solely for “stock.”

13.	Eligible account holders, supplemental eligible account holders and other depositors will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the conversion of Georgetown Savings Bank to stock form to Georgetown Bancorp, MHC solely in exchange for liquidation and other interests in Georgetown Bancorp, MHC.

14.	Eligible account holders, supplemental eligible account holders and other depositors’ basis in the Georgetown Bancorp, MHC for liquidation and other interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange for such interests.

15.	Georgetown Bancorp, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other depositors in exchange for liquidation and other interests in Georgetown Bancorp, MHC.

16.	Georgetown Bancorp, MHC’s basis in the property received from eligible account holders, supplemental eligible account holders and other depositors (which basis is zero) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other depositors.

17.	Georgetown Bancorp, MHC’s holding period for the property received from eligible account holders, supplemental account holders and other depositors will include the period during which such property was held by such persons.

18.	Georgetown Bancorp, MHC and the persons who purchased common stock of Georgetown Bancorp, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to Georgetown Bancorp, Inc. in exchange for common stock in Georgetown Bancorp, Inc.

19.	Georgetown Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for Georgetown Bancorp, Inc. common stock.

20.	Georgetown Bancorp, MHC’s basis in the Georgetown Bancorp, Inc. common stock will be the same as its basis in the Georgetown Savings stock exchanged for such stock.

21.	Georgetown Bancorp, MHC’s holding period in the Georgetown Bancorp, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

22.	Georgetown Bancorp, Inc.’s basis in the Stock Bank stock received from Georgetown Bancorp, MHC will be the same as the basis of such property in the hands of Georgetown Bancorp, MHC.

23.	Georgetown Bancorp, Inc.’s holding period for the Stock Bank stock received from Georgetown Bancorp, MHC will include the period during which such property was held by Georgetown Bancorp, MHC.

24.	It is more likely than not that the basis of the Georgetown Bancorp, Inc. common stock to its minority stockholders will be the purchase price thereof. The holding period of the Georgetown Bancorp, Inc. common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

The opinion addresses all material federal income tax consequences of the reorganization. The tax opinion as to items 10 and 24 above is based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other depositors do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received an opinion from Wolf & Company, P. C. that the Massachusetts state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other depositors are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal and state tax opinions referred to in this prospectus are filed as exhibits to the registration statement. See “Where You Can Find More Information.”

Offering of Common Stock

Under the plan of reorganization, up to 931,500 shares of Georgetown Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 12:00 noon, Massachusetts time, on December 14, 2004, unless otherwise extended by Georgetown Savings Bank and Georgetown Bancorp, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on January 28, 2005, unless extended with the approval of the Office of Thrift Supervision. If the offering is not completed by January 28, 2005, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Georgetown Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Georgetown Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Georgetown Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Georgetown Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Georgetown Savings, as of the close of business on December 31, 2002, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$150,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Georgetown Savings Bank in the one-year period preceding December 31, 2002 are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Georgetown Savings Bank, such as the employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering.

The employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering unless additional purchases are required to complete the stock offering at the minimum of the offering range. In the event the number of shares offered in the offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding that amount up to 10% of the common stock. If the employee stock ownership plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on September 30, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$150,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on October 31, 2004 who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder, (“Other Depositors”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$150,000 of common stock;

(ii)	one-tenth of one percent of the total offering of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the Other Depositors and the denominator is the total amount of qualifying deposits of all Other Depositors.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Depositors so as to permit each Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Other Depositors whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Other Depositors.

Category 5: Directors, Officers, Employees and Corporators. To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Depositors, employees, officers, directors and corporators of Georgetown Savings Bank or Georgetown Bancorp, Inc. shall have the opportunity to purchase up to $150,000 of the common stock offered; provided that Georgetown Bancorp, Inc. may, in its sole discretion, and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered, subject to the overall purchase limitations as set forth below. In the event that employees, officers, directors and corporators subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Depositors is in excess of the total shares offered, the subscriptions of such persons will be allocated among employees, officers and directors on a pro rata basis based on the size of each person’s order.

Georgetown Savings Bank and Georgetown Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Georgetown Savings Bank and Georgetown Bancorp, Inc. determine, that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Georgetown Savings Bank or Georgetown Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Georgetown Bancorp, Inc. in a community offering to members of the general public to whom Georgetown Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Essex County, Massachusetts. Subject to the maximum purchase limitations, these persons may purchase up to $150,000 of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than January 28, 2005, unless extended by Georgetown Bancorp, Inc. and Georgetown Savings Bank. Subject to any required regulatory approvals, Georgetown Bancorp, Inc. will determine, in its discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Georgetown Bancorp, Inc. and Georgetown Savings Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in Essex County, Massachusetts (the “Local Community”) whose order is accepted by Georgetown Savings Bank, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. Georgetown Bancorp, Inc. and Georgetown Savings Bank expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Georgetown Bancorp, Inc. and Georgetown Savings Bank have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Keefe, Bruyette & Woods, Inc. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $150,000 or 15,000 shares of common stock.

Keefe, Bruyette & Woods, Inc. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Georgetown Bancorp, Inc. as of a certain order date for the purchase of shares of common stock. When and if Georgetown Bancorp, Inc., in consultation with Keefe, Bruyette & Woods, Inc., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Keefe, Bruyette & Woods, Inc. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Georgetown Bancorp, Inc. for each selected dealer. Each customer’s funds so forwarded to Georgetown Bancorp, Inc., along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Georgetown Bancorp, Inc. from selected dealers, funds will earn interest at Georgetown Savings Bank’s passbook rate until the completion or termination of the reorganization and offering. Funds will be promptly returned, with interest, in the event the reorganization and offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Georgetown Bancorp, Inc. and Georgetown Savings Bank with the approval of the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Georgetown Bancorp, Inc. owned or controlled by persons other than Georgetown Bancorp, MHC at the close of the offering shall be less than 50% of Georgetown Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $150,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $200,000 of the common stock offered in the offering, except that: (i) Georgetown Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Georgetown Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Georgetown Bancorp, Inc. or Georgetown Savings Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by any non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Georgetown Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Georgetown Bancorp, Inc. or Georgetown Savings Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Georgetown Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by any one or more tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Georgetown Bancorp, Inc. at the conclusion of the offering

G.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of the outstanding shares of common stock held by persons other than Georgetown Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

H.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders’ equity of Georgetown Bancorp, Inc. held by persons other than Georgetown Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior issuances by Georgetown Bancorp, Inc., by all stock benefit plans of Georgetown Bancorp, Inc. or Georgetown Savings Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Georgetown Bancorp, Inc. held by persons other than the Georgetown Bancorp, MHC.

J.	Notwithstanding any other provision of the plan or reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Georgetown Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of Georgetown Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan or reorganization.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board of Directors.

For purposes of the plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than Georgetown Bancorp, MHC, Georgetown Bancorp, Inc. or Georgetown Savings Bank or a majority-owned subsidiary of Georgetown Bancorp, Inc. or Georgetown Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Georgetown Bancorp, MHC, Georgetown Bancorp, Inc. or Georgetown Savings Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

•	a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of Georgetown Bancorp, Inc. and Georgetown Savings Bank may, in their sole discretion increase the maximum purchase limitation up to 9.99% of the shares being offered in the offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of Georgetown Bancorp, Inc. common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Georgetown Bancorp, Inc. and Georgetown Savings Bank, with the approval of the Office of Thrift Supervision, and without further approval of the corporators, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Georgetown Savings Bank or Georgetown Bancorp, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. (“NASD”) guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Restrictions on Transferability of Subscription Rights

Subscription rights are nontransferable. Georgetown Savings Bank may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Georgetown Savings Bank and Georgetown Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Georgetown Savings Bank and Georgetown Bancorp, Inc.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc. All prospective purchasers are to send payment directly to Georgetown Savings Bank, where such funds will be held in a segregated savings account at Georgetown Savings Bank or, at our discretion, another federally insured depository institution, and not released until the offering is completed or terminated.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the NASD. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee equal to the greater of $100,000 or 1.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee. No fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, or shares purchased by our tax-qualified and non-qualified employee benefit plans. If there is a syndicated offering, Keefe, Bruyette & Woods, Inc. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $45,000. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act to permit officers, directors, and employees to participate in the sale of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of Georgetown Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our common stock.

How We Determined Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of

$25,000. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial LC.’s liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

•	the present and projected operating results and financial condition of Georgetown Savings Bank and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Georgetown Savings Bank;

•	a comparative evaluation of the operating and financial statistics of Georgetown Savings Bank with those of other publicly traded subsidiaries of holding companies;

•	the aggregate size of the offering;

•	the impact of the reorganization and offering on our stockholders’ equity and earnings potential;

•	the proposed dividend policy of Georgetown Bancorp, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

On the basis of the foregoing, RP Financial, LC. advised us that as of October 22, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $17,850,000 to a maximum of $24,150,000, with a midpoint of $21,000,000 (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering and 55% should be held by Georgetown Bancorp, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Georgetown Bancorp, Inc. will issue will range from 1,785,000 shares to 2,415,000 shares, with a midpoint of 2,100,000 shares, and the number of shares sold in the offering will range from 803,250 shares to 1,086,750 shares, with a midpoint of 945,000 shares.

The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the fiscal year ended June 30, 2004, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to $27,772,500 and the maximum number of shares that will be outstanding immediately following the offering may be increased by up to 15% to 2,777,250 shares. Under such circumstances, the number of shares sold in the offering will be increased to 1,249,763 shares and the number of shares held by Georgetown Bancorp, MHC will be increased to 1,527,487 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “Offering of Common Stock-Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Georgetown Savings Bank, nor did RP Financial, LC. value independently the assets or liabilities of Georgetown Savings Bank. The independent valuation considers Georgetown Savings Bank as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $27,772,500 or a decrease in the pro forma market value to less than $17,850,000, then Georgetown Bancorp, Inc., after consulting with the Office of Thrift Supervision may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days not to extend beyond 24 months following the special meeting of corporators to approve the plan of reorganization, or October 27, 2006.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Georgetown Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Georgetown Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Georgetown Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Georgetown Savings Bank and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Georgetown Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Keefe, Bruyette & Woods, Inc. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The offering will terminate at 12:00 noon, Massachusetts time, on December 14, 2004, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is November 12, 2004, or, if approved by the Office of Thrift Supervision, for an additional period after January 28, 2005 (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than January 28, 2005, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to a full service office of Georgetown

Savings Bank, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked by Georgetown Savings Bank prior to 12:00 noon, Massachusetts time, on December 14, 2004. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

To ensure that eligible account holders, supplemental eligible account holders and other depositors are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the plan of reorganization. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Georgetown Savings Bank. Third party checks will not be accepted as payment for a subscriber’s order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Georgetown Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments received by Georgetown Savings Bank will be placed in a segregated savings account at Georgetown Savings Bank or, at our discretion, another federally insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Georgetown Savings Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Georgetown Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an IRA maintained at Georgetown Savings Bank should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond January 28, 2005.

Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Keefe, Bruyette & Woods, Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., Massachusetts time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Georgetown Savings Bank.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Georgetown Bancorp, Inc.’s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

Purchases of outstanding shares of common stock of Georgetown Bancorp, Inc. by directors, executive officers, or any person who was an executive officer or director of Georgetown Savings Bank after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Georgetown Bancorp, Inc.’s outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the non-objection and stock offering.

Georgetown Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Georgetown Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Georgetown Bancorp, Inc. will have resale restrictions under Rule 144 of the Securities Act of 1933. If Georgetown Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Georgetown Bancorp, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Georgetown Bancorp, Inc. common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Georgetown Bancorp, Inc. to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the plan of reorganization by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable by the Board of Directors of Georgetown Savings Bank, the plan of reorganization may be substantially amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the plan to the vote of corporators at a special meeting of corporators held to vote on the plan or reorganization. Amendment of the plan of reorganization thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The plan of reorganization may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of corporators, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the Office of Thrift Supervision. In its discretion, the Board of Directors may modify or terminate the plan of reorganization upon the order of the Office of Thrift Supervision without another meeting of corporators; however any material amendment of the terms of the plan which occur after the special meeting of corporators shall required the approval of the corporators. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the corporators of Georgetown Savings Bank approved the plan of reorganization and may not be extended by Georgetown Savings Bank or the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (978) 352-4862, from 8:30 a.m. to 4:00 p.m., Massachusetts time, Monday through Friday. The Stock Information Center is located at our main office at 2 East Main Street, Georgetown, Massachusetts 01833.

RESTRICTIONS ON THE ACQUISITION OF GEORGETOWN BANCORP, INC. AND

GEORGETOWN SAVINGS BANK

General

The plan of reorganization provides for the conversion of Georgetown Savings Bank from the mutual to the stock form of organization and the concurrent formation of a holding company and a mutual holding company. Certain provisions in Georgetown Bancorp, Inc.’s charter and bylaws, together with certain governing regulatory restrictions, may have anti-takeover effects.

Mutual Holding Company Structure

The mutual holding company structure will restrict the ability of our stockholders to effect a change in control of management because, as long as Georgetown Bancorp, MHC remains in existence as a mutual savings and loan holding company, it will control a majority of Georgetown Bancorp, Inc.’s voting stock. Moreover, the directors of Georgetown Bancorp, MHC will be the directors of Georgetown Bancorp, Inc. and the directors of Georgetown Savings Bank. Georgetown Bancorp, MHC will be able to elect all of the members of the Board of Directors of Georgetown Bancorp, Inc., and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Georgetown Bancorp, Inc. for a vote. Therefore, a change in control of Georgetown Bancorp, Inc. or Georgetown Savings Bank cannot occur unless Georgetown Bancorp, MHC, first converts to the stock form of organization or is dissolved.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Georgetown Bancorp, Inc. or Georgetown Savings Bank without the prior approval of Office of Thrift Supervision.

Charter and Bylaws of Georgetown Bancorp, Inc.

The following discussion is a summary of certain provisions of the charter and bylaws of Georgetown Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The Board of Directors of Georgetown Bancorp, Inc. is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by stockholders of Georgetown Bancorp, Inc. for a three-year term. A classified board promotes continuity and stability of management of Georgetown Bancorp, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, Georgetown Bancorp, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Georgetown Bancorp, Inc.” Although these shares could be used by the Board of Directors of Georgetown Bancorp, Inc. to make it more difficult or to discourage an attempt to obtain control of Georgetown Bancorp, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Georgetown Bancorp, MHC owns a majority of the common stock.

How Shares are Voted. Georgetown Bancorp, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of Georgetown Bancorp, Inc.’s directors. No cumulative voting rights means that Georgetown Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Georgetown Bancorp, Inc. to be elected at that meeting. This could prevent minority stockholder representation on Georgetown Bancorp, Inc.’s Board of Directors.

Restrictions on Acquisitions of Shares. Georgetown Bancorp, Inc.’s charter provides that for a period of five years from the closing of the stock issuance, no person other than Georgetown Bancorp, MHC, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Georgetown Bancorp, Inc. This provision does not apply to any tax-qualified employee benefit plan of Georgetown Savings Bank or Georgetown Bancorp, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Georgetown Bancorp, Inc. or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Georgetown Bancorp, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Procedures for Stockholder Nominations. Georgetown Bancorp, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Georgetown Bancorp, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Georgetown Bancorp, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of Georgetown Bancorp, Inc.’s charter and bylaws described above, certain benefit plans of Georgetown Bancorp, Inc. and Georgetown Savings Bank adopted in connection with the stock offering, or expected to be adopted following completion of the stock offering, contain, or may contain, provisions which also may discourage hostile takeover attempts which the Board of Directors of Georgetown Savings Bank might conclude are not in the best interests of Georgetown Bancorp, Inc. and Georgetown Savings Bank or Georgetown Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF GEORGETOWN BANCORP, INC.

General

Georgetown Bancorp, Inc. is authorized to issue 10,000,000 shares of common stock having a par value of $.10 per share and 1,000,000 shares of serial preferred stock. Each share of Georgetown Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Georgetown Bancorp, Inc.’s capital stock which is deemed material to an investment decision with respect to the offering. The common stock of Georgetown Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Georgetown Bancorp, Inc. currently expects that it will have a maximum of up to 2,415,000 shares of common stock outstanding after the stock offering, of which 1,086,750 shares will be held by persons other than Georgetown Bancorp, MHC. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Georgetown Bancorp, MHC, so long as it is in existence, must own a majority of Georgetown Bancorp, Inc.’s outstanding shares of common stock. Georgetown Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Georgetown Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Georgetown Bancorp, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Georgetown Bancorp, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Georgetown Bancorp, Inc. out of funds legally available therefor. Dividends from Georgetown Bancorp, Inc. will depend, in large part, upon receipt of dividends from Georgetown Savings Bank, because Georgetown Bancorp, Inc. initially will have no source of income other than dividends from Georgetown Savings Bank, earnings from the investment of proceeds from the sale of shares of common stock, and dividends received from Georgetown Funding Corporation with regard to interest payments received by Georgetown Funding Corporation in connection with its loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions” on page 85. Pursuant to our charter, Georgetown Bancorp, Inc. is authorized to issue preferred stock. If Georgetown Bancorp, Inc. does issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Georgetown Bancorp, Inc. will possess exclusive voting rights in Georgetown Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of Georgetown Bancorp, Inc. and Georgetown Savings Bank.” If Georgetown Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Georgetown Savings Bank, Georgetown Bancorp, Inc., as holder of Georgetown Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Georgetown Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Georgetown Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of Georgetown Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Georgetown Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Georgetown Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Georgetown Bancorp, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Georgetown Bancorp, Inc.’s authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Georgetown Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

The Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Georgetown Savings Bank and Georgetown Bancorp, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The Massachusetts state income tax consequences of the reorganization and offering have been passed upon for Georgetown Savings Bank and Georgetown Bancorp, Inc. by Wolf & Company, P. C., Boston, Massachusetts. Luse Gorman Pomerenk & Schick, P.C. and Wolf & Company, P. C. have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Georgetown Savings Bank at June 30, 2004 and 2003 and for the years then ended, appearing in this prospectus and registration statement have been audited by Wolf & Company, P. C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Georgetown Savings Bank and Georgetown Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Georgetown Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange

Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Georgetown Savings Bank has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the charter and bylaws of Georgetown Bancorp, Inc. are available without charge from Georgetown Savings Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, Georgetown Bancorp, Inc. will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Georgetown Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Georgetown Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

Schedules required by The Office of Thrift Supervision are not applicable.

These consolidated financial statements do not include the accounts of Georgetown Bancorp as it was not in operation as of June 30, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Georgetown Savings Bank

Georgetown, Massachusetts

We have audited the accompanying consolidated balance sheets of Georgetown Savings Bank and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgetown Savings Bank and subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts July 20, 2004

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

June 30, 2004 and 2003

	2004	2003
	(In thousands)
ASSETS
Cash and due from banks	$2,233	$2,415
Short-term investments	1,475	5,411

Total cash and cash equivalents	3,708	7,826

Securities available for sale, at fair value	10,299	6,493
Securities held to maturity, at amortized cost	3,682	4,175
Federal Home Loan Bank stock, at cost	1,549	1,153
Loans, net of allowance for loan losses of $876,000 in 2004 and $815,000 in 2003	98,357	88,029
Premises and equipment, net	5,077	4,818
Accrued interest receivable	411	375
Bank-owned life insurance	1,121	1,073
Other assets	654	670

Total assets	$124,858	$114,612

LIABILITIES AND RETAINED EARNINGS
Deposits	$87,936	$83,325
Securities sold under agreements to repurchase	908	658
Short-term borrowings	6,340	4,000
Long-term Federal Home Loan Bank advances	21,012	18,054
Mortgagors’ escrow accounts	232	277
Accrued expenses and other liabilities	361	356

Total liabilities	116,789	106,670

Commitments and contingencies (Note 13)

Retained earnings	8,171	7,915
Accumulated other comprehensive (loss) income	(102)	27

Total retained earnings	8,069	7,942

Total liabilities and retained earnings	$124,858	$114,612

See accompanying notes to consolidated financial statements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended June 30, 2004 and 2003

	2004	2003
	(In thousands)
Interest and dividend income:
Loans, including fees	$5,148	$5,179
Investment interest and dividends	517	677
Short-term investments	21	67

Total interest and dividend income	5,686	5,923

Interest expense:
Deposits	1,241	1,479
Federal Home Loan Bank advances	845	862
Securities sold under agreements to repurchase	7	9

Total interest expense	2,093	2,350

Net interest income	3,593	3,573
Provision for loan losses	60	48

Net interest income, after provision for loan losses	3,533	3,525

Non-interest income:
Customer service fees	325	345
Loan fees	29	125
Gain on sales of loans	—	26
Loss on impairment of securities	(10)	—
Income from bank-owned life insurance	48	55
Other	9	6

Total non-interest income	401	557

Non-interest expenses:
Salaries and employee benefits	1,875	1,548
Occupancy and equipment expenses	605	328
Data processing expenses	284	283
Professional fees	153	117
Advertising expense	150	87
Other general and administrative expenses	476	411

Total non-interest expenses	3,543	2,774

Income before income taxes	391	1,308
Income tax expense	135	493

Net income	$256	$815

See accompanying notes to consolidated financial statements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS

Years Ended June 30, 2004 and 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In thousands)
Balance at June 30, 2002	$7,100	$15	$7,115

Comprehensive income:
Net income	815	—	815
Change in unrealized gain/loss on securities available for sale, net of tax effects	—	12	12

Total comprehensive income			827

Balance at June 30, 2003	7,915	27	7,942

Comprehensive income:
Net income	256	—	256
Change in unrealized gain/loss on securities available for sale, net of reclassification adjustments and tax effects	—	(129)	(129)

Total comprehensive income			127

Balance at June 30, 2004	$8,171	$(102)	$8,069

See accompanying notes to consolidated financial statements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended June 30, 2004 and 2003

	2004	2003
	(In thousands)
Cash flows from operating activities:
Net income	$256	$815
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	60	48
Loss on impairment of securities	10	—
Amortization (accretion) of securities, net	88	(1)
Gain on sales of loans	—	(26)
Amortization of deferred loan costs	40	14
Depreciation and amortization expense	361	155
(Increase) decrease in accrued interest receivable	(36)	100
Income from bank-owned life insurance	(48)	(55)
Deferred tax provision	50	218
Other, net	50	(650)

Net cash provided by operating activities	831	618

Cash flows from investing activities:
Activity in available-for-sale securities:
Maturities, prepayments and calls	6,314	1,247
Purchases	(10,434)	(6,331)
Activity in held-to-maturity securities:
Maturities, prepayments and calls	2,522	7,538
Purchases	(2,021)	(250)
Purchase of Federal Home Loan Bank stock	(396)	(320)
Loan originations, net of amortization and payoffs	(10,428)	(11,753)
Proceeds from sales of loans	—	1,096
Purchase of premises and equipment	(620)	(3,223)

Net cash used by investing activities	(15,063)	(11,996)

(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended June 30, 2004 and 2003

	2004	2003
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	4,611	5,969
Net increase in securities sold under agreements to repurchase	250	27
Net change in short-term borrowings	2,340	3,000
Proceeds of Federal Home Loan Bank advances with maturities greater than three months	8,500	5,100
Repayments of Federal Home Loan Bank advances with maturities greater than three months	(5,542)	(2,640)
Net change in mortgagors’ escrow accounts	(45)	96

Net cash provided by financing activities	10,114	11,552

Net change in cash and cash equivalents	(4,118)	174
Cash and cash equivalents at beginning of year	7,826	7,652

Cash and cash equivalents at end of year	$3,708	$7,826

Supplementary information:
Interest paid on deposit accounts	$1,241	$1,479
Interest paid on Federal Home Loan Bank advances	845	862
Interest paid on securities sold under agreement to repurchase	7	9
Income taxes paid	176	835

See accompanying notes to consolidated financial statements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2004 and 2003

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of Georgetown Savings Bank (the “Bank”) and its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities. All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of operations

The Bank provides a variety of financial services to individuals and small businesses in Georgetown, Massachusetts and surrounding communities. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Significant group concentrations of credit risk

Most of the Bank’s activities are with customers located within the New England region of the country. Notes 3 and 4 discuss the types of securities that the Bank invests in. Note 5 discusses the types of lending that the Bank engages in. The Bank does not have any significant concentrations to any one industry or customer.

Cash equivalents

Cash equivalents include amounts due from banks, Federal Home Loan Bank (FHLB) Ideal Way and the Bank Investment Liquidity Fund. These short-term investments are similar to federal funds sold which mature on a daily basis.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassifications

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and reflected at amortized cost. Securities classified as “available for sale” are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax effects.

Purchase premiums and discounts are amortized to earnings by the interest method over the contractual life of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on sale of securities are on the trade date and determined using the specific identification method.

Loans

The loan portfolio consists of mortgage, commercial and consumer loans to the Bank’s customers, principally in the Georgetown, Massachusetts area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination costs, net of origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans, including impaired loans, is generally recognized on a simple interest basis and is discontinued at the time the loan is 90 days past due. Past due status is based on the contractual terms of the loans. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio, because regardless of the extent of our analysis of customer performance, portfolio trends or risk management processes, certain inherent but undetected losses are probable within our loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer’s financial condition or changes in a customer’s unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends. Volatility of economic or customer-specific conditions affecting the identification and estimation of losses from larger non-homogeneous credits and the sensitivity of assumptions utilized to establish allowances for homogeneous groups of loans, loan portfolio concentrations, and other subjective considerations are among other factors. Because of the imprecision surrounding these factors, we maintain an unallocated component available for other factors that is not allocated to a specific loan category.

A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impairment is measured on a loan by loan basis by the fair value of the existing collateral.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

Premises and equipment

Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter.

Bank-owned life insurance

Income from bank-owned life insurance is recognized in non-interest income based upon increase in the cash surrender value of the policies.

Impairment of long-lived assets

Long-lived assets, including premises and equipment and certain identifiable intangible assets that are held and used by the Bank, are reviewed for impairment whenever events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to non-interest expense.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

Advertising costs

Advertising costs are expensed when incurred.

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the surplus section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Comprehensive income (concluded)

The components of other comprehensive income/loss and related tax effects are as follows:

	Years Ended June 30,
	2004	2003
	(In thousands)
Change in unrealized holding losses/gains on available-for-sale securities	$(218)	$27
Reclassification adjustment for write-down of impaired securities realized in income	10	—

Net unrealized losses/gains	(208)	27
Tax effect	79	(15)

Net-of-tax amount	$(129)	$12

Recent accounting pronouncement

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

In December 2003, the FASB issued a revision to Interpretation 46, “Consolidation of Variable Interest Entities,” which established standards for identifying a variable interest entity (“VIE”) and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on our financial position or results of operations.

On June 30, 2004, the FASB published an Exposure Draft, “Share-Based Payment,” an Amendment of FASB Statement Nos. 123 and 95 (the “Exposure Draft”). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value, under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

The proposed changes in accounting would replace existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans,” would remain unchanged.

The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after June 15, 2005, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting.

The FASB has solicited comments on the Exposure Draft and is expected to issue the final statement in the fourth quarter of 2004.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. The Bank does not anticipate this standard will have a material effect on its financial position or results of operations.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2004 and 2003, these reserve balances amounted to $963,000 and $944,000, respectively.

3.	SHORT-TERM INVESTMENTS

A summary of short-term investments follows:

	June 30,
	2004	2003
	(In thousands)
FHLB Ideal Way	$9	$12
Bank Investment Fund - Liquidity Fund	1,466	5,399

	$1,475	$5,411

These short-term investments are similar to federal fund sold which mature on a daily basis.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	SECURITIES

A summary of securities follows:

	June 30, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale
U.S. Government and federal agency obligations	$3,002	$—	$(47)	$2,955
Mortgage-backed securities	7,257	40	(148)	7,149

	10,259	40	(195)	10,104
Bank Investment Fund One	199	—	(4)	195

Total securities available for sale	$10,458	$40	$(199)	$10,299

Securities held to maturity
U.S. Government and federal agency obligations	$750	$6	$(4)	$752
Other bonds and notes	200	1	—	201
Mortgage-backed securities	2,732	66	(22)	2,776

Total securities held to maturity	$3,682	$73	$(26)	$3,729

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

	June 30, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale
U.S. Government and federal agency obligations	$4,503	$30	$—	$4,533
Other bonds and notes	405	9	—	414
Mortgage-backed securities	1,327	20	—	1,347

	6,235	59	—	6,294
Bank Investment Fund One	209	—	(10)	199

Total securities available for sale	$6,444	$59	$(10)	$6,493

Securities held to maturity
U.S. Government and federal agency obligations	$950	$28	$—	$978
Other bonds and notes	198	13	—	211
Mortgage-backed securities	3,027	149	(1)	3,175

Total securities held to maturity	$4,175	$190	$(1)	$4,364

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at June 30, 2004 follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Within 1 year	$—	$—	$200	$201
After 1 year through 5 years	3,002	2,955	750	752

	3,002	2,955	950	953
Mortgage-backed securities	7,257	7,149	2,732	2,776

	$10,259	$10,104	$3,682	$3,729

There were no sales of securities available for sale during the years ended June 30, 2004 and 2003.

At June 30, 2004 and 2003, the carrying amount of securities pledged to secure repurchase agreements was $1,488,000 and $1,204,000, respectively.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

Information pertaining to securities with gross unrealized losses at June 30, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months
	Gross Unrealized Losses	Fair Value
	(In thousands)
Securities available for sale
U.S. Government and federal agency obligations	$47	$2,954
Mortgage-backed securities	148	7,149

Total debt securities	195	10,103
Bank Investment Fund One	4	196

Total securities available for sale	199	10,299

Securities held to maturity
U.S. Government and federal agency obligations	4	496
Mortgage-backed securities	22	1,363

Total securities held to maturity	26	1,859

Total temporarily impaired securities	$225	$12,158

At June 30, 2004, eleven debt securities classified as available-for-sale and two debt securities classified as held-to-maturity, have unrealized losses with aggregate depreciation of 2% and 1%, respectively, from the Bank’s amortized cost basis. Because these unrealized losses relate principally to U.S. Government and federal agency obligations and mortgage-backed securities, are the result of fluctuations in interest rates and management has the intent and ability to hold these debt securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2004, one marketable equity security had an unrealized loss with aggregate depreciation of $4,000 or less than 2% of the Bank’s amortized cost basis which existed for less than twelve months and is principally related to fluctuations in interest rates. These declines are not material and are not deemed to be other than temporary.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	LOANS

A summary of loans follows:

	June 30,
	2004	2003
	(In thousands)
Mortgage loans on real estate:
One to four family residential	$79,923	$71,482
Multi-family and commercial	8,134	8,170
Construction	4,062	2,709
Home equity loans and lines of credit	5,538	5,073

Total mortgage loans	97,657	87,434

Other loans:
Consumer	450	417
Commercial loans	1,059	932

Total other loans	1,509	1,349

Total loans	99,166	88,783
Allowance for loan losses	(876)	(815)
Net deferred loan costs	67	61

Loans, net	$98,357	$88,029

An analysis of the allowance for loan losses follows:

	Years Ended June 30,
	2004	2003
	(In thousands)
Balance at beginning of year	$815	$770
Provision for loan losses	60	48
Recoveries	2	1
Charge-offs	(1)	(4)

Balance at end of year	$876	$815

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS (concluded)

The recorded investment in impaired loans totaled $774,000 and $781,000 at June 30, 2004 and 2003 respectively, which required a valuation allowance of $85,000 and $70,000 respectively. No additional funds are committed to be advanced in connection with impaired loans.

For the years ended June 30, 2004 and 2003, the average recorded investment in impaired loans amounted to $790,000 and $810,000, respectively. The Bank recognized $12,000 and $56,000 respectively, of interest income on impaired loans, primarily on the cash basis during the portion of the year they were impaired.

Non-accrual loans totaled $774,000 at June 30, 2004. There were no non-accrual loans at June 30, 2003.

At June 30, 2004 and 2003, mortgage loans serviced for others amounted to approximately $854,000 and $1,401,000, respectively. All loans serviced for others were sold without recourse provisions.

6.	PREMISES AND EQUIPMENT

A summary of banking premises and equipment follows:

	June 30,		Estimated Useful Lives
	2004	2003
	(In thousands)
Premises:
Land	$279	$185
Buildings and improvements	4,429	4,400	5 - 40 years
Equipment	2,352	1,855	3 - 7 years

	7,060	6,440
Less accumulated depreciation and amortization	(1,983)	(1,622)

	$5,077	$4,818

Depreciation and amortization expense for the years ended June 30, 2004 and 2003 amounted to $361,000 and $155,000, respectively.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	DEPOSITS

A summary of deposit balances follows:

	June 30,
	2004	2003
	(In thousands)
Demand	$10,411	$9,256
NOW	5,077	6,591
Money market deposits	16,075	14,125
Regular and other savings	21,866	20,638

Total non-certificate accounts	53,429	50,610

Term certificates less than $100,000	18,968	17,586
Term certificates of $100,000 or more	15,539	15,129

Total certificate accounts	34,507	32,715

Total deposits	$87,936	$83,325

A summary of certificate accounts, by maturity, at June 30, 2004 and 2003, are as follows:

	2004		2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Within 1 year	$16,285	2.22%	$19,040	2.32%
Over 1 year to 3 years	14,240	3.40	5,757	3.58
Over 3 years	3,982	3.51	7,918	3.79

	$34,507	2.85%	$32,715	2.90%

Interest expense on deposits, classified by type, follows:

	June 30,
	2004	2003
	(In thousands)
NOW	$3	$12
Money market deposits	167	230
Regular and other savings	100	199
Certificate accounts	971	1,038

Total deposits	$1,241	$1,479

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	BORROWED FUNDS

Short-term borrowings

Short-term borrowings consist of FHLB advances maturing within one year at a weighted average rate of 1.36% and 1.26% at June 30, 2004 and 2003, respectively.

The Bank also has a $3,780,000 line-of-credit with the FHLB. There were no amounts outstanding at June 30, 2004 and 2003. All FHLB borrowings are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

Long-term Federal Home Loan Bank advances

At June 30, 2004 and 2003, long-term FHLB advances are as follows:

	June 30, 2004		June 30, 2003
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Fixed maturity:
2004	$—	—%	$3,000	5.68%
2005	2,500	3.91	2,000	4.47
2006*	2,500	3.02	1,500	3.50
2007	2,500	3.14	1,000	3.58
2008*	1,500	2.80	1,500	2.80
2009*	4,100	3.19	1,100	3.20
Thereafter*	7,500	4.92	7,500	4.92

	20,600	3.85	17,600	4.31
Amortizing advance, due March 5, 2012, requiring monthly principal and interest of $5,300	412	4.90	454	4.90

	$21,012	3.87%	$18,054	4.33%

*	Includes advances callable in 2005 and 2006 aggregating $10,000,000 and $1,000,000 with weighted average rates of 4.27% and 5.25%, respectively.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years Ended June 30,
	2004	2003
	(Dollars in thousands)
Average balance during the year	$677	$539
Maximum month-end balance during the year	908	658
Average interest rate during the year	1.01%	1.67%
U.S. Government agency obligations underlying the agreements at year-end are as follows:
Carrying value	$1,488	$1,204
Estimated fair value	1,484	1,218

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis that are secured by U.S. Government agency obligations. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

10.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended June 30,
	2004	2003
	(In thousands)
Current tax expense:
Federal	$79	$166
State	6	109

	85	275

Deferred tax expense (benefit):
Federal	23	231
State	27	(13)

	50	218

Total tax expense	$135	$493

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended June 30,
	2004	2003
Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	5.6	4.8
Bank-owned life insurance	(3.8)	(1.3)
Other, net	(1.3)	0.2

Effective tax rates	34.5%	37.7%

The components of the net deferred tax liability at June 30, 2004 and 2003, included in other liabilities, are as follows:

	2004	2003
	(In thousands)
Deferred tax liability:
Federal	$483	$462
State	85	51

	568	513

Deferred tax asset:
Federal	(355)	(282)
State	(108)	(97)

	(463)	(379)

Net deferred tax liability	$105	$134

At June 30, 2004 and 2003, the tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

	2004	2003
	(In thousands)
Cash basis of accounting	$13	$55
Net unrealized gain/loss on securities available for sale	(57)	22
Depreciation and amortization	447	331
Allowance for loan losses	(309)	(285)
Other	11	11

Net deferred tax liability	$105	$134

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

A summary of the change in the net deferred tax liability is as follows:

	Years Ended June 30,
	2004	2003
	(In thousands)
Balance at beginning of year	$134	$(99)
Deferred tax expense	50	218
Deferred tax effects on net unrealized gain/loss on securities available for sale	(79)	15

Balance at end of year	$105	$134

The federal income tax reserve for loan losses at the Bank’s base year is $723,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve), would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of $296,000 has not been provided.

11.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

As of June 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of June 30, 2004 and 2003 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2004:
Total Capital to Risk Weighted Assets	$9,043	12.5%	$5,812	8.0%	$7,265	10.0%
Tier 1 Capital to Risk Weighted Assets	8,167	11.2	2,906	4.0	4,359	6.0
Tier 1 Capital to Average Assets	8,167	6.7	4,878	4.0	6,097	5.0
June 30, 2003:
Total Capital to Risk Weighted Assets	$8,720	12.6%	$5,525	8.0%	$6,907	10.0%
Tier 1 Capital to Risk Weighted Assets	7,905	11.5	2,763	4.0	4,144	6.0
Tier 1 Capital to Average Assets	7,905	7.2	4,370	4.0	5,463	5.0

A reconciliation of retained earnings to Tier 1 capital and Total capital is as follows:

	June 30,
	2004	2003
	(In thousands)
Retained earnings	$8,171	$7,915
Less: Unrealized losses on marketable equity securities	(4)	(10)

Tier 1 capital	8,167	7,905
Plus: Allowable portion of allowance for loan losses	876	815

Total capital	$9,043	$8,720

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.	EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides for a savings and retirement plan for employees which qualifies under Section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution not to exceed 6% of an employee’s salary. In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary. For the year ended June 30, 2004 and 2003, expense attributable to the plan amounted to $68,000 and $58,000, respectively.

Incentive plan

The Bank has an Incentive Plan (the “Plan”) whereby all employees are eligible to receive a bonus if the Bank meets or exceeds certain base standards of profitability for its fiscal year. The structure of the Plan is to be reviewed on an annual basis by the Board of Trustees. Incentive compensation expense for the years ended June 30, 2004 and 2003 amounted to $107,000 and $80,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers. These agreements provide for the payment of specified benefits. In connection with these agreements the Bank has entered into split-dollar collateral assignments of life insurance policies on behalf of the executives. Such policies are intended to fulfill the Bank’s liability under these agreements.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	COMMITMENTS AND CONTINGENCIES

Loan commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The Bank’s exposure to credit loss is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. At June 30, 2004 and 2003, financial instruments whose contract amounts represent credit risk consist of the following:

	2004	2003
	(In thousands)
Commitments to grant loans	$6,350	$2,135
Unadvanced funds on home equity lines of credit	9,418	7,435
Unadvanced funds on commercial lines of credit	394	396
Unadvanced funds on construction loans	1,838	1,556
Unadvanced funds on other unsecured personal lines of credit	535	509

At June 30, 2004 the Bank had one fixed rate loan commitment in the amount of $250,000 at an interest rate of 6.375%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. Substantially all of these financial instruments, except for unadvanced funds on unsecured personal loans, are secured by real estate.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Lease commitment

Pursuant to the terms of a noncancelable lease agreement in effect at June 30, 2004, pertaining to banking premises, future minimum rent commitments are as follows:

Year Ended June 30,	Amount
(In thousands)
2005	$50
2006	50
2007	50
2008	50
2009	52
Thereafter	1,568

$1,820

The lease contains options to extend for ten additional years. The cost of such rentals is not included above.

Rent expense amounted to $48,000 and $45,000 for the years ended June 30, 2004 and 2003, respectively.

Other contingencies

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Bank’s consolidated financial position.

14.	LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its officers and trustees and their affiliates as follows:

	Years Ended June 30,
	2004	2003
	(In thousands)
Beginning balance	$2,178	$1,366
Originations	—	1,570
Payments and change in status	(121)	(758)

Ending balance	$2,057	$2,178

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

Securities: Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under agreements to repurchase: The fair value estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

Short-term borrowings: The carrying amounts of short-term borrowings approximate fair value.

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Long-term Federal Home Loan Bank advances: Fair value for long-term Federal Home Loan Bank advances is estimated using discounted cash flow analyses based on borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Off-balance-sheet instruments: Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At June 30, 2004 and 2003, the fair value of commitments outstanding is not significant since fees charged are not material.

The estimated fair values and related carrying amounts, of the Bank’s financial instruments are as follows:

	June 30,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$3,708	$3,708	$7,826	$7,826
Securities available for sale	10,299	10,299	6,493	6,493
Securities held to maturity	3,682	3,729	4,175	4,364
Federal Home Loan Bank stock	1,549	1,549	1,153	1,153
Loans, net	98,357	95,054	88,029	88,425
Accrued interest receivable	411	411	375	375
Financial liabilities:
Deposits	87,936	89,616	83,325	85,278
Securities sold under agreements to repurchase	908	908	658	658
Short-term borrowings	6,340	6,340	4,000	4,000
Long-term FHLBB advances	21,012	21,111	18,054	18,596
Accrued interest payable	72	72	71	71

GEORGETOWN SAVINGS BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

16.	CHARTER CONVERSION AND STOCK ISSUANCE PLAN

In June 2004, the Board of Trustees authorized the conversion to a mutual holding company, Georgetown Bancorp, MHC, the formation of a mid-tier stock holding company, Georgetown Bancorp, Inc., and the formation of a stock bank, Georgetown Savings Bank. In addition, the Board of Directors adopted a plan of stock issuance pursuant to which Georgetown Bancorp, Inc. will sell 45% of its common stock to eligible depositors of its subsidiary, Georgetown Savings Bank, in a subscription offering and, if necessary, to persons residing in Essex County, Massachusetts in a community offering. Shares may also be offered to the general public. After the offering, 55% of Georgetown Bancorp, Inc.’s outstanding common stock will be owned by Georgetown Bancorp, MHC. The plan is subject to approval by the Office of Thrift Supervision.

In addition, Georgetown Savings Bank has also adopted an Employee Stock Ownership Plan, which will purchase 8% of the common stock issued in connection with the offering.

In conjunction with the stock issuance plan, Georgetown Savings Bank has applied for a federal charter and upon approval will be regulated by the Office of Thrift Supervision.

The costs associated with the stock offering will be deferred and will be deducted from the proceeds upon sale and issuance of the stock. In the event, the stock offering is not completed, costs will be expensed. At June 30, 2004, total costs incurred and deferred amounted to $27,000.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Georgetown Savings Bank or Georgetown Bancorp, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Georgetown Bancorp, Inc.

Proposed Holding Company for Georgetown Savings Bank

1,086,750 Shares of Common Stock

(Subject to Increase to up to 1,249,763 Shares)

PROSPECTUS

Keefe, Bruyette & Woods

November 12, 2004

Until the later of February 17, 2005 or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.